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As filed with the Securities and Exchange Commission on June 14, 2005
Registration No. 333-125590

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Williams Controls, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	3714	84-1099587
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(I.R.S. Employee Identification Number)

14100 SW 72nd Avenue
Portland, Oregon 97224
Phone: (503) 684-8600
Facsimile: (503) 684-3875
(Address and telephone number of principal executive offices)

Dennis E. Bunday
Chief Financial Officer
14100 SW 72nd Avenue
Portland, Oregon 97224
(503) 684-8600
(Name, address and telephone number of agent for service of process)

Copies to:
 David C. Baca
Michael C. Phillips
Davis Wright Tremaine LLP
1300 SW Fifth Avenue
23RD Floor
Portland, Oregon 97204
Phone: (503) 241-2300
Facsimile: (503) 778-5299

        Approximate date of commencement of sale to the public: as soon as practicable after the effective date of this registration statement

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

        17,189,117 SHARES

Williams Controls, Inc.

COMMON STOCK

        This is a public offering of 17,189,117 shares of our common stock by certain of our stockholders. We will receive none of the proceeds from the sale of these shares of common stock. The shares offered under this prospectus are being registered pursuant to certain registration rights of the selling stockholders. See "Registration Rights Agreements" on page 29, and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12.

        Our common stock is quoted on the OTC Bulletin Board ("OTC") under the symbol "WMCO." As of May 31, 2005, the number of shares of our common stock outstanding was 46,629,411. On May 31, 2005, the last bid and ask price for a share of our common stock on the OTC was $1.30 and $1.35, respectively.

        Investing in our common stock involves risks. See "Risk Factors" on page 3.

        Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS DATED JUNE 14, 2005

i

PROSPECTUS SUMMARY

About This Prospectus

        The following information presents a materially complete summary of this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

        This prospectus is part of a registration statement (No. 333-125590) that we have filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, certain stockholders holding shares of our common stock may sell those shares using this prospectus.

        This prospectus provides you with a general description of the shares of common stock that may be sold by the selling stockholders. We may update or supplement this prospectus from time to time to add, update or change information contained in this prospectus.

Our Business

        We are a Delaware corporation formed in 1988. We design, manufacture and sell electronic throttle control and pneumatic control systems for heavy trucks, transit busses and off-road equipment. Our customers are primarily the manufacturers of these vehicles and equipment.

        During the six month period ended March 31, 2005, we sold approximately 65% of our products in the United States and approximately 35% internationally. We sell the majority of our products directly to large original equipment manufacturers, such as Freightliner, LLC, The Volvo Group, Paccar, Inc. and Navistar International Corporation. We also sell our products through a network of independent distributors, which sell to smaller original equipment manufacturers and to truck and bus owners as replacement parts.

        Electronic throttle control devices send a signal to adjust the speed of electronically controlled engines. The initial applications were in heavy trucks and transit busses in the United States and Europe. The demand for electronic throttle control systems is expanding beyond the North American and European markets, which historically have been our primary markets. Several international markets have not yet converted to electronic engine controls, which would necessitate the use of electronic throttle controls. We believe that the demand for electronic throttle controls will depend in large part on vehicle emission regulations and their enactment dates. We opened offices in China and Europe in the quarter ended March 31, 2005 to better address international markets.

        Adjustable foot pedals are devices that move the throttle, brake and, if applicable, the clutch pedal, closer or further away from the vehicle driver to compensate for driver heights. During 2003, we entered into licensing agreements for an adjustable pedal technology, which allows us to sell adjustable pedals in the heavy truck and transit bus markets. We have had no sales of adjustable pedals.

        We sold our passenger car and light truck product lines in fiscal 2003. Prior to this sale, we manufactured sensors that were used in our passenger car, light truck and a limited number of our heavy truck electronic throttle controls. We did not have any outside customers for our sensors. We retained the rights to this sensor technology and, as part of the sale of the passenger car and light truck portion of our product lines, we licensed this sensor technology for use in the passenger car and light truck applications to Teleflex, Inc. Since the sale of our passenger car and light truck product lines, we have not produced any sensors. In March of 2005, we obtained a license to use certain sensor technology from Moving Magnet Technology SA. We are currently developing capabilities that may allow us in the future to produce sensors for use in our products.

September 30, 2004 Recapitalization

        On September 30, 2004, we completed a recapitalization. As part of this recapitalization, we redeemed 98,114 shares of Series B preferred stock for approximately $26,436,000. The remaining 55,436 shares of Series B preferred stock were converted into 11,761,495 shares of common stock. In addition, 77,550 shares of Series A-1 preferred stock outstanding were converted into 11,848,740 shares of common stock. As a result of this recapitalization, we have no shares of preferred stock issued or outstanding.

        As additional elements of the recapitalization, we (i) entered into a new five-year revolving and term loan agreement with Merrill Lynch Capital Corp. ("Merrill Lynch"); (ii) terminated the existing revolving and term loan agreement with Wells Fargo Credit, Inc. ("Wells Fargo"); (iii) amended and restated the Management Services Agreement with American Industrial Partners ("AIP Advisor") and Dolphin Advisors, LLC ("Dolphin Advisors"); (iv) entered into a put/call option agreement with American Industrial Partners Capital Fund III, L.P. ("AIP"); and (v) restructured the composition of our Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12.

Registration Rights Arising Out of Two Registration Rights Agreements

        We are registering shares of our common stock for sale by certain of our stockholders. The stockholders are entitled to have these shares registered pursuant to registration rights granted under two agreements. See "Registration Rights Agreements" on page 29 and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12. We will not receive any proceeds from such sales.

Principal Offices

        Our principal executive offices are located at 14100 SW 72nd Avenue, Portland, Oregon 97224 and our telephone number is (503) 684-8600.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks discussed below and the other information in this prospectus before deciding whether to invest in our common stock.

Risks related to our business

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and stockholder value harmed if we lose any of these customers.

        A significant portion of our revenues historically have been derived from a limited number of customers. For the years ended September 30, 2004, 2003 and 2002, Freightliner, LLC accounted for 20%, 21% and 21%, The Volvo Group accounted for 16%, 14% and 13%, Paccar, Inc. accounted for 16%, 10% and 8%, and Navistar International Corporation accounted for 8%, 11% and 11%, respectively, of net sales from continuing operations. The loss of any significant customer would adversely affect our revenues and stockholder value.

Demand for equipment on which our products are installed may decrease, which could adversely affect our revenues and stockholder value.

        We sell our products primarily to manufacturers of heavy trucks, transit busses and off-road equipment. If demand for our customers' vehicles and equipment decreases, demand for our products would decrease as well. This decrease in demand would adversely impact our revenues and stockholder value.

Our products could be recalled, which could increase our costs and decrease our revenues.

        Our vehicle component products must comply with the National Traffic and Motor Vehicle Safety Act of 1966, as amended, and regulations promulgated thereunder, which are administered by the National Highway Traffic Safety Administration ("NHTSA"). If NHTSA finds that we are not in compliance with its standards or regulations, it may, among other things, require that we recall products found not to be in compliance, and repair or replace such products. Such a recall could increase our costs and adversely impact our reputation in our industry, both of which would adversely affect our revenues, profit margins, results of operations and stockholder value. We experienced such a recall with respect to certain of our products in fiscal 2001.

We purchase raw materials and component parts from suppliers and changes in the relationships with such suppliers, as well as increases in the costs of such raw materials and/or component parts, would adversely affect our ability to produce and market our products, which would adversely affect our profit margins, results from operations and stockholder value.

        We purchase raw materials and component parts from suppliers to be used in the manufacturing of our products. If a supplier is unable or unwilling to provide us with such raw materials and/or component parts, we may be unable to produce certain products, which could result in a decrease in revenue and adversely impact our reputation in our industry. Also, if prices of such raw materials and/or component parts increase and we are not able to pass on such increase to our customers, our profit margins would decrease. The occurrence of either of these would adversely affect our profit margins, results from operations and stockholder value.

Our products could be subject to product liability claims by customers and/or consumers, which would adversely affect our profit margins, results from operations and stockholder value.

        A significant portion of our products are used on heavy trucks and transit busses. If our products are not properly designed or built and/or personal injuries are sustained as a result of our equipment, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. Also, our reputation could be adversely affected, regardless of whether such claims are successful. Any of these results would adversely affect our profit margins, results from operations and stockholder value.

Work stoppages or other changes in the relationships with our employees could make it difficult for us to produce and effectively market our products, which would adversely affect our profit margins, results from operations and stockholder value.

        If we experience significant work stoppages, as we did in fiscal 2003, we likely would have difficulty manufacturing our products. Also, our labor costs could increase and we may not be able to pass such increase on to our customers. The occurrence of either of the foregoing would adversely affect profit margins, results from operations and stockholder value.

Our defined benefit pension plans are under-funded and, therefore, we may be required to increase our contributions to the plans, which would adversely affect our cash flows.

        We maintain two defined benefit pension plans among the retirement plans we sponsor. No new employees are being admitted to participate in these two plans. Participants in these two plans are entitled to a fixed formula benefit upon retirement. Although we make regular contributions to these two plans in accordance with minimum ERISA funding requirements, investment earnings may be less than expected, and we may be required to increase contributions to the under-funded plan(s), which would adversely affect our cash flows.

Risks related to environmental laws

The soil and groundwater at our Portland, Oregon facility contains certain contaminants that may require us to incur substantial expense to investigate and remediate, which would adversely affect our profit margins, results from operations and stockholder value.

        The soil and groundwater at our Portland, Oregon facility contain certain contaminants. Some of this contamination has migrated offsite to a neighboring property and potentially to other properties. We have retained an environmental consulting firm to investigate the extent of the contamination and to determine what, if any, remediation will be required and the associated costs. During the third quarter of fiscal 2004, we entered the Oregon Department of Environmental Quality's voluntary clean-up program and during fiscal 2004 we established a liability of $950,000 for this matter. As of March 31, 2005, this liability was $740,000. Our costs could exceed this liability. We may incur substantial expenses if we are required to remediate the contamination, which would adversely affect our profit margins, results from operations and stockholder value.

We are required to comply with federal and state environmental laws, which could become increasingly expensive and could result in substantial liability if we do not comply.

        We produce small quantities of hazardous waste in our operations and are subject to federal and state air, water and land pollution control laws and regulations. Compliance with such laws and regulations could become increasingly costly and the failure to comply could result in substantial liability. Either of these results could increase expenses, thereby adversely affecting our profit margins and stockholder value.

Risks related to foreign operations

Fluctuations in the value of currencies could adversely affect our international sales, which would result in reduced revenues and stockholder value.

        We sell products in Canada, Sweden, Mexico, South America, the Pacific Rim nations, Australia, China and certain European nations, and have a manufacturing and sales operation in China and a sales and technical center in Germany. For the fiscal years ended September 30, 2004, 2003 and 2002, foreign sales were approximately 33%, 31% and 28% of net sales, respectively. For the six month period ended March 31, 2005, approximately 35% of our sales were to customers outside of the United States. Although virtually all of our sales and purchases currently are made in U.S. dollars, we anticipate that more of our sales will be denominated in foreign currencies in the future. We do not presently engage in any hedging of foreign currency risk. In the future, our operations in the foreign markets will likely become subject to fluctuations in currency values between the U.S. dollar and the currency of the foreign markets. Our results from operations and stockholder value could be adversely affected if currency of any of the foreign markets increases in value relative to the U.S. dollar.

Complying with the laws applicable to foreign markets may become more difficult and expensive in the future, which could adversely affect our results from operations and stockholder value.

        Our operations in foreign markets are subject to the laws of such markets. Compliance with these laws may become more difficult and costly in the future. In addition, these laws may change and such change may require us to change our operations. Any of these results could adversely affect our results from operations and stockholder value by increasing expenses and reducing revenues, thereby reducing profits.

Political and economic instability in the foreign markets may make doing business there more difficult and costly, which could adversely affect our results from operations and stockholder value.

        Economic and political instability may increase in the future in foreign markets. Such instability may make it more difficult to do business there and may make it more expensive to do so. If our operations were nationalized by the government of China, this could cause us to write off the value our operations in such foreign markets and eliminate revenues generated by such operations. Any of these results could result in onetime charges or increased expenses as well as lower revenues, which would adversely affect our results of operations and harm stockholder value.

Risks Related to our Capital Structure

The market price of our stock has been and may continue to be volatile, which could result in losses for stockholders.

        Our common stock is listed on the OTC and is thinly traded. Volatility on the OTC is typically higher than the volatility of stocks traded on the Nasdaq stock market or the exchanges. Stocks traded on the OTC are typically less liquid than stocks traded on the Nasdaq stock market or the exchanges. The market price of our common stock has been and, in the future, could be subject to significant fluctuations as a result of the foregoing, as well as variations in our operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in our industries or market conditions unrelated to our business and operating results. Any of these results would adversely impact stockholder value.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, those statements relating to development of new products, the financial condition of the Company and the ability to increase distribution of the Company's products. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties are beyond our control and, in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

        The forward-looking statements are made as of the effective date of this prospectus, and, except as otherwise required by law, we disclaim any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

        Investors are cautioned to consider the risk factors identified in this prospectus. See "Risk Factors" on page 3. If any of these items actually occur, our business, results of operations, financial condition or cash flows could be materially adversely affected.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except per share data)

        The selected consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes thereto and "Business" on page 38 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 11.

Statement of Operations Data For The Six Month Periods Ended March 31, 2005 And 2004 (Unaudited)

Consolidated Statement of Operations Data:

	Six Month Period Ended March 31,
	2005	2004
Net sales from continuing operations	$32,736	$27,015
Net income from continuing operations	3,489	2,500
Net income	3,489	2,252
Income from continuing operations per common share—basic and diluted	0.07	0.08
Net income per common share—basic and diluted	0.07	0.07
Cash dividends per common share	—	—

Statement of Operations Data For The Five Years Ended September 30,

Consolidated Statement of Operations Data:

	Year ended September 30,
	2004(1)	2003(2)(3)	2002(4)	2001(5)	2000(6)
Net sales from continuing operations	$58,050	$51,302	$51,917	$54,023	$66,981
Net income (loss) from continuing operations	(3,880)	1,044	(2,198)	(9,438)	(16,643)
Net income (loss)	(4,058)	936	(961)	(9,602)	(16,744)
Net loss allocable to common stockholders	(4,058)	(1,075)	(1,604)	(10,698)	(17,332)
Loss per common share from continuing operations—basic and diluted	(0.18)	(0.05)	(0.14)	(0.53)	(0.87)
Net loss per common share—basic and diluted	(0.19)	(0.05)	(0.08)	(0.54)	(0.88)
Cash dividends per common share	—	—	—	—	—

Balance Sheet Data As Of March 31, 2005

Consolidated Balance Sheet Data:

March 31, 2005 (Unaudited)
Current Assets	$17,980
Current Liabilities	15,494
Working Capital	2,486
Total Assets	31,104
Long-Term Liabilities	19,156
Stockholder's Deficit	(3,546)

Balance Sheet As Of September 30,

Consolidated Balance Sheet Data:

	2004(1)	2003(2)(3)	2002(4)	2001(5)	2000(6)
Current Assets	$17,282	$18,684	$15,157	$14,178	$20,561
Current Liabilities	13,747	17,481	16,266	33,710	40,279
Working Capital (deficit)	3,535	1,203	(1,109)	(19,532)	(19,718)
Total Assets	31,125	24,907	26,322	29,339	49,149
Long-Term Liabilities	24,413	24,569	9,915	6,337	7,826
Redeemable preferred stock	—	—	13,109	—	—
Stockholder's Equity (deficit)	(7,035)	(17,143)	(12,968)	(10,708)	1,044

Note: The above amounts reflect the Automotive Accessories and Agricultural Equipment product lines and NESC Williams, Inc. as discontinued operations.

(1)
The 2004 data includes a loss on extinguishment of debt of $19,770, a loss of $178 from discontinued operations, a gain of $209 from the settlement of a sales tax obligation of Aptek Williams, Inc. and a $210 gain from the extinguishment of old outstanding accounts payable balances of various insolvent subsidiaries. See Notes 7, 15 and 18 in the Notes to Consolidated Financial Statements.

(2)
The 2003 data includes a gain on a settlement with a customer of $951 and a net loss of $108 from discontinued operations. See Notes 7 and 18 in the Notes to Consolidated Financial Statements.

(3)
In 2003, the Company adopted Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS No. 150). In accordance with SFAS No. 150, the redeemable preferred stock of $16,072 at September 30, 2003 is included in long-term liabilities. In addition, dividends and accretion on redeemable preferred stock are classified as interest expense since July 1, 2003 in the consolidated statement of operations data.

(4)
The 2002 data includes losses on impairment of investment in Ajay Sports, Inc. of $3,565, a net gain of $1,237 from discontinued operations, and a reduction in interest expense of $720. See Notes 5, 7 and 18 in the Notes to Consolidated Financial Statements.

(5)
The 2001 data includes losses on impairment of assets related to the operations of Productive Acquisition Corporation and Premier Plastic Technologies, Inc. of $4,366 and $1,796, respectively. Also included in the 2001 data were gains on sale of land and buildings at Aptek Williams, Inc. and sale of WMCO-Geo, Inc. of $1,837 and $2,486, respectively.

(6)
The 2000 data includes recognition of a $5,044 expense for equity interest in losses incurred by one of our affiliates. The 2000 data also includes a $6,896 expense for a valuation allowance for previously recognized deferred income tax assets, which was recorded at that time due to management's assessment of their ultimate realizability.

SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA
(unaudited)
(in thousands except per share data)

2005	First Quarter	Second Quarter	Six Months
Continuing operations:
Net sales	$15,169	$17,567	$32,736
Cost of sales	$10,048	$11,505	$21,553

Gross profit	$5,121	$6,062	$11,183

Operating expenses	$2,329	$2,691	$5,020

Net income	$1,714	$1,775	$3,489

Income per common share—basic and diluted	$0.04	$0.04	$0.07

2004(3)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)	Annual
Continuing operations:
Net sales	$12,538	$14,477	$15,127	$15,908	$58,050
Cost of sales	8,696	10,016	10,098	10,424	39,234

Gross profit	$3,842	$4,461	$5,029	$5,484	$18,816

Operating expenses (excluding losses & gains)	$1,763	$2,353	$2,383	$2,599	$9,098

(Gain) loss from discontinued operations	$164	$84	$41	$(111)	$178

Loss on extinguishment of Series B preferred stock	$—	$—	$—	$19,770	$19,770

Net income (loss)	$1,090	$1,162	$1,472	$(7,782)	$(4,058)

Income (loss) per common share—basic and diluted	$0.03	$0.04	$0.04	$(0.33)	$(0.19)

2003	First Quarter	Second Quarter(2)	Third Quarter	Fourth Quarter(2)(3)	Annual
Continuing operations:
Net sales	$11,981	$13,054	$12,381	$13,886	$51,302
Cost of sales	8,978	10,792	9,541	11,015	40,326

Gross profit	$3,003	$2,262	$2,840	$2,871	$10,976

Operating expenses (excluding losses & gains)	$2,281	$2,571	$2,457	$2,832	$10,141

Gain from settlement with customer	$—	$(951)	$—	$—	$(951)

(Gain) loss from discontinued operations	$49	$(70)	$(19)	$148	$108

Net income (loss)	$895	$625	$324	$(908)	$936

Income (loss) per common share—basic and diluted	$0.01	$0.00	$(0.02)	$(0.05)	$(0.05)

(1)
In the fourth quarter of fiscal 2004, the Company recorded a $19,770 loss on extinguishment of debt (see Note 15 in the Notes to Consolidated Financial Statements). The Company also recorded an income tax benefit of $9,265 primarily related to the reversal of the valuation allowance on its deferred tax assets as of September 30, 2004 (see Note 12 in the Notes to Consolidated Financial Statements).

(2)
In the second quarter of fiscal 2003, the Company recorded a $985 warranty accrual related to higher than normal warranty claims with one heavy truck customer. In the fourth quarter of fiscal 2003, an additional accrual of $336 was recorded relative to these warranty claims based on actual results to date and the Company's assessment of its remaining obligation. In addition, during the fourth quarter of fiscal 2003, the Company recorded a $225 warranty accrual related to higher than normal warranty claims with one customer in the passenger car and light truck product lines (see Note 2 in the Notes to Consolidated Financial Statements).

(3)
In the fourth quarter of fiscal 2003, dividends and accretion for Series B preferred stock were recorded as interest expense and, thus, deducted from net income during the fourth quarter of fiscal 2003 and each subsequent quarter until the Series B preferred stock was redeemed during the fourth quarter of fiscal 2004 (see Note 15 in the Notes to Consolidated Financial Statements). In addition, in the fourth quarter of 2003 the Company recorded a $320 reduction in its post retirement medical liability (see Note 11 in the Notes to Consolidated Financial Statements).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
(dollars in thousands, except share and per share data)

        This section summarizes the material factors affecting our consolidated operating results, financial condition and liquidity position for (i) the six month periods ended March 31, 2005 and 2004, and (ii) the three year period ended September 30, 2004. This section should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this document. Statements in this report that relate to future results and events are based on our current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties. For a discussion of factors affecting our business, see "Risk Factors" on page 3 and "Business" on page 38.

Overview

        We primarily design, manufacture and sell electronic throttle control systems and pneumatic controls systems for heavy trucks, transit busses and off-road equipment. Our customers are primarily the manufacturers of these vehicles and equipment.

        During the six month period ended March 31, 2005, we sold approximately 65% of our products in the United States and approximately 35% to foreign customers. We sell the majority of our products directly to large original equipment manufacturers, such as Freightliner, LLC, The Volvo Group, Paccar, Inc. and Navistar International Corporation. We also sell our products through a network of independent distributors, which sell to smaller original equipment manufacturers and to truck and transit bus owners as replacement parts. To date, all of our products have been produced in our Portland, Oregon facility, although we have recently started production at our facility in Suzhou, China.

        Electronic throttle control devices send a signal to adjust the speed of electronically controlled engines. The initial applications were in heavy trucks and transit busses in the United States and Europe. The demand for electronic throttle control systems is expanding beyond the North American and European markets, which historically have been our primary markets. Several international markets have not yet converted to electronic engine controls, which would necessitate the use of electronic throttle controls. We believe that the demand for electronic throttle controls will depend in large part on vehicle emission regulations and their enactment dates. We opened offices in China and Europe in the quarter ended March 31, 2005 to better address international markets

        Demand for our electronic throttle control devices and pneumatic control systems generally follows the economic cycles for heavy truck, transit bus and off-road equipment manufacturing and sales. While we believe we are the leader in the market for electronic throttle control systems for heavy trucks and transit busses, the markets for our products are highly competitive worldwide. Certain of our competitors have substantial financial resources and significant technological capabilities. We work closely with our existing and potential customers to design and develop new products and adapt existing products to new applications, and to improve the performance, reliability and cost-effectiveness of our products.

        Until September 30, 2003, we also produced a product line of electronic throttle controls for passenger car and light trucks. We completed the sale of the assets related to these product lines on September 30, 2003. During 2003, net sales of passenger car and light truck electronic throttle controls constituted approximately 9% of our total revenues.

Fiscal 2002 and 2004 Recapitalizations

Fiscal 2002 Recapitalization

        On July 1, 2002, we completed a recapitalization transaction with American Industrial Partners Capital Fund III, L.P. ("AIP") (a selling stockholder under this prospectus) in which an affiliate of AIP invested $13,000 in the Company in exchange for 130,000 shares of our newly authorized Series B preferred stock. We received net cash proceeds of approximately $10,485. As a result of the transaction, AIP was entitled to and did elect a majority of the members of our board of directors. Concurrently, Dolphin Advisors and related companies held $2,000 of our 12% secured Subordinated Debentures and exchanged those securities for $2,000 of Series B preferred stock.

        As part of the recapitalization transaction, we (i) entered into a new five-year revolving and term loan agreement with our then existing primary lender, Wells Fargo Credit, Inc.; (ii) repaid the remaining $3,000 face amount of 12% secured subordinated debentures; (iii) eliminated the conversion feature, increased the interest rate to 12.0% (further increasing to 15.0% in July 2003) and extended the maturity to July 1, 2004 of approximately $2,139 face amount of convertible subordinated debentures; (iv) exchanged approximately $7,755 in Series A preferred stock for Series A-1 preferred stock; (v) cancelled in the fourth quarter of fiscal 2002 accrued but unpaid dividends of $1,413 on Series A preferred stock exchanged for Series A-1 preferred stock which were outstanding as of July 14, 2002; and (vi) accrued in the fourth quarter of fiscal year 2002, a one-time dividend on the new Series A-1 preferred stock in an amount equal to the dividends canceled as a result of the exchange of the Series A preferred stock.

        After the exchange transaction described above, there were 650 shares of Series A preferred stock remaining outstanding with an adjusted conversion price of $1.29 per share. In August 2003, we redeemed 500 shares of the outstanding Series A preferred stock for $73, which included accrued dividends of $23. During the first quarter of fiscal 2004, we redeemed the remaining 150 shares of Series A preferred stock for $22, which included accrued dividends of $7.

        During the first quarter of fiscal 2004, the entire amount of $1,413 of Series A-1 preferred stock dividends was declared and paid. No further dividends have accrued on Series A-1 preferred stock after the payment of the previously accrued dividends.

Fiscal 2004 Recapitalization

        On September 30, 2004, we completed a recapitalization transaction with the holders of our Series B and Series A-1 preferred stock. In connection with this transaction, we redeemed 98,114 shares of Series B preferred stock for $26,436, converted the outstanding shares of Series A-1 preferred stock into 11,848,740 shares of common stock, and converted the remaining 55,436 shares of Series B preferred stock into 11,761,495 shares of common stock. Upon completion of this transaction, all outstanding Series B and Series A-1 preferred stock were either redeemed or converted into common stock.

        The Company recorded a $19,770 loss on extinguishment of debt related to the elimination of all outstanding Series B preferred stock and accrued dividends. The loss on extinguishment of debt consists of the write-off of the remaining un-amortized capitalized Series B preferred stock fees incurred in the fiscal 2002 recapitalization, the accrual of the remaining portion of the contractually obligated three years of dividends for Series B preferred stock, a conversion premium, the write-off of the remaining unamortized capitalized loan fees with Wells Fargo Credit, Inc., the net value of the of the put/call option agreement described below, and fees and expenses associated with the fiscal 2004 recapitalization transaction. The loss on extinguishment of debt has been recorded in other (income) expenses in the accompanying consolidated statements of operations for the year ended September 30, 2004.

        Also on September 30, 2004, the Company entered into a put/call option agreement with AIP. Under the option agreement, commencing on September 30, 2006 and ending on September 30, 2007, AIP has a one-time right to require the Company to repurchase up to 7,000,000 shares of the Company's common stock then held by AIP (the "Put"). The exercise price for the Put is the lesser of $1.00 per share or the average of the closing trading price of the Company's common stock for the 30 trading days immediately preceding the third business day before the notice of exercise of the Put is delivered by AIP. If the Company fails to pay the price of the Put within 30 days after exercise of the Put by AIP, the Company must issue shares of the Company's Series C preferred stock to AIP. The number of shares of Series C preferred stock to be issued to AIP would equal the aggregate price of the shares of common stock held by AIP that the Company was required to repurchase upon exercise of the Put divided by $100. The Series C preferred stock would be senior to the Company's common stock and any other class or series of stock of the Company with respect to (i) the right to receive dividends, and (ii) the right to receive a distribution of assets upon the dissolution, winding up or other liquidation of the Company. This liquidation preference would equal $100 per share, plus accrued but unpaid dividends. The Series C preferred stock would accrue cumulative dividends on a daily basis at an initial rate of 15% per annum, with such rate increasing by 0.25% every three months, up to a maximum rate of 20% per annum. In addition, the Company would have redemption rights to be able to redeem all or any portion of the Series C preferred stock at any time in minimum increments of 500 shares at a price per share equal to $100 plus all accrued but unpaid dividends. AIP may assign its rights to the Put to any person that holds at least 6,000,000 shares of the Company's common stock prior to such assignment. Upon any such assignment, however, the Company's obligation to issue Series C preferred stock as described above terminates. AIP may not assign the Put separately from the Call described below.

        In exchange for the Put, AIP granted the Company a right to purchase from AIP on October 31, 2007 all of the shares of the Company's common stock then held by AIP, up to a maximum of 7,000,000 shares, at a price of $2.00 per share (the "Call").

        The Company estimated the value of both the Put and Call under the option agreement, based in part on advice from a valuation firm. Based on the valuation, the Put and Call were valued at $613 and $280, respectively, as of September 30, 2004. The $333 difference between the value of the Put and the value of the Call on September 30, 2004 has been recorded as part of the loss on extinguishment of debt discussed above and as a long-term liability in the accompanying consolidated balance sheet at September 30, 2004. The valuation as of March 31, 2005 valued the Put and Call at $368 and $417, respectively. The $49 difference on March 31, 2005 has been recorded as a long-term asset in the accompanying consolidated balance sheet at March 31, 2005. As a result of the valuation at March 31, 2005, the Company recognized a gain of $382 for the six month period ended March 31, 2005. This gain has been recorded as other (income) expense for the six month period ended March 31, 2005 in the accompanying condensed consolidated statement of operations. The Company will revalue both the Put and the Call on a quarterly basis, with the change recorded to other (income) expense.

Results of Operations—Six Month Periods Ended March 31, 2005 and 2004

Financial Summary
(Dollars in Thousands)

	Six Month Period Ended March 31,
	2005	2004	% Change
Net sales	$32,736	$27,015	21.2%
Cost of sales	21,553	18,712	15.2%

Gross profit	11,183	8,303	34.7%
Research and development	1,590	1,378	15.4%
Selling	610	562	8.5%
Administration	2,820	2,176	29.6%

Operating income from continuing operations	$6,163	$4,187	47.2%

As a percentage of net sales:
Cost of sales	65.8%	69.3%	NM
Gross profit	34.2%	30.7%	NM
Research and development	4.9%	5.1%	NM
Selling	1.9%	2.1%	NM
Administration	8.6%	8.0%	NM
Operating income from continuing operations	18.8%	15.5%	NM

NM—Not meaningful

Comparative—Six month periods ended March 31, 2005 and 2004

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Net sales	$32,736	$27,015	21.2%

        The increase in net sales is primarily due to increased sales volumes of electronic throttle control systems resulting from a general increase in truck production throughout the industry, primarily in the North American and, to a lesser extent, in the European markets.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Gross profit	$11,183	$8,303	34.7%

        The increase in gross profit in fiscal 2005 is primarily driven by a 21.2% increase in sales of electronic throttle and pneumatic control systems to heavy truck and transit bus customers and small reductions in manufacturing overhead expenses. Manufacturing overhead expenses decreased from the prior year, primarily due to reductions in group health costs offset by an overall increase in personnel costs. In addition, the first six months of fiscal 2004 included $312 of depreciation expense related to certain property, plant and equipment from our passenger car and light truck product lines, which were sold on September 30, 2003.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Research and development	$1,590	$1,378	15.4%

        The increase in research and development expense is largely attributable to additional products in development, which has resulted in higher staffing levels. The Company's research and development expenditures will fluctuate based on the products under development at any given point in time. Overall, we expect research and development expenses to increase in fiscal 2005 compared to fiscal 2004 due to additional pedal design projects and sensor development efforts.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Selling	$610	$562	8.5%

        The increase in selling expenses is mainly due to expanded selling and marketing efforts in the European and Asian markets. We expect to continue to incur increased expenses associated with our current foreign customers and expanded selling and marketing efforts in foreign markets.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Administration	$2,820	$2,176	29.6%

        The increase in administration expenses is primarily a result of increased legal and professional expenses, primarily in defense of the class action lawsuit discussed in Note 18 in the Notes to Unaudited Condensed Consolidated Financial Statements, and an increase in personnel expenses related to the addition of our new President and Chief Executive Officer, whose employment commenced in October 2004, and includes additional compensation costs and relocation assistance expenses.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Interest income	$(20)	$(1)	NM
Interest expense—Debt	$822	$39	NM
Interest expense—Series B preferred stock dividends and accretion	$—	$1,560	NM

Total interest expense, net	$802	$1,598	(49.8)%

        The increase in interest expense on debt is the result of an increase in bank debt due to the fiscal 2004 recapitalization transaction, which was completed on September 30, 2004, as described elsewhere in the prospectus. See "Management Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12 and Notes to Unaudited Condensed Consolidated Financial Statements. We expect interest expense on debt to continue to be higher in fiscal 2005 when compared with fiscal 2004 due to the increased debt levels resulting from the fiscal 2004 recapitalization transaction.

        Interest expense on Series B preferred stock related to dividends accrued on the Series B preferred stock during the first quarter of fiscal 2004 and the related accretion. Based on the guidelines of SFAS No. 150, the Company recorded all accrued dividends and accretion associated with the Series B preferred stock as a component of interest expense beginning with the fourth quarter of fiscal 2003. Interest expense on Series B preferred stock for the six months ended March 31, 2004 was $1,560. Due to the fiscal 2004 recapitalization transaction, the Company will not have interest expense on Series B preferred stock subsequent to fiscal 2004.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Gain on put/call option agreement	$(382)	$—	NM

        The change in the net value of the Put and Call option agreement from September 30, 2004 to March 31, 2005 was recorded as a $382 gain, as discussed in Note 13 in the Notes to Unaudited Condensed Consolidated Financial Statements.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Income tax expense	$2,278	$94	NM

        Tax expense reflects an effective tax rate of 39.5% for the six month period ended March 31, 2005. Prior to year-end fiscal 2004, the Company had provided for a full valuation allowance on its deferred tax assets, resulting in a minimal tax provision related to the income in the first six months of fiscal 2004. The Company reduced the valuation allowance $11,374 during the fourth quarter of fiscal 2004. The valuation allowance was reduced based upon current and anticipated future taxable income generated by the Company and the conclusion that it was more likely than not that these deferred tax assets would be realized in the future.

        The Company is currently in a net operating loss carry-forward position. Federal net operating losses are subject to provisions of the Internal Revenue Code that potentially restrict the utilization of this type of tax attribute in the event of an "ownership change" (as defined in Internal Revenue Code Section 382). Changes in ownership associated with the prior recapitalization transactions coupled with other past, present and future changes in ownership, may significantly defer the utilization of net operating loss carry forwards in the future. The Company does not believe an ownership change had occurred as of March 31, 2005.

			Percent Change
For the Six Month Period Ended March 31:	2005	2004	2005 to 2004
Discontinued operations	$—	$248	NM

        The Company reviewed the requirements of SFAS No. 144 and determined that the disposed NESC assets should be adjusted to their fair value at the time the held for sale criteria were met, resulting in a write down of assets of $183. The remaining loss from discontinued operations is the result of a loss on operations during the six months ended March 31, 2004 of $65. See Note 16 in the Notes to Unaudited Condensed Consolidated Financial Statements.

Results of Operations—Three Years Ended September 30, 2004

Financial Summary
(Dollars in Thousands)

	2004	2003	2002	2003 to 2004	2002 to 2003
Net sales	$58,050	$51,302	$51,917	13.2%	-1.2%
Cost of sales	39,234	40,326	37,370	-2.7%	7.9%

Gross profit	18,816	10,976	14,547	71.4%	-24.5%
Research and development	3,042	3,575	3,549	-14.9%	0.7%
Selling	1,192	1,367	1,252	-12.8%	9.2%
Administration	4,864	5,199	6,682	-6.4%	-22.2%
Gain on settlement with customer	—	(951)	—	NM	NM
Loss on impairment of investment—Ajay Sports, Inc.	—	—	3,565	NM	NM

Operating income (loss) from continuing operations	$9,718	$1,786	$(501)

Expenses as a percentage of net sales:
Cost of sales	67.6%	78.6%	72.0%
Gross profit	32.4%	21.4%	28.0%
Research and development	5.2%	7.0%	6.8%
Selling	2.1%	2.7%	2.4%
Administration	8.4%	10.1%	12.9%
Operating income (loss) from continuing operations	16.7%	3.5%	-1.0%

NM—not meaningful

Comparative—Three Year Period Ended September 30, 2004, 2003 and 2002

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Net sales	$58,050	$51,302	$51,917	13.2%	-1.2%

        The increase in net sales in fiscal 2004 is a combination of an $11,356 increase in sales to our heavy truck and transit bus customers offset by a $4,608 sales decline related to our passenger car and light truck product lines, which were sold on September 30, 2003. The 24.3% increase in net sales to our heavy truck and transit bus customers is due to increased sales volumes resulting from increases in truck production volumes and the addition in fiscal 2004 of a new customer in the heavy truck product line. We expect electronic throttle controls sales will increase in line with changes in truck production volumes in the various geographic markets in which we serve, however competitive pricing may reduce per unit pricing.

        Increases in sales volumes of our electronic throttle control systems to our heavy truck and transit bus customers were offset by lower sales volumes for our passenger car and light truck product lines in fiscal 2003. Net sales to our heavy truck and transit bus customers in fiscal 2003 increased $993, or

2.2%, compared to fiscal 2002. This increase was offset by a decrease in overall net sales of electronic throttle controls to our passenger car and light truck customers of $1,608, or 25.9%.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Gross profit	$18,816	$10,976	$14,547	71.4%	-24.5%

        Gross profit was 32.4% of net sales in fiscal 2004, compared to the gross profit of 21.4% of net sales in fiscal 2003. Included in gross profit for fiscal 2003 were negative gross profits of $2,155 from our passenger car and light truck product lines, which were sold on September 30, 2003.

        Gross profit for electronic throttle and pneumatic control systems for heavy truck and transit busses increased $5,935 to 32.9% of net sales during fiscal 2004 from 28.2% of net sales during the comparable period in fiscal 2003. The overall increase in gross profit during fiscal 2004 is primarily driven by a 24.3% increase in sales of electronic throttle and pneumatic control systems to heavy truck and transit bus customers and reductions in per unit labor and overhead costs. Labor costs as a percentage of sales improved between periods primarily due to production process improvements and the absence of inefficiencies caused by the strike of our union employees during fiscal 2003. The strike of our union employees was resolved in August 2003. Overhead expenses remained constant between periods; however, they decreased as a percentage of sales due to increased sales.

        Included in gross profit for heavy truck and transit busses during fiscal 2004 is an increase in cost of sales of $322 related to product warranty issues with one customer. In fiscal 2003, the Company recorded $1,321 in costs of sales for product warranty issues with this same customer. The campaign associated with this customer concluded in December 2004, and, as such, the Company believes any remaining warranty costs to be incurred with this campaign are minimal.

        Gross profit decreased to 21.4% of net sales in fiscal 2003 compared to gross profit of 28.0% of net sales in fiscal 2002. The decline in gross profit resulted from a combination of higher warranty costs for heavy truck and transit busses electronic throttle control systems and start-up problems related to several of our passenger car and light truck contracts.

        Gross profits as a percentage of sales for heavy trucks and transit busses, which accounted for 91% of net sales during the year ended September 30, 2003, showed a decrease of $1,752 from 32.6% of net sales for fiscal 2002 compared to 28.2% of net sales during fiscal 2003. The decrease in gross profit for heavy trucks and transit busses is primarily attributable to the Company's $1,321 warranty charge to cost of sales related to product issues with one customer. This decrease is partially offset by the Company's $198 reduction in cost of sales related to its assessment of the remaining obligation for a product recall identified in fiscal 2001. The Company also recorded a $163 reduction in cost of sales in 2003 related to the settlement of accounts payable related to this warranty product recall as discussed in Note 7 in the Notes to Consolidated Financial Statements. In addition, the Company recorded a $320 reduction in benefit obligation for the Post-Retirement Plan in 2003, as discussed in Note 11 in the Notes to Consolidated Financial Statements. Included in cost of sales for the year ended September 30, 2002 is a $200 reduction in a previously provided product warranty recall reserve.

        In addition to the decrease in gross profits in fiscal 2003 for heavy trucks and transit busses, the passenger car and light truck electronic throttle control system sales also showed a decrease in gross profit. Passenger car and light truck electronic throttle control system sales, which accounted for 9% of net sales during fiscal 2003, had negative gross profits in fiscal 2003 of 46.8% of net sales compared to positive margin of 3.6% of net sales during fiscal 2002. The resulting negative profit for passenger car and light truck electronic throttle control systems in fiscal 2003 is primarily due to an increase in direct material costs, scrap, labor costs due to start-up problems associated with numerous contracts and the elimination of sales for the Dodge Viper program. In addition, the Company recorded a $225 warranty charge to cost of sales in fiscal 2003 related to higher than anticipated warranty claims with one customer.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Research and development	$3,042	$3,575	$3,549	-14.9%	0.7%

        The decrease in research and development spending in fiscal 2004 is primarily attributable to a reduction of $1,383 of research and development expenses associated with our passenger car and light truck product lines, which were sold on September 30, 2003, as discussed in Note 17 in the Notes to Consolidated Financial Statements. This reduction is offset by an $850 increase in research and development expenses in our heavy truck and transit bus product lines. This increase is attributable to an increase in overall personnel and project expenses for new electronic throttle control and adjustable pedal designs. The Company's research and development expenditures will fluctuate based on the products under development at any given point in time. Overall we expect research and development expenses for our heavy truck and transit bus product lines to increase over fiscal 2004 levels due to additional pedal design projects and sensor development efforts.

        Research and development expenses remained constant for the year ended September 30, 2003 compared to the year ended September 30, 2002. Research and development expenses associated with our heavy truck and transit bus product lines increased $169, or 8.3%. This increase was offset by a $143, or 9.4%, reduction in research and development expenses for our passenger car and light truck product lines.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Selling	$1,192	$1,367	$1,252	-12.8%	9.2%

        The decrease in selling expenses in fiscal 2004 compared to fiscal 2003 is mainly due to the sale of our passenger and light truck product lines, which accounted for $380 of total selling expenses for fiscal 2003. This decrease was offset by an increase in selling expenses of $205 for our heavy truck and transit bus product lines, which was due to an increase in wages and increases in travel expenses to our European and Asian customers. We expect to continue to incur increased travel expenses associated with our foreign customers.

        The increase in selling expenses in fiscal 2003 compared to fiscal 2002 is mainly due to an increase in spending for heavy truck and transit bus product lines, which increased $208, or 26.7%, for the year ended September 30, 2003 compared to the year ended September 30, 2002.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Administration	$4,864	$5,199	$6,682	-6.4%	-22.2%

        Included in administration expenses in fiscal 2003 were expenses of $1,331 from our passenger car and light truck product lines, which were sold on September 30, 2003. Excluding the expenses associated with our passenger car and light truck product lines, the increase in administration expense is primarily a result of recording an environmental accrual of $950 in fiscal 2004, as discussed in Note 13 in the Notes to Consolidated Financial Statements. In addition, there were increases in legal and professional expenses for employee matters of $135 and an increase of approximately $70 in information technology expenses in fiscal 2004 compared to the same period in fiscal 2003. The Company also recorded a $209 gain during fiscal 2004 from the settlement of a sales tax obligation of

Aptek Williams, Inc., and received a final release from the creditor, as discussed in Note 7 in the Notes to Consolidated Financial Statements.

        The decrease in administration expense in fiscal 2003 compared to fiscal 2002 is primarily due to significant reductions in officer's salaries and legal expenses of $1,292. These reductions are attributable to our improved financial condition and to the completion of the fiscal 2002 recapitalization transaction, which is discussed elsewhere in the prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12 and Note 15 in the Notes to Consolidated Financial Statements. In addition, a fee of $250 to a former investment advisor is included in administration expense in fiscal 2002. During the year ended September 30, 2002, the Company also entered into a settlement with the Department of Labor regarding certain of its employee benefit plans. As part of this settlement, the Company recorded $170 in expenses related to the Company's Employee Stock Ownership Plan. This expense is offset by an overall decrease of administration expenses from fiscal 2002 to fiscal 2003. Administration expenses also decreased approximately $330, or 19.9%, during fiscal 2003 because of a reduction in personnel and other expenses for our passenger car and light truck product lines.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Gain on settlement with customer	$—	$(951)	$—	NM	NM

        In the second quarter of fiscal 2003, the Company reached a settlement with a prior customer on a cancelled supply contract. Under the terms of the settlement, the Company received $900 and a waiver of an accounts payable obligation of $51 with one vendor. Based on this obligation being waived, this amount is included in the overall gain recognized from this settlement. The entire gain of $951 is reflected as a separate line "Gain from settlement with customer" within operating expenses of the consolidated statement of operations for the year ended September 30, 2003.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Loss on impairment of investment—Ajay Sports, Inc.	$—	$—	$3,565	NM	NM

        The Company recorded an impairment loss related to its investment in and note receivable from Ajay Sports, Inc. in the second quarter of fiscal year 2002. This impairment loss was recorded based on the Company evaluating the realization of its investment in and note receivable from Ajay Sports, Inc. and determining through this assessment that the Company's interests had been impaired. This amount has been reflected as a separate line "Loss on impairment of investment—Ajay" within operating expenses of the consolidated statements of operations for the year ended September 30, 2002.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Interest income	$(3)	$(25)	$—	NM	NM
Interest expense—Debt	$72	$523	$1,638	NM	NM
Interest expense—Series B preferred stock dividends and accretion	$3,245	$731	$—	NM	NM

	$3,314	$1,229	$1,638	169.7%	-25.0%

        Interest expense on debt decreased $451, or 86.2%, to $72 for the year ended September 30, 2004 compared to $523 in fiscal 2003. The reduction in interest expense is primarily the result of reduced debt levels resulting from cash proceeds received from the sale of our passenger car and light truck product lines on September 30, 2003. Due to the fiscal 2004 recapitalization transaction discussed elsewhere in this prospectus, we expect interest expense on debt to increase in future periods due to increased debt levels effective September 30, 2004.

        Interest expense on debt decreased $1,115, or 68.1%, to $523 for the year ended September 30, 2003 from $1,638 in fiscal 2002; however fiscal 2002 included the impact of the gain on settlement of interest payable in fiscal 2002 of $720 as discussed in Note 7 in the Notes to Consolidated Financial Statements. The reduction in interest expense on debt is the result of overall reduced interest rates and reduced debt levels resulting from the receipt of cash proceeds associated with the 2002 recapitalization transaction discussed elsewhere in the prospectus and in Note 15 in the Notes to Consolidated Financial Statements.

        Interest expense on Series B preferred stock relates to dividends accrued on the Series B preferred stock and the related accretion. Based on the guidelines of Statement of Financial Accounting Standards No. 150 (SFAS No. 150), beginning in the fourth quarter of fiscal 2003 the Company recorded all accrued dividends associated with the Series B preferred stock as a component of interest expense. Prior to the fourth quarter of fiscal 2003, all accrued dividends on the Series B preferred stock were recorded as a component of net loss allocable to common stockholders. Interest expense on Series B preferred stock for the year ended September 30, 2004 was $3,245, compared to $731 for the fourth quarter of fiscal 2003. Due to the fiscal 2004 recapitalization transaction discussed elsewhere in this prospectus, the Company will no longer record interest expense on Series B preferred stock after fiscal 2004.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Other (income) expense, net	$(221)	$(182)	$190	NM	NM

        Other income in fiscal 2004 primarily consisted of a $210 gain from the extinguishment of old outstanding accounts payable balances of various insolvent subsidiaries as discussed in Note 7 in the Notes to Consolidated Financial Statements. Other income in fiscal 2003 consisted primarily of a $100 gain from the release of escrow funds related to the sale of WMCO-Geo, Inc., as described in Note 20 in the Notes to Consolidated Financial Statements. The Other Expenses in fiscal 2002 relate to costs from the exchange of Series A-1 preferred stock for Series A preferred stock.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Loss on extinguishment of debt	$19,770	$—	$—	NM	NM

        The loss on extinguishment of debt is the result of the redemption of the 98,114 shares of Series B preferred stock and conversion of the remaining Series B preferred stock into common stock. The loss on extinguishment of Series B preferred stock consists of the write-off of the remaining un-amortized capitalized Series B fees incurred in the fiscal 2002 recapitalization, the accrual of up to three years of dividends for Series B preferred stock stockholders as required under the original agreement with the Series B preferred stock stockholders, a conversion premium, the write-off of the remaining un-amortized capitalized loan fees with Wells Fargo Credit, Inc., the net value of the of the put/call option agreement described below and fees and expenses associated with the fiscal 2004 recapitalization transaction. The loss on extinguishment of debt has been recorded in other (income) expenses in the accompanying Consolidated Statements of Operations for the year ended September 30, 2004.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Income tax benefit	$9,265	$305	$131	NM	NM

        The Company is currently in a net operating loss carry-forward position. Changes in ownership associated with the recapitalization transactions discussed elsewhere in this prospectus, coupled with other future changes in ownership, may significantly defer the utilization of net operating loss carry forwards in the future. The Company does not believe an ownership change has occurred as of September 30, 2004.

        In fiscal 2004, the income tax benefit from continuing operations primarily consisted of the reversal of the valuation allowance on certain deferred tax assets as a result of the Company's improved profitability and the increased probability that it will be able to realize the benefit of its accumulated net operating losses. The $305 tax benefit was recorded in the year ended September 30, 2003, and is primarily attributable to a refund from the federal 1998 tax return. During July 2002, the Company received a refund of $276 on federal income taxes from the 1996 fiscal year and reflected this amount as an income tax benefit in fiscal 2002. This amount was offset by payments made for certain state taxes during 2002. The refunds in fiscal 2003 and 2002 were due to a recent change in the tax law, which allowed the Company to carry back certain net operating losses five years as opposed to two.

				Percent Change
For the Year Ended September 30:	2004	2003	2002	2003 to 2004	2002 to 2003
Discontinued operations, net of tax	$178	$108	$(1,237)	NM	NM

        During the second quarter of fiscal 2004, the Company sold the assets of NESC Williams, Inc. The Company recorded a total loss of $113 from the sale of discontinued operations based on the difference between the proceeds received and the recorded book value of assets sold at the date of the sale. In addition, a loss of $65 from the operations of NESC Williams, Inc. was recorded in discontinued operations for the year ended September 30, 2004. For the year ended September 30, 2003 and 2002, the Company recorded a loss in discontinued operations of $228 and $147, respectively, from the operations of NESC Williams, Inc. See Note 18 in the Notes to Consolidated Financial Statements.

        During the second quarter of fiscal 2003, the Company settled a lease obligation of its previously discontinued Kenco Williams business. A gain of $120 resulted from this settlement, which has been recorded in discontinued operations for the year ended September 30, 2003 on the accompanying consolidated statements of operations.

        As of September 30, 2001, the Company had recorded obligations on its consolidated balance sheet of $1,216 related to the discontinued Agricultural Equipment segment. The $1,216 was comprised of a $417 mortgage payable on a building of the Agricultural Equipment segment and an additional obligation to a former owner of $799. The building's carrying value was $0 at September 30, 2001. During fiscal 2002 the mortgage holder sold the building at auction for approximately the mortgage value and completely and fully released the Company from the mortgage. The Company recognized a gain from discontinued operations of $417 related to the satisfaction of the mortgage. Since the estimated fair value of the building was equal to or greater than the debt, the gain was recorded as a gain on sale of building from discontinued operations. Additionally, in fiscal 2002, the Company satisfied the obligation to the prior owner by transferring to the prior owner all remaining machinery and equipment and inventory, with a carrying value of $0, for a complete release of the $799 obligation. The Company recognized a gain from discontinued operations of $799 related to the satisfaction of the obligation. The gain was recorded as a gain from discontinued operations. The Company also recognized a net gain of $168 in the fourth quarter of fiscal 2002 related to the settlement of other obligations of the discontinued agricultural equipment product line.

Financial Condition, Liquidity and Capital Resources

Cash Flows From Operating Activities

Six Month Period Ended March 31, 2005

        Cash generated by operating activities was $5,132 for the first six months of fiscal 2005, an increase of $2,519 from the cash generated by operating activities of $2,613 during the first six months of fiscal 2004. Cash flows from operations for the six month period ended March 31, 2005 included net income of $3,489, a non-cash increase of $2,074 due to deferred income taxes and use of cash for an increase in working capital of $552. Cash flows from operations for the six month period ended March 31, 2004 included net income of $2,252, a non-cash increase of $1,560 for interest expense on Series B preferred stock dividends and accretion and a use of cash for an increase in working capital of $2,259. As a result of the 2004 recapitalization transaction, the Company no longer has Series B preferred stock and no longer will record dividends and accretion associated with the Series B preferred stock.

        Cash flows from operations for the six month period ended March 31, 2005 were also impacted by an increase in accounts payable resulting from the extension of payment terms offset by an increase in accounts receivable due to increased sales. In addition, cash flows from operations for the six month period ended March 31, 2005 included payments to our pension plans of $199 compared to $550 for the six month period ended March 31, 2004. Cash flows from operations for the first six months of fiscal 2005 included no material net change in warranty accruals, whereas in the first six months of fiscal 2004, warranty payments exceeded warranty accruals by $850, due almost entirely to payments to one customer for the warranty campaign as discussed in Note 11 in the Notes to Unaudited Condensed Consolidated Financials Statements. At this time, we expect warranty payments to be more consistent with warranty accruals, as we are not aware of and do not anticipate any further campaigns. We believe we will continue to generate positive cash from continuing operations due to our positive results of operations.

Year Ended September 30, 2004

        Cash generated from continuing operations was $5,560 for the year ended September 30, 2004; an increase of $2,546 over the cash generated from operations of $3,014 for the year ended September 30, 2003. Cash flows from operations included a net loss of $4,058, a non-cash reduction from continuing operations of $9,467 for reduction of the valuation allowance on our deferred tax assets at September 30, 2004, and a non-cash increase from continuing operations of $19,770 for the loss on extinguishment of debt. As a result of the fiscal 2004 recapitalization transaction, all outstanding Series B preferred stock and the associated accrued dividends have been either redeemed or converted into common stock. We recorded a one-time loss on extinguishment of debt and will no longer record dividends and accretion associated with the Series B preferred stock.

        Cash flows from continuing operations were reduced for the year ended September 30, 2004 due to warranty payments exceeding warranty accruals by $1,039, which was almost entirely due to payments to one customer for a warranty claim that was in excess of normal warranty as discussed in Note 2 in the Notes to Consolidated Financial Statements. In future periods, we expect warranty payments to be more consistent with warranty accruals. For the year ended September 30, 2003, warranty payments were $1,139 lower than warranty accruals, primarily due to the recording of accruals associated with the one customer described above and in Note 2 in the Notes to Consolidated Financial Statements. Additionally, we made required contributions of $2,499 to our pension plans during fiscal 2004 compared to $1,424 in fiscal 2003.

        We believe we will continue to generate positive cash flow from continuing operations due to our improved financial condition and elimination of our passenger car and light truck product lines, which were sold on September 30, 2003. These product lines generated negative gross margins in fiscal 2003.

We expect operating expenses to remain more consistent with the amounts incurred in fiscal 2004 compared to fiscal 2003 due to the sale of the passenger car and light truck product lines.

Cash Flows From Investing Activities

Six Month Period Ended March 31, 2005

        Cash used in investing activities was $1,649 for the six month period ended March 31, 2005 and was comprised solely of purchases of property, plant and equipment. For the six month period ended March 31, 2004, cash provided by investing activities was $5,549 and was comprised of $6,010 of net proceeds from the sale of assets from our passenger car and light truck product lines, which were sold on September 30, 2003, offset by $468 of purchases of property, plant and equipment. We expect our cash use for investing activities to increase throughout the fiscal year as we continue to make purchases of capital equipment.

Year Ended September 30, 2004

        Cash provided by investing activities was $4,977 for the year ended September 30, 2004 and was comprised of $6,010 of net proceeds from the sale of our passenger car and light truck product lines offset by $1,046 of purchases of property, plant and equipment. This compared to purchases of property, plant and equipment of $1,285 for the year ended September 30, 2003. Excluding the net proceeds from the sale of our passenger car and light truck product lines, we expect our cash use for investing activities to increase in future periods as we continue to make purchases of capital equipment. We currently anticipate spending approximately $2,900 in capital expenditures for the year ending September 30, 2005.

Cash Flows From Financing Activities

Six Month Period Ended March 31, 2005

        Cash used in financing activities was $4,738 for the six month period ended March 31, 2005, compared to cash used in financing activities of $3,838 for the six month period ended March 31, 2004. The use of cash for financing activities for the first six months of fiscal 2005 primarily relates to scheduled debt payments on our Merrill Lynch term loan and the payoff of our revolving credit facility with Merrill Lynch. The cash used for financing activities in the first six months of fiscal 2004 primarily relates to the payoff of certain debt obligations with our prior lender using proceeds received from the sale of our passenger car and light truck product lines on September 30, 2003. In addition, we paid $1,413 of Series A-1 Preferred stock dividends during the first quarter of fiscal 2004. Also during the second quarter of fiscal 2004, we received proceeds of $2,092 related to the issuance of common stock from the conversion of warrants discussed in Note 15 in the Notes to Consolidated Financial Statements.

Year Ended September 30, 2004

        Cash used in financing activities was $8,156 for the year ended September 30, 2004 compared to cash used in financing activities of $2,483 for the year ended September 30, 2003. In fiscal 2004, net payments on debt and capital lease obligations were $4,977, which primarily relates to the payoff or our revolving credit facility and term loans with our prior lender Wells Fargo. The Company received $20,011 of proceeds from the issuance of new debt with Merrill Lynch and incurred $568 of financing costs related to this new debt as discussed in Note 8 in the Notes to Consolidated Financial Statements. The Company paid $26,436, which includes $2,995 of current year accrued dividends, for the redemption of certain Series B preferred stock as discussed in Note 15 in the Notes to Consolidated Financial Statements from the proceeds of the issuance of the Merrill Lynch financing and available cash on hand. In addition, we paid $1,413 of Series A-1 preferred stock dividends during the first quarter of fiscal 2004. During the second quarter of fiscal 2004, the Company received proceeds of $2,092 related to the issuance of common stock from the exercise of warrants as discussed in Note 8 in the Notes to Consolidated Financial Statements. As discussed in Note 19 in the Notes to Consolidated Financial Statements, the Company received proceeds of $162 from the issuance of common stock to certain employees during the third quarter of fiscal 2004. In fiscal 2003, net payments on debt and capital lease obligations were $2,646 and included the prepayment of $2,139 of subordinated debt. Fiscal 2003 also included $119 of financing costs related to the fiscal 2002 recapitalization and $73 from the redemption of Series A preferred stock. These net payments in 2003 were partially offset by proceeds from the issuance of additional Series B preferred stock of $355.

Contractual Obligations As Of March 31, 2005

        At March 31, 2005, our contractual obligations consisted of bank debt, capital and operating lease obligations, and a services agreement. We do not have any material letters of credit, purchase commitments, or debt guarantees outstanding at March 31, 2005. Maturities of these contractual obligations consist of the following:

	Payments Due for the Periods ending September 30,
	2005	2006	2007	2008	2009	Total
Term loan	$1,700	$3,400	$3,400	$3,400	$3,400	$15,300
Revolver	—	—	—	—	—	—
Capital leases	27	29	—	—	—	56
Operating leases	26	26	7	—	—	59
Management Services Agreement	200	200	200	—	—	600

	$1,953	$3,655	$3,607	$3,400	$3,400	$16,015

        Certain liabilities, including those related to our pension and post-retirement benefit plans, are reported in the accompanying consolidated balance sheets but are not reflected in the table above due to the absence of stated maturities. The Company had net obligations at March 31, 2005 related to its pension plans and post-retirement medical plan of $5,727 and $3,319, respectively. Due to a change in legislation regarding funding of pension plans, cash payments to fund our pension obligations are expected to decrease in future periods compared to the amounts funded over the last few years. The Company funded $199 to its pension plans during the first six months of fiscal 2005 compared to contributions of $550 for the first six months of fiscal 2004. Based on current actuarial information, we expect to make payments of $994 throughout the rest of fiscal 2005.

        At March 31, 2005, we had $8,000 available under our revolving credit facility plus cash and cash equivalents of $1,227. We believe these resources, when combined with cash provided by operations, will be sufficient to meet our working capital needs on a short-term and long-term basis.

        Included in the accompanying consolidated balance sheet as of March 31, 2005 is approximately $1,334 of accounts payable related to closed insolvent subsidiaries of the Company. In accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", a debtor can only relieve itself of a liability if it has been extinguished. A liability is considered extinguished if (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. During the six month period ended March 31, 2005, the Company was judicially released from and reversed $52 of old accounts payable related to closed insolvent subsidiaries of the Company resulting in a gain, which has been recorded in other (income) expense in the accompanying condensed consolidated statements of operations. The Company expects to reverse amounts in future periods based on the recognition of the liabilities being judicially released in accordance with SFAS No. 140 of $8 remaining in fiscal 2005; $561 in fiscal 2006; $731 in fiscal 2007; and $34 in fiscal 2010.

Amended and Restated Retirement Income Plan and Amended and Restated U.A.W. Local 492 Pension Plan

        Among other retirement plans we sponsor, we maintain the (i) Amended and Restated Retirement Income Plan, and (ii) Amended and Restated U.A.W. Local 492 Pension Plan. No new employees are being admitted to participate in these plans. Both plans entitle participants to a fixed formula benefit upon retirement. We make regular contributions to these plans based upon actuarial advice. One or both of the plans may become under funded if investment earnings are less than expected. In this event, we would be required to increase our contributions to the under funded plans. See "Risk Factors" on page 3.

Critical Accounting Policies and Estimates

        Management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting priciples generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, sales, cost of sales and expenses and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies and the related judgments and estimates affect the preparation of our consolidated financial statements.

Revenue recognition

        Revenue is recognized at the time of product shipment or delivery, depending on when title and risk of loss transfers to customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Revenues are reported net of estimated returns, rebates and customer discounts. Discounts and rebates are recorded during the period they are earned by the customer.

Warranty

        We provide a warranty covering defects arising from products sold. The product warranty liability is based on historical return rates of products and amounts for significant and specific warranty issues. The warranty is limited to a specified time period, mileage or hours of use, and varies by product and application. The Company has recorded a warranty liability, which in the opinion of management is adequate to cover such costs. While we believe our estimates are reasonable, they are subject to change and such change could be material.

Environmental

        We estimate the costs of investigation and remediation for certain soil and groundwater contaminants at our Portland, Oregon facility. The ultimate costs to the Company for the investigation, remediation and monitoring of this site cannot be predicted with certainty due to the often unknown magnitude of the pollution or the necessary cleanup, the varying costs of alternative cleanup methods, the amount of time necessary to accomplish such cleanups and the evolving nature of cleanup technologies and governmental regulations. The Company has recognized a liability for environmental remediation costs for this site in an amount that management believes is probable and reasonably estimable. When the estimate of a probable loss is within a range, the minimum amount in the range is accrued when no estimate within the range is better than another. In making these judgments and assumptions, the Company considers, among other things, the activity to-date at the site and information obtained through consultation with applicable regulatory authorities and third party consultants and contractors. The Company regularly monitors its exposure to environmental loss contingencies. As additional information becomes known, it is at least reasonably possible that a change in the estimated liability accrual will occur in the near future.

Pensions and Post-Retirement Benefit Obligations

        In calculating our obligations and expense for pensions and post-retirement benefits, we make certain actuarial assumptions, including those relating to a discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. Our assumptions are determined based on current market conditions, historical information and consultation with and input from our actuaries. Changes in interest rates and market performance could have a significant impact on our pension expense and future payments.

Accounting for Income Taxes

        For each jurisdiction in which we operate, we are required to estimate our current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must also assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, a valuation allowance is established. Our income tax provision on the consolidated statement of operations is impacted by changes in the valuation allowance. This process is complex and involves significant management judgment in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowances recorded against our net deferred tax assets.

Recently Issued Accounting Standards

        In December 2003, the FASB issued SFAS No. 132R, "Employers' Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106," which replaced SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132R retains the disclosure requirements of SFAS No. 132 and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The disclosure requirements of SFAS No. 132R are generally effective for fiscal years ending after December 15, 2003. Disclosure of the estimated future benefit payments is effective for fiscal years ending after June 15, 2004. The interim period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. The Company has incorporated the required disclosures of SFAS No. 132R in Note 9 in the Notes to Consolidated Financial Statements. The adoption of SFAS No. 132R did not have an impact on the Company's financial position, results of operations or cash flows.

        In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4". This statement clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted materials and requires that these items be recognized as current period charges. In addition, this statement requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005.

The Company does not expect this statement to have a material effect on the financial statements of the Company.

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (Revised 2004), "Share Based Payment". This statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements. Compensation cost will be measured based on the fair value of the equity or liability instruments issued. Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123R replaces SFAS No. 123 and supersedes APB No. 25 and is effective at the beginning of a registrant's first fiscal year that begins after June 15, 2005, upon which time the Company will adopt the provisions of this statement. The Company is currently in the process of determining the effects of adopting SFAS No. 123R in its financial statements, including deciding which option valuation model to use.

REGISTRATION RIGHTS AGREEMENTS

        We are registering the shares covered by this prospectus pursuant to certain registration rights granted in (i) the registration rights agreement between us and the holders of our Series A-1 preferred stock, dated July 15, 2002, and amended on September 30, 2004 (the "Series A-1 Registration Rights Agreement"), and (ii) the registration rights agreement between us and the holders of our Series B preferred stock dated July 1, 2002, and amended on September 30, 2004 (the "Series B Registration Rights Agreement"). The Series A-1 preferred stock subject to the Series A-1 Registration Rights Agreement was converted to common stock in accordance with the September 30, 2004 recapitalization transaction. As part of this recapitalization transaction, some of the Series B preferred stock subject to the Series B Registration Rights Agreement was redeemed and the remaining Series B preferred stock was converted to common stock. The shares of common stock issued upon conversion of the Series A-1 preferred stock and the Series B preferred stock are covered by the registration rights agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12.

Series A-1 Registration Rights Agreement

        The Series A-1 Registration Rights Agreement, as amended, requires us to file and cause the Securities and Exchange Commission to declare effective a registration statement. We are required to keep the registration statement effective until the first to occur of (i) the date on which all shares of stock included in the registration statement by virtue of the Series A-1 Registration Rights Agreement have been sold or otherwise transferred, or (ii) the three (3) year anniversary of the effective date of the registration statement. We have agreed to indemnify the stockholders who are parties to the Series A-1 Registration Rights Agreement for any damages they may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the stockholders.

Series B Registration Rights Agreement

        The Series B Registration Rights Agreement, as amended, requires us to file and cause the Securities and Exchange Commission to declare effective a registration statement. We are required to keep the registration statement effective until the first to occur of (i) the date on which all shares of stock included in this registration statement by virtue of the Series B Registration Rights Agreement have been sold, or (ii) the date on which there are no longer such shares of stock subject to the registration statement in existence. We are required to use our reasonable best efforts to fulfill our reporting obligations under the Securities Exchange Act of 1934, as amended. Finally, we have agreed to indemnify the stockholders who are parties to the Series B Registration Rights Agreement for any damages they may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the stockholders.

DESCRIPTION AND PRICE RANGE OF CAPITAL STOCK

Authorized Capital Stock

        Our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value, and 50,000,000 shares of preferred stock, $0.01 par value. As of May 31, 2005, we had 431 stockholders of record.

Common Stock

        This prospectus covers the resale by certain of our stockholders of shares of our common stock, $0.01 par value. As of May 31, 2005, we had 46,629,411 shares of common stock issued and outstanding, 4,500,000 shares of common stock reserved under our Restated 1993 Stock Option Plan, and 400,000 shares of common stock reserved for issuance under our non-employee Director Plan, both of which are discussed below.

        The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. The board of directors consists of nine (9) members, divided into three (3) classes. Each class is elected for a staggered three (3) year term. There are three (3) Class I directors, three (3) Class II directors and three (3) Class III directors. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata in any liquidation proceeds, receive dividends as the board of directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock and we do not anticipate doing so in the future. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

Preferred Stock

        As of the date of this prospectus, there are 50,000,000 shares of preferred stock authorized, of which 100,000 shares are designated as Series C preferred stock. None of the Series C preferred stock or any other preferred stock is issued and outstanding. Pursuant to the put/call option agreement dated September 30, 2004, between us and American Industrial Partners Capital Fund III, L.P. (AIP), we are required to issue shares of our Series C preferred stock to AIP if we do not pay the price of a put validly exercised by AIP. The Series C preferred stock would be senior to the Company's common stock and any other class or series of stock of the Company with respect to (i) the right to receive dividends, and (ii) the right to receive a distribution of assets upon the dissolution, winding up or other liquidation of the Company. This liquidation preference would equal $100 per share, plus accrued but unpaid dividends. The Series C preferred stock would accrue cumulative dividends on a daily basis at an initial rate of 15% per annum, with such rate increasing by 0.25% every three months, up to a maximum rate of 20% per annum. In addition, the Company would have redemption rights to be able to redeem all or any portion of the Series C preferred stock at any time in minimum increments of 500 shares at a price per share equal to $100 plus all accrued but unpaid dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Fiscal 2004 Recapitalization" on page 12.

Equity Compensation Plans

Restated 1993 Stock Option Plan

        The Restated 1993 Stock Option Plan (the "1993 Plan") reserves an aggregate of 4,500,000 shares of our common stock for the issuance of stock options that may be granted to our employees, officers, directors and consultants. Under the terms of the 1993 Plan, we may grant "incentive stock options" or "non-qualified options" at not less than the fair market value on the date of grant. Options granted under the 1993 Plan have a vesting schedule determined by the Compensation Committee of the Board of Directors and expire ten years after the date of grant. Effective May 15, 2003, the 1993 Plan was restated to incorporate various clarifying changes. These changes neither increased the number of shares available nor expanded the category of individuals that may be included in the plan. As of May 31, 2005, 3,652,917 options were outstanding, and 773,583 options were available for future grants. The option price on outstanding options ranges from $0.66 to $3.63.

Director Plan

        The non-employee Director Plan (the "1995 Plan") reserves an aggregate of 400,000 shares of our common stock for the issuance of stock options which may be granted to our non-employee directors. Under this plan, the non-employee directors are each automatically granted 10,000 options at a price equal to the market value on the date of grant, which is the date of the annual stockholders' meeting each year, exercisable for 10 years after the date of the grant. Directors who are affiliated with American Industrial Partners or Dolphin Advisors are not eligible to participate in this plan at this time. These options are exercisable as to 25% of the shares thereby on the date of grant and as to an additional 25%, cumulatively on the first, second and third anniversaries of the date of grant. As of May 31, 2005, 180,000 options were outstanding, and 220,000 options were available for future grants. The option price on outstanding options ranges from $0.66 to $2.69.

Securities Authorized For Issuance Under Equity Compensation Plans

        The table below sets forth certain information as of the end of our 2004 fiscal year for (i) all compensation plans previously approved by our stockholders, and (ii) all compensation plans not previously approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,865,417	$0.96	1,964,083
Equity compensation plans not approved by security holders	—	—	—

Total	2,865,417	$0.96	1,964,083

Dividend Policy

        Stockholders holding common stock are entitled to dividends only if declared by our board of directors. We have not declared any dividends on shares of our common stock to date and we do not anticipate doing so in the foreseeable future. Our Series C preferred stock is senior in dividend rights to our common stock and any other class or series of our stock. Accordingly, if our Board of Directors declares a dividend, holders of our Series C preferred stock will be paid the dividend prior to holders of any other shares of our stock. There is no Series C preferred stock issued and outstanding. See "Description and Price Range of Capital Stock—Preferred Stock" on page 30.

Anti-Takeover Provisions

        The Company is subject to or otherwise has available to it certain statutory provisions and authority that, if taken advantage of or exercised, could have the effect of making more difficult or perhaps completely thwarting any takeover of the Company that is not approved by the board of directors, including the following:

  •
  Business combinations.    Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a "business combination" between the Company and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." Generally, an "interested stockholder" is a person or group that directly or indirectly controls or has the right to acquire or control the voting or disposition of fifteen percent (15%) or more of the outstanding voting stock of or is an affiliate or associate of the corporation and became the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three years. A "business combination" is defined broadly to include, among other things, (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder; (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries; (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder; and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits. Under Section 203 of the DGCL, business combinations between a corporation and an interested stockholder may occur in certain circumstances, including approval by the board of directors.

Price Range Of Common Stock

        Our common stock is quoted on the over the counter bulletin board ("OTC Bulletin Board") under the symbol "WMCO."

        The range of high and low bid-closing quotations for our common stock for each fiscal quarter for the past two fiscal years and for the six month period ending March 31, 2005 and for the two-month period ended May 31, 2005 are as follows:

	2005
Quarter Ended (or month, as indicated)
	High	Low
December 31, 2004	$1.25	$0.89
March 31, 2005	$1.37	$1.05
April 1 through May 31, 2005	$1.47	$1.28
	2004
Quarter Ended
	High	Low
December 31, 2003	$0.85	$0.53
March 31, 2004	$0.81	$0.64
June 30, 2004	$0.95	$0.70
September 30, 2004	$1.00	$0.57
	2003
Quarter Ended
	High	Low
December 31, 2002	$0.40	$0.25
March 31, 2003	$0.51	$0.27
June 30, 2003	$0.51	$0.38
September 30, 2003	$0.62	$0.39

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

SELLING STOCKHOLDERS

        The shares of common stock registered for sale under this prospectus are comprised of an aggregate of 17,189,117 shares of common stock. These shares represent approximately 37% of our issued and outstanding common stock as of May 31, 2005.

        The following list provides:

  •
  the names of the selling stockholders;

  •
  the number of shares beneficially owned by each selling stockholder prior to the offering; and

  •
  the total number of shares being offered under this offering for each selling stockholder's account.

        To our knowledge, each of the selling stockholders listed below has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except as may be listed in the footnotes to the selling stockholder table.

        The following table sets forth, to our knowledge, certain information about the selling stockholders as of May 31, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities.

        Assuming that each selling stockholder sells all of the shares listed in this prospectus for such stockholder, each selling stockholder will hold no shares of our common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned(1)	Total Number of Shares Being Offered
American Industrial Partners Capital Fund III, L.P.(2)	6,765,045	6,765,045
Dolphin Offshore Partners, L.P.(3)	4,500,131	4,500,131
Dolphin Direct Equity Partners LP(4)	4,243,270	4,243,270
EBS Partners, L.P.(5)	458,365	458,365
R. & D. Investment Partnership(6)	458,365	458,365
Arnold Ventures Fund LP(7)	763,941	763,941

Total	17,189,117	17,189,117

(1)
Each of the selling stockholders received its shares of common stock upon conversion of its shares of preferred stock in connection with the recapitalization transaction completed on September 30, 2004. See "Registration Rights Agreements" on page 29, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Fiscal 2002 and 2004 Recapitalizations" on page 12.

(2)
American Industrial Partners Capital Fund III, L.P. is a limited partnership, of which American Industrial Partners III, L.P. is the general partner American Industrial Partners III, L.P. is a limited partnership, of which American Industrial Partners III Corporation is the general partner. W. Richard Bingham is the President and controlling shareholder of American Industrial Partners III Corporation, and exercises sole voting control over the shares owned by American Industrial Partners Capital Fund III, L.P. Accordingly, Mr. Bingham may be considered to be the beneficial owner of such shares. Mr. Bingham disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(3)
Dolphin Offshore Partners, L.P. is a limited partnership, of which Dolphin Management Inc. is the managing general partner. Peter E. Salas is the President and controlling shareholder of Dolphin Management Inc., and exercises sole voting control over the shares owned by Dolphin Offshore Partners, L.P. Accordingly, Mr. Salas may be considered to be the beneficial owner of such shares. Mr. Salas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)
Dolphin Direct Equity Partners, LP is a limited partnership, of which Dolphin Advisors, LLC is the managing general partner. Dolphin Management Inc. is the managing member of Dolphin Advisors, LLC. Peter E. Salas is the President and controlling shareholder of Dolphin Management Inc., and exercises sole voting control over the shares owned by Dolphin Direct Equity Partners, LP. Accordingly, Mr. Salas may be considered to be the beneficial owner of such shares. Mr. Salas disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)
EBS Partners, L.P. is a limited partnership, of which Ronald L. Eubel, Mark E. Brady, Robert J. Suttman II, William E. Hazel and Bernard J. Holtgreive are general partners. Each of the general partners exercises voting control over the shares owned by EBS Partners, L.P. Accordingly, each of the general partners may be considered the beneficial owners of such shares. Each of the general partners disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(6)
R. & D. Investment Partnership is a limited partnership, of which Betty L. Eubel is the general partner. As such, Ms. Eubel exercises sole voting control over the shares owned by R. & D.

  Investment Partnership. Accordingly, Ms. Eubel may be considered to be the beneficial owner of such shares. Ms. Eubel disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest therein.

(7)
Arnold Venture Funds LP ("AVF") is a Pennsylvania limited partnership. Its sole general partner is Arnold Holdings, LLC, of which E.H. Arnold is the sole member and manager. Accordingly, Mr. Arnold may be deemed to be the beneficial owner of the shares of common stock held by AVF. Mr. Arnold disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Arnold also is the beneficial owner of 6,000 shares of the Company's common stock, which are not covered by this prospectus.

PLAN OF DISTRIBUTION

        The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares listed in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholders may sell the shares by the following methods:

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  block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  to a broker or dealer as principal, for resale by the broker or dealer for its own account;

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  an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  privately negotiated transactions;

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  through the writing of options on the shares, whether or not the options are listed on an options exchange;

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  one or more underwritten offerings on a firm commitment or best efforts basis;

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  any combination of any of these methods of sale; or

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  any other method permitted by applicable law.

        The selling stockholders may also transfer the shares by gift or sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus. The selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when the shares are sold.

        To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling stockholder and/or purchasers of selling stockholders' shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commission).

        The selling stockholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

        The selling stockholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        We have agreed to indemnify the selling stockholders against some liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

        The shares offered in this prospectus were originally issued to the selling stockholders under exemptions from the registration requirements of the Securities Act, and we agreed to register the shares held by or issuable to the selling stockholders under the Securities Act. We intend to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling stockholders have sold all of the shares under the registration statement, or (ii) the date on which there are no longer any shares subject to the registration statement. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling stockholders.

        We will not receive any proceeds from sales of any shares by the selling stockholders.

 BUSINESS
(dollars in thousands, except share information)

        The following are our wholly-owned subsidiaries:

        Active Subsidiaries—Williams Controls Industries, Inc. ("Williams"); Williams (Suzhou) Controls Co. Ltd. ("Williams Controls Asia"); and Williams Controls Europe GmbH ("Williams Controls Europe").

        Inactive Subsidiaries—Aptek Williams, Inc. ("Aptek"); Premier Plastic Technologies, Inc. ("PPT"); ProActive Acquisition Corporation ("ProActive"); WMCO-Geo, Inc. ("GeoFocus"); NESC Williams, Inc. ("NESC"); Williams Technologies, Inc. ("Technologies"); Williams World Trade, Inc. ("WWT"); Techwood Williams, Inc. ("TWI"); Agrotec Williams, Inc. ("Agrotec") and its 80% owned subsidiaries Hardee Williams, Inc. ("Hardee") and Waccamaw Wheel Williams, Inc. ("Waccamaw").

General

        We are a Delaware corporation formed in 1988. We design, manufacture and sell electronic throttle control systems and pneumatic controls systems for heavy trucks, transit busses and off-road equipment. Our customers are primarily the manufacturers of these vehicles and equipment.

        Historically, we also operated in the electrical components and global positioning systems business industry. As a result of terminating and selling certain product lines, however, by the end of fiscal 2002 we had no significant operations in that industry.

        During the six month period ended March 31, 2005, we sold approximately 65% of our products in the United States and approximately 35% to foreign customers. We sell the majority of our products directly to large original equipment manufacturers, such as Freightliner, LLC, The Volvo Group, Paccar, Inc. and Navistar International Corporation. We also sell our products through a network of independent distributors, which sell to smaller original equipment manufacturers and to truck and transit bus owners as replacement parts.

        Electronic throttle control devices send a signal to adjust the speed of electronically controlled engines. The initial applications were in heavy trucks and transit busses in the United States and Europe. The demand for electronic throttle control systems is expanding beyond the North American and European markets, which historically have been our primary markets. Several international markets have not yet converted to electronic engine controls, which would necessitate the use of electronic throttle controls. We believe that the demand for electronic throttle controls will depend in large part on vehicle emission regulations and their enactment dates. We opened offices in China and Europe in the second quarter ended March 31, 2005 to better address international markets.

        Adjustable foot pedals are devices that move the throttle, brake and, if applicable, the clutch pedal, closer or further away from the vehicle driver to compensate for driver heights. During 2003, we entered into licensing agreements for an adjustable pedal technology, which allows us to sell adjustable pedals in the heavy truck and transit bus markets. We have had no sales of adjustable pedals.

        We sold our passenger car and light truck product lines in fiscal 2003. Prior to this sale, we manufactured sensors that were used in our passenger car, light truck and a limited number of our heavy truck electronic throttle controls. We did not have any outside customers for our sensors. We retained the rights to our sensor technology and, as part of the sale of the passenger car and light truck portion of our product lines, we licensed this sensor technology for use in the passenger car and light truck applications to Teleflex, Inc. Since the sale of our passenger car and light truck product lines, we have not produced any sensors. In March of 2005, we obtained a license to use certain sensor technology from Moving Magnet Technology SA. We are currently developing capabilities that may allow us in the future to produce sensors for use in our products.

Financial Recapitalization

        As part of a recapitalization effective September 30, 2004, we redeemed 98,114 shares of Series B preferred stock for approximately $26,436. The remaining 55,436 shares of Series B preferred stock were converted into 11,761,495 shares of common stock. In addition, 77,550 shares of Series A-1 preferred stock outstanding were converted into 11,848,740 shares of common stock. As a result of this recapitalization, we have no shares of preferred stock issued or outstanding.

        As additional elements of the recapitalization transaction, we (i) entered into a new five-year revolving and term loan agreement with Merrill Lynch Capital Corp. ("Merrill Lynch"); (ii) terminated the existing revolving and term loan agreement with Wells Fargo Credit, Inc. ("Wells Fargo"); (iii) amended and restated the Management Services Agreement with American Industrial Partners ("AIP Advisor") and Dolphin Advisors, LLC ("Dolphin Advisor"); (iv) entered into a put/call option agreement with American Industrial Partners Capital Fund III, L.P. ("AIP"); and (v) restructured the composition of our Board of Directors.

Dispositions

        During the 1990's, we invested in several businesses outside of our core area of expertise. Generally, these investments were not successful and resulted in significant losses and severe liquidity constraints. We have disposed of all such businesses.

        Natural Gas Conversion.    During fiscal 2004, we completed the sale of our NESC natural gas conversion business.

        Passenger Car and Light Truck.    On September 30, 2003, we sold the passenger car and light truck electronic throttle control product lines to a competitor, Teleflex, Inc. This product line included the design and production of Electronic Throttle Controls, including the related sensor, primarily for certain Ford Motor Co. and General Motors Corp. product lines.

        Electrical Components and Global Positioning System.    Prior to 2002, our electrical components product line included the design and production of microcircuits, cable assemblies, sensors and other electronic products used in the telecommunication, computer and transportation industries. We have phased out of all of our electrical component products.

        Prior to 2001, we manufactured and distributed a global positioning system product line, GeoFocus, which included commuter railroad train tracking and agricultural cyber-farming systems using global positioning and geographic information technology. The financial results of this product line were not material to us as a whole and it was sold in 2001.

        Agriculture Equipment.    In 2000, we completed the sale of the agriculture operations. This business produced spraying equipment for the lawn care, nursery and pest control industries and mowers used in farming and maintenance.

Competition

        We believe we are the market leader and largest domestic producer in the market for electronic throttle control systems for heavy trucks and transit busses manufactured in the U.S. We have a much smaller portion of the European and Asian markets. The markets for our products are highly competitive, with many of our competitors having substantial financial resources and significant technological capabilities. Our competitive position varies among our product lines.

        The major competitors for our electronic throttle controls include AB Eletronik GmbH, Teleflex, Inc., Siemens VDO Automotive AG, Felsted Products, LLC, and Hella KGaA Hueck & Co. Other companies, including Heinrich Kubler AG (KSR), Dura Automotive Systems, Inc. and CTS

Corporation, that compete in the passenger car and light truck market may attempt to compete in the heavy truck and transit bus market in the future.

        We also manufacture pneumatic control systems for the diesel heavy truck, transit bus and off-highway vehicles markets. The market for these pneumatic control systems is highly competitive and characterized by many competitors. Many of the customers for these products are the same customers as for our diesel heavy truck and transit bus electronic throttle control systems.

        When choosing among competing electronic throttle control systems, we believe purchasers of these systems focus on price, quality, value added engineering and reputation. In addition, we believe attainment of the TS 16949 quality certification and the ISO 14001 Environmental Management System certification are critical to qualifying as a supplier. Our Portland, Oregon manufacturing facility has attained the following certifications: ISO TS 16949 and ISO 14001.

Marketing and Distribution

        We sell our products to customers primarily in the heavy truck, transit bus and off-road equipment industries. For the years ended September 30, 2004, 2003 and 2002, Freightliner, LLC accounted for 20%, 21% and 21%, The Volvo Group accounted for 16%, 14% and 13%, Paccar, Inc. accounted for 16%, 10% and 8%, and Navistar International Corporation accounted for 8%, 11% and 11%, of net sales from continuing operations, respectively. For the six month period ended March 31, 2005, Freightliner, LLC accounted for 19%, The Volvo Group accounted for 18%, Paccar, Inc. accounted for 17%, and Navistar International Corporation accounted for 7%, of net sales from continuing operations. Approximately 33%, 31% and 28% of net sales in fiscal 2004, 2003 and 2002 respectively, were to customers outside of the United States, primarily in Canada, Belgium, Sweden, Mexico and Korea, and, to a lesser extent, in other European countries, South America, Pacific Rim nations and Australia. For the six month period ended March 31, 2005, approximately 35% of net sales were to customers outside of the United States. We recently opened a sales office in Shanghai, China, a manufacturing center in Suzhou, China, and a sales and technical center in Ismaning (which is near Munich), Germany to support our overseas sales efforts.

        Prior to fiscal 2002, approximately 95% of our sales were to consumers of products within our vehicle components product line. As a result of the sale of GeoFocus and the phase out of all of our electrical component products, however, all of our sales are now to customers of our vehicle components. In fiscal 2004 and 2003, within vehicle components product lines, approximately 83% and 82% of our sales were from sales of electronic throttle controls with the remainder being sales of pneumatic control systems.

Environmental

        We produce small quantities of hazardous wastes in our operations and are subject to federal and state air, water and land pollution control laws and regulations. Compliance with these laws generally requires assorted operating costs and capital expenditures. Substantial liability may result from the failure to properly handle hazardous wastes. We use our commercially reasonable best efforts to ensure that all hazardous wastes are handled in accordance with applicable federal, state and local laws and regulations.

        The soil and groundwater at our Portland, Oregon facility contain certain contaminants. Some of this contamination has migrated offsite to a neighboring property. We have retained an environmental consulting firm to investigate the extent of the contamination and to determine what, if any, remediation will be required and the associated costs. During the third quarter of fiscal 2004 the Company entered the Oregon Department of Environmental Quality's voluntary clean-up program. During fiscal 2004 the Company established a liability of $950 for this matter. As of March 31, 2005, this liability was $740. We believe we have a contractual right to indemnification from the prior owner of the property and have notified the prior owner of this indemnity claim. The prior owner has disputed its liability and we may seek judicial enforcement of the indemnity obligation.

Government Regulation

        Our vehicle component products must comply with the National Traffic and Motor Vehicle Safety Act of 1966, as amended, and regulations promulgated there under, which are administered by the National Highway Traffic Safety Administration ("NHTSA"). If, after an investigation, NHTSA finds that we are not in compliance with any of its standards or regulations, among other things, it may require that we recall products found not to be in compliance, and repair or replace such products. During fiscal 2004 and for the six month period ended March 31, 2005, we had no product recalls. We are not aware of any instances of non-compliance with the statute and applicable regulations.

Product Research and Development

        We conduct engineering, research and development and quality control activities to improve the performance, reliability and cost-effectiveness of our products. Our engineering staff works closely with our customers to design and develop new products and to adapt existing products for new applications. During fiscal 2004, 2003 and 2002, we spent $3,042, $3,575 and $3,549, respectively, on these activities for continuing operations. During the six month period ending March 31, 2005, we spent $1,590 on these activities. We anticipate that these expenses may increase in the future with development of sensor production capability, as existing customers require additional product designs and with expansion into new products such as adjustable pedals and off-road applications.

Patents, Trademarks and Licenses

        We believe our products generally have strong name recognition in their respective markets. We own numerous patents, primarily under the "Williams" name, which expire at various times. We believe that, in the aggregate, the rights under our patents are generally important to our operations. We do not, however, consider any patent or group of patents to be of material importance to our total business.

        During fiscal 2003, we obtained a license agreement for use of an adjustable pedal design for our heavy truck and transit bus product lines. The agreement required an initial payment of $125, which was paid in fiscal 2003, and a $75 payment to be paid based on certain criteria. The $75 was accrued at September 30, 2004. We will also make royalty payments based on the number of units sold by the Company. The agreement is for a period of three years and is renewed annually if certain sales thresholds are met.

        Additionally, as part of the sale of the Company's passenger car and light truck product lines to Teleflex, Inc. on September 30, 2003, we obtained the right to use certain of Teleflex, Inc.'s adjustable pedal patents in exchange for Teleflex, Inc. receiving licenses for certain of the Company's patents.

        In March 2005, we obtained a license to use non-contacting sensor technology from Moving Magnet Technology SA ("MMT"). The MMT license required an initial payment of $140, which was accrued as of March 31, 2005, and will be paid subsequent to the end of the second quarter. In addition, the Company will make royalty payments based on the number of units sold and will be subject to minimum yearly royalties beginning in year three of the term. The Company will begin to amortize the capitalized license fees once units are sold. The license is for a period of ten years and is renewed annually based on written mutual agreement. The license may be terminated by the licensor after four years if certain sales thresholds are not met.

Raw Materials; Reliance on Single Source Suppliers

        We produce certain of our products from raw materials, including brass, aluminum, steel, plastic, rubber and zinc, which currently are widely available at reasonable terms. There are currently multiple manufacturers that make sensors specifically for our diesel heavy truck and transit bus electronic throttle control systems. We manufacture foot pedals using a sensor manufactured by Caterpillar, Inc., which is used exclusively on Caterpillar engines. Caterpillar supplies this sensor and requires that its sensor be used on all Caterpillar engines; therefore, we do not consider the Caterpillar sensor supply to be at risk. We purchase other component parts from suppliers, none of which is considered a single source supplier. Although these suppliers have been able to meet our needs on a timely basis, and appear to be willing to continue being suppliers, there is no assurance that a disruption in a supplier's business, such as a strike, would not disrupt the supply of a component.

        Steel and energy commodity demand has resulted in price increases causing higher costs for some of our components. Although component prices have increased, we have not been subject to supply constraints as a result of the increased demand.

Product Warranty

        We warrant our products to the first purchaser and subsequent owners against malfunctions occurring during the warranty period resulting from defects in material or workmanship, subject to specified limitations. The warranty on vehicle components is limited to a specified time period, mileage or hours of use, and varies by product and application. We have established a warranty liability based upon our estimate of the future cost of warranty and related service costs. We regularly monitor our warranty liability for adequacy in response to historical experience and other factors.

        In January 2003, we were notified by one customer of higher than normal warranty claims on one of our electronic throttle control systems. This customer entered into a campaign to address this specific warranty issue. We estimated that the total potential units involved were approximately 30,500 units and in the second quarter of fiscal 2003 recorded an accrual of $985 for the estimated costs of the repairs. Based on continuing analysis, return experience and the extension of this campaign to December 2004, additional accruals were made consisting of $336 during the fourth quarter of fiscal 2003 and $322 during fiscal 2004. We have made modifications to the product. All units that were in the customer's inventory were returned or replaced. During the six month period ended March 31, 2005 and 2004, we made payments of $88 and $981, respectively, related to this specific warranty claim. At March 31, 2005, the accrual was $9. As this campaign ended on December 31, 2004, we do not anticipate any further increases or adjustments to this specific warranty accrual.

Employees

        Our employees engaged in the manufacturing and vehicle components in the Portland, Oregon facility are represented by the International Union, United Automobile Workers of America and Amalgamated Local 492. The current five-year agreement expires on August 31, 2008. Prior to signing the new agreement, the union employees engaged in an eleven month strike action, which was settled by agreement with no financial liability to the Company on August 16, 2003. As of May 31, 2005, we employed a total of 114 people pursuant to this labor agreement. We now believe our relationship with our employees to be satisfactory. As of May 31, 2005, we employed a total of approximately 83 non-union employees, of which approximately 19 are engaged in manufacturing and approximately 64 perform administrative functions.

Properties

        We own a 120,000 square feet manufacturing facility and office building in Portland, Oregon. We believe the Portland facility is adequate for our existing needs and the needs for the foreseeable future.

This manufacturing facility is equipped with the machinery and equipment necessary to manufacture and assemble our products. We believe that this facility has been maintained adequately.

        We lease approximately 15,000 square feet in Suzhou, China for our Williams Controls Asia operation, approximately 500 square feet for our Shanghai, China office, and approximately 1,600 square feet for our Williams Controls Europe operation.

Legal Proceedings

        We are parties to various pending judicial and administrative proceedings arising in the ordinary course of business. Our management and legal counsel have reviewed the probable outcome of these proceedings, the costs and expenses reasonably expected to be incurred, the availability and limits of our insurance coverage, and our established reserves for uninsured liabilities. While the outcome of the pending proceedings cannot be predicted with certainty, based on our review, we believe that any liability that may result is not reasonably likely to have a material effect on our liquidity, financial condition or results of operations.

        On October 1, 2004, we were named as a co-defendant in a product liability case (Cuesta v. Ford, et al, District Court for Bryant, Oklahoma) that seeks class action status. The complaint seeks an unspecified amount of damages on behalf of the class. We believe the claims to be without merit and intend to vigorously defend this action. There can be no assurance, however, that the outcome of the lawsuit will be favorable to us or will not have a material adverse effect on our business, consolidated financial condition and results of operations. We have incurred substantial litigation expenses in defending this litigation.

        On May 12, 2003, Thomas Ziegler, the Company's former president and chief executive officer, filed suit against the Company, American Industrial Partners, L.P.; American Industrial Partners Fund III, L.P., and American Industrial Partners Fund III Corporation in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida. In the suit, Mr. Ziegler alleges that we breached an "oral agreement" with Mr. Ziegler to pay him additional compensation, including a bonus of "at least" $500 for certain tasks performed by Mr. Ziegler while he was the Company's president and chief executive officer and seeks additional compensation to which he claims he is entitled. We dispute the existence of any agreement with or liability to Mr. Ziegler, and are vigorously defending this action.

DIRECTORS

        The following table sets forth certain information concerning the Company's directors:

Name	Age	Year First Elected or Appointed
Douglas E. Hailey	43	2001
William I. Morris	33	2004
R. Eugene Goodson	70	2002
Peter E. Salas	50	2004
Donn J. Viola	59	2002
Kirk R. Ferguson	36	2002
H. Samuel Greenawalt	76	2002
Carlos P. Salas	33	2004
Patrick W. Cavanagh	51	2005

        The business experience of each of the directors for at least the past five years includes the following:

        Douglas E. Hailey has served as a director since March 2001 and is a member of the Executive Committee. Since 1994, Mr. Hailey has been Vice President of the Investment Banking Division of Taglich Brothers, Inc., a New York-based full service brokerage firm that specializes in private equity placements for small public companies. Prior to joining Taglich Brothers, Inc., Mr. Hailey spent five years with Weatherly Financial Group, LLC, a small private equity firm that specialized in sponsoring leveraged buyouts. Mr. Hailey received a Bachelors degree in Business Administration from Eastern New Mexico University and an MBA in Finance from the University of Texas.

        William I. Morris has served as a director since September 2004. Mr. Morris joined the San Francisco office of American Industrial Partners in 2001 and is currently a Vice President of that firm. Prior to joining American Industrial Partners, Mr. Morris was a member of the mergers and acquisitions group of JP Morgan, an international investment banking firm. Mr. Morris has a BA in Finance from Simon Fraser University in Vancouver, British Columbia and a Masters in Economics from the University of Essex in Colchester, United Kingdom.

        R. Eugene Goodson has been Chairman of the Board since July 1, 2002. He also was President and Chief Executive Officer from August 7, 2002 through September 30, 2004. Mr. Goodson is the Chairman of the Executive Committee. Mr. Goodson was an Adjunct Professor at the University of Michigan's School of Business from September 1998 until June 2004. From October 1997 to September 1998, he was a consultant with Oshkosh Truck Corporation, a manufacturer of specialized trucks and transport equipment. From 1990 until his retirement in October 1997, he was Chairman of the Board of Directors and Chief Executive Officer of Oshkosh Truck Corporation. Mr. Goodson has a Master of Sciences in Mechanical Engineering and a Ph.D. from Purdue University.

        Peter E. Salas has been a director since September 2004, when he was appointed in conjunction with the 2004 recapitalization transaction. Mr. Salas serves as a member of the audit committee. He has been President of Dolphin Asset Management Corp. and its related companies since he founded it in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years, becoming Co-manager, Small Company Fund and Director-Small Cap Research. He received an A.B. degree in Economics from Harvard in 1976.

        Donn J. Viola has been a director since December 2002 and is a member of the Compensation Committee. Mr. Viola served as Chief Operating Officer of Donnley Corporation, an automotive parts supplier, from 1996 until his retirement in 2002. From 1990 to 1996, Mr. Viola held positions as Senior

Executive Vice President and Chief Operating officer with Mack Trucks, Inc., a heavy truck manufacturer. Mr. Viola has a Bachelor of Science in Mechanical Engineering from Lehigh University.

        Kirk R. Ferguson has been a director since July 1, 2002. He is a member of the Executive Committee, the chairman of the Compensation Committee and a member of the Audit Committee. Mr. Ferguson is an independent businessman. He joined American Industrial Partners in 2001 and until recently served as a partner and Managing Director of that firm. Mr. Ferguson was previously a principal at Saratoga Partners IV, LP, a private equity investment firm where he was employed from 1997 to 2001. Mr. Ferguson earned his AB from Stanford University and his MBA from Harvard Business School.

        H. Samuel Greenawalt served as a director and a member of the Audit Committee from March 1994 to July 1, 2002 when he resigned in conjunction with the 2002 recapitalization transaction. Mr. Greenawalt was re-elected as a director at the Company's Annual Meeting on September 19, 2002. Mr. Greenawalt is the chairman of the Audit Committee. From 1987 until his retirement in 1994 Mr. Greenawalt served as Senior Vice President, Business Development, for Michigan National Bank in Detroit, Michigan and since 1994 has served in that capacity on a part time basis. Mr. Greenawalt received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania, and is a graduate of the University of Wisconsin Banking School. Mr. Greenawalt is a director of Valley Commerce Bank.

        Carlos P. Salas has been a director since September 2004, when he was appointed in conjunction with the 2004 recapitalization transaction. He is a partner of Dolphin Advisors, L.L.C., which manages a private-equity investment fund focused on middle-market opportunities. Before joining Dolphin Advisors, Mr. Salas was an investment banker with Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), and later with Credit Suisse First Boston when it merged with DLJ. Prior to joining DLJ, Mr. Salas practiced law with Cleary, Gottlieb, Steen & Hamilton in New York. Mr. Salas received his J.D. from The University of Chicago and his B.A. from New York University. Mr. Salas also serves on the boards of directors of Tengasco Inc. (AMEX: TGC) and Telenetics Corp. (OTCBB: TLNT).

        Patrick W. Cavanagh joined the Company as the President and Chief Executive Officer on October 1, 2004. He was appointed to the Board of Directors in May 2005. From June 2003 until joining the Company, Mr. Cavanagh was General Manager of Woodward Controls, Inc. an energy controls company with operations in Niles, Illinois and Suzhou, China. From 1992 to 2003, he was Vice President of Knowles Electronics and general manager of their automotive components group, a producer of engine control systems. A Knowles Electronic subsidiary, Syncro-Start, was acquired by Woodward Controls in June 2003. Mr. Cavanagh has a Bachelor of Science in Mechanical Engineering from the Milwaukee School of Engineering.

Other Director Information

        Our affairs are managed under the direction of the Board of Directors. Members of the Board receive information concerning our affairs through oral and written reports by management, Board and committee meetings and other means. Our directors generally attend Board meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding our affairs.

        Directors serve until their successors are duly elected and qualified or until their earlier resignation, removal or disqualification. There are no family relationships between our directors and executive officers. For certain relationships between certain of the Directors and us, see "Certain Relationships and Related Transactions" on page 54.

Board Committees

        There are four committees of the Board of Directors as set forth below. The members of each committee are appointed by the Board of Directors.

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  Executive Committee.    When the Board of Directors is not in session, the Executive Committee may exercise all the powers and authority of the Board of Directors except as limited by law and the Certificate of Incorporation. The Executive Committee was created in June 2002 and did not meet during fiscal 2004. During fiscal 2004, the members of the Executive Committee were Messrs. Ferguson, Goodson, Hailey and W. Richard Bingham. Mr. Bingham resigned from the Board of Directors in September 2004. The current members of the Executive Committee are Messrs. Ferguson, Goodson and Hailey.

  •
  Audit Committee.    The Audit Committee reviews the scope of the independent annual audit, reviews the Company's quarterly and other financial reports and is responsible for other matters concerning the relationship between the Company and its independent registered public accounting firm. The Audit Committee operates under a charter from the Board of Directors. The Audit Committee held five meetings during our 2004 fiscal year. During fiscal 2004, the members of the Audit Committee were Messrs. Ferguson, Greenawalt and Nathan L. Belden. Mr. Belden resigned from the Board of Directors in July 2004. The current members of the Audit Committee are Messrs. Ferguson, Greenawalt and Peter E. Salas. Only Mr. Greenawalt is an independent director under applicable regulatory and listing standards. Our Board of Directors has determined that Peter Salas meets the definition of an audit committee financial expert, as set forth in Item 401(h)(2) of SEC Regulation S-K. A copy of the report of the Audit Committee is contained in our latest proxy statement.

  •
  Compensation Committee.    The Compensation Committee primarily reviews and sets compensation to be paid to our executive officers and directors and makes recommendations to the Board of Directors regarding awards under the Company's stock option plans. The Compensation Committee held two meetings during fiscal 2004. During fiscal 2004, the members of the Compensation Committee were Messrs. Hailey, Ferguson and Viola. The current members of the Compensation Committee are Messrs. Ferguson, Salas and Viola. A copy of the report of the Compensation Committee is contained our latest proxy statement.

  •
  Nominating Committee.    The Nominating Committee is responsible for determining the persons to be nominated for election to the Board of Directors. The Nominating Committee does not have a charter and did not meet during fiscal 2004; rather nominations were considered by the Board of Directors as a whole. During fiscal 2004, the Nominating Committee consisted of Messrs. Viola and Nathan L. Belden. Mr. Belden resigned from the Board of Directors in July 2004. The nominating committee currently consists of all members of the Board of Directors.

Meeting Attendance

        The Board of Directors met six times in person and three times via telephone during fiscal 2004. Each director attended more than 75% of the meetings of the Board of Directors and each committee on which he served and which met during fiscal 2004.

Director Compensation

        The non-employee directors of the Company, other than the directors affiliated with American Industrial Partners or Dolphin Advisors and their respective related companies, are paid an annual retainer of $5,000. Each non-employee director, other than the directors affiliated with American Industrial Partners or Dolphin Advisors and its related companies, receives an additional $1,500 for each regular Board meeting attended in person, $500 for each telephonic Board meeting attended and

$500 for each committee meeting attended, whether in person or telephonic. No fees are paid when action is taken by unanimous written consent. The Company reimburses its directors for reasonable costs incurred to attend Board and committee meetings. The directors currently eligible for the compensation set forth above are Douglas E. Hailey, Donn J. Viola and H. Samuel Greenawalt.

        R. Eugene Goodson retired as Chief Executive Officer on October 1, 2004 but remains as our Chairman of the Board. For fiscal 2005, Mr. Goodson will be paid $75,000 as Chairman of the Board and to effect an orderly transition of the President and Chief Executive Officer position to Mr. Cavanagh. Mr. Goodson will not be eligible for a bonus under the Company's salaried bonus plan.

        The Company has a stock option plan for the non-employee directors of the Company. For the fiscal year ended September 30, 2004, non-employee directors Messrs. Greenawalt, Hailey and Viola each received non-statutory stock options exercisable for ten years to purchase up to 10,000 shares of Common Stock at $0.75 per share.

        The Company has a management services agreement with each of American Industrial Partners and Dolphin Advisors. Certain directors are affiliated with these parties. See "Certain Relationships and Related Transactions" on page 54.

EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to the Company's executive officers as of May 31, 2005. Officers of the Company are appointed by the Board of Directors at the meeting of the Board of Directors immediately following the Annual Meeting of the stockholders and hold office until their successors are elected and qualified.

Name	Age	Current Position	Tenure
R. Eugene Goodson	70	Chairman of the Board President and Chief Executive Officer	2002 to present 2002 to September 30, 2004
Patrick W. Cavanagh	51	President and Chief Executive Officer Officer	October 1, 2004 to present
Dennis E. Bunday	54	Chief Financial Officer Executive Vice President, and Secretary	2001 to present 2002 to present
Thomas F. Dunlap	56	Executive Vice President	2002 to present

        Information concerning the principal occupation of Mr. Goodson is set forth under "Election of Directors." Information concerning the principal occupation during at least the last five years of the other executive officers of the Company who are not also directors of the Company is set forth below.

        Patrick W. Cavanagh—see "Directors" on page 44.

        Dennis E. Bunday joined the Company as Executive Vice President, Chief Financial Officer and Secretary in July 2002. From January 2001 until June 2002, he served the Company as its Chief Financial Officer as an independent contractor. Prior to joining the Company, he served as Vice President—Finance and Chief Financial Officer from 1998 to 2001, for Babler Bros., Inc., a manufacturer of pre-cast concrete products. From 1996 until 1998, he held the same positions with Quality Veneer & Lumber, Inc., and its predecessor, the Morgan Company, a producer of forest products. Prior to 1996, he was Financial Controller and Treasurer of Pope & Talbot, Inc., a New York Stock Exchange company. Mr. Bunday received a Bachelors degree in Accounting from Washington State University.

        Thomas F. Dunlap was appointed Executive Vice President and General Manager of the Company's Portland, Oregon facility in July 2002. From 1999 until July 2002 he was the General Manager of the Company's Portland, Oregon facility. Prior to joining the Company, Mr. Dunlap was Vice President and General Manager of the OEM business unit of Warn Industries, a powertrain component supplier to the auto industry. Mr. Dunlap was employed by Warn Industries for thirteen years. Mr. Dunlap has a Bachelor of Science degree in Aerospace Engineering from Iowa State University and a Masters in Business from the University of Michigan.

        There are no family relationships among the executive officers of the Company.

EXECUTIVE COMPENSATION

        The table below sets forth the compensation received by the Chief Executive Officer of the Company and other named executive officers of the Company who received compensation in excess of $100,000 during the fiscal years ended September 30, 2004, 2003 and 2002. The Company has no restricted stock award or long-term incentive plans.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)		All Other Compensation ($)
R. EUGENE GOODSON(1) Chairman of the Board, and through September 30, 2004, President and Chief Executive Officer	2004 2003 2002	120,000 120,000 30,000		108,400 37,500 25,000		— — —		— 250,000 —	(3)	4,300 3,900 —	(4) (4)
PATRICK W. CAVANAGH(2) Effective October 1, 2004, President And Chief Executive Officer	2004	—		—		—		—		—
DENNIS E. BUNDAY Executive Vice President and Chief Financial Officer	2004 2003 2002	150,000 150,000 37,500	(5)	108,400 47,500 25,000		— — 178,715	(5)	— 250,000 —	(3)	10,350 5,400 —	(4) (4)
THOMAS F. DUNLAP Executive Vice President	2004 2003 2002	150,000 150,000 123,750	(6)	108,400 37,500 100,000	(7)	— — —		— 250,000 —	(3)	10,951 7,300 1,200	(4) (4) (4)
RONALD J. VELAT Former Executive Vice President	2004 2003 2002	— 150,000 133,500	(8)	— 167,957 75,000	(8) (9)	— — —		— 250,000 —	(3)	— 3,844 10,000	(4) (10)

(1)
Mr. Goodson was appointed as Chairman of the Board on July 1, 2002 and on August 7, 2002 was appointed President and Chief Executive Officer in addition to Chairman of the Board. Mr. Goodson retired from the President and Chief Executive position with the appointment of Patrick W. Cavanagh effective October 1, 2004.
(2)
Mr. Cavanagh was appointed the Company's President and Chief Executive Officer effective October 1, 2004. Under his employment agreement, he will be paid $240,000 per annum in base compensation and is eligible for performance based bonuses in fiscal 2005. See "Executive Compensation—Employment Contracts" on page 50.
(3)
Each of the named executive officers, except Mr. Cavanagh, was granted stock options under the Company's Restated 1993 Stock Option Plan for 250,000 shares of common stock at an exercise price of $.66 per share, which was above the stock price on July 31, 2003, the date of grant. Pursuant to the terms of the stock option agreement, Mr. Velat's options expired on December 31, 2003 in conjunction with his resignation (see Note 8 below).
(4)
Represents contributions from the Company to each of the named executives 401(k) account.
(5)
Mr. Bunday was named Executive Vice President and Chief Financial Officer effective July 1, 2002. Prior to July 1, 2002, Mr. Bunday was Chief Financial Officer of the Company and provided services to the Company under an independent contractor agreement from January 22, 2001 to June 30, 2002. Contract payments amounts are included under "other compensation."
(6)
Mr. Dunlap was named Executive Vice President and General Manager of the Company's Oregon operations effective July 1, 2002. Prior to July 1, 2002, Mr. Dunlap was General Manager of the Company's Oregon operations. Compensation includes amounts prior to being named Executive Vice President.
(7)
Mr. Dunlap's bonus includes a $60,000 one-time retention bonus paid upon the successful completion of the 2002 recapitalization transaction.
(8)
Mr. Velat was named Executive Vice President and General Manager of the Company's passenger car and light truck electronic throttle controls product lines effective July 1, 2002 in conjunction with the 2002 recapitalization transaction and prior to that, Mr. Velat was General Manager of the same product lines. Mr. Velat resigned in conjunction with the Company's sale of its passenger car and light truck product lines to Teleflex, Inc. on September 30, 2003 and is no longer employed by the Company. Mr. Velat's fiscal 2003 bonus represents amounts paid to Mr. Velat to assist in the sale of the Company's passenger car and light truck product lines. Compensation includes amounts prior to being named Executive Vice President.
(9)
Mr. Velat's bonus includes a $60,000 one-time retention bonus paid upon the successful completion of the 2002 recapitalization transaction.
(10)
Represents a one-time payment for elimination of Mr. Velat's monthly car allowance of $500.

Stock Option Grants in Last Fiscal year

        No stock options were granted to any of the named executives during the fiscal year ended September 30, 2004.

        As part of his employment agreement, Mr. Cavanagh was granted stock options for 1,000,000 shares at a price of $1.00 per share, which was greater than the stock price on October 1, 2004, the date of grant. These options vest in equal annual installments over five years.

Stock Option Exercises and Holdings in Last Fiscal year

        The table below summarizes fiscal year-end option values of the executive officers named in the Summary Compensation Table. No named executive officer acquired any shares on exercise during the fiscal year ended September 30, 2004.

			Securities Underlying Unexercised Options at Year End (#)		Value of In-the Money Option at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Eugene Goodson	—	—	100,000	150,000	34,000	51,000
Patrick Cavanagh(1)	—	—	—	—	—	—
Dennis E. Bunday	—	—	100,000	150,000	34,000	51,000
Thomas K. Dunlap	—	—	150,000	150,000	34,000	51,000
Ronald J. Velat(2)	—	—	—	—	—	—

(1)
Mr. Cavanagh was appointed President and Chief Executive Officer effective October 1, 2004. In connection with his appointment, he was granted options to acquire 1,000,000 shares of the Company's Common Stock at an exercise price of $1.00 per share. The options vest in equal annual installments over five years.

(2)
Mr. Velat's stock options expired December 31, 2003 as a result of Mr. Velat's resignation in conjunction with the Company's sale of its passenger car and light truck product lines to Teleflex, Inc. on September 30, 2003. Mr. Velat is no longer employed by the Company.

Employment Contracts

        On January 10, 2003, the Company entered into employment agreements with Messrs. Bunday and Dunlap. Each of the contracts is for a term of four years beginning on October 1, 2002 and specifies an initial base salary of $150,000 per year, plus bonus based on parameters established by the Board of Directors on an annual basis. The agreements also provide for a one-year severance payment under certain circumstances in the event the Company terminates the agreements prior to the end of the contract period.

        The Company entered into an employment agreement effective October 1, 2004 with the Company's new President and Chief Executive Officer, Patrick W. Cavanagh. The agreement specifies an initial base salary of $240,000 per year plus a potential annual bonus of up to 150% of base salary based on financial performance and strategic objectives as established by the Board of Directors. The agreement also requires Mr. Cavanagh to purchase up to $50,000 of the Company's common stock at the then current market price and provides for a $200,000 retention bonus payable in May 2005, of which $100,000 will be paid in cash and $100,000 in shares of common stock, valued at the average trading price for the preceding 30 days. Additionally, the agreement provides for assistance in relocating from Chicago, Illinois to Portland, Oregon the granting of 1,000,000 options at $1.00 per share under the Company's 1993 stock option plan, and severance payments of between 1.5 and two times his base compensation under certain circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of May 31, 2005, by (i) each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding shares of each class of our voting stock, (ii) each of our directors, (iii) our Chairman of the Board, (iv) our President and Chief Executive Officer and each of our other named executive officers, and (v) all of our directors and executive officers as a group.

Name & Address of Beneficial Owner	Amount Beneficially Owned	Percentage Owned
R. Eugene Goodson(1) 14100 Southwest 72nd Ave. Portland, OR 97224	433,245	1.0
Kirk R. Ferguson 901 Lexington Ave. #9N New York, New York 10021	-0-	-0-
H. Samuel Greenawalt(2) 14100 Southwest 72nd Ave. Portland, OR 97224	240,152	*
Douglas E. Hailey(3) 861 Maggies Way Waterbury Center, VT 05677	354,071	*
William I. Morris c/o American Industrial Partners One Maritime Plaza, Suite 2525 San Francisco, CA 94111	103,040	*
Carlos P. Salas(4) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, New York 10003	4,243,270	9.1
Peter E. Salas(5) c/o Dolphin Asset Management Corp. 129 East 17th Street New York, New York 10003	8,743,401	18.8
Donn J. Viola(6) 14100 Southwest 72nd Ave. Portland, OR 97224	15,000	*
Patrick W. Cavanagh 14100 Southwest 72nd Ave. Portland, OR 97224	32,839	*
Dennis E. Bunday(7) 14100 Southwest 72nd Ave. Portland, OR 97224	847,853	1.8
Thomas F. Dunlap(8) 14100 Southwest 72nd Ave. Portland, OR 97224	1,159,949	2.5
Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,191,574	4.7
Mark E. Brady(9) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,649,940	5.7

Robert J. Suttman, II(9) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,657,270	5.7
Ronald L. Eubel(9) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,649,940	5.7
Bernard J. Holtgreive(9) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,649,940	5.7
William E. Hazel(9) Eubel Suttman & Brady Asset Management Inc. 7777 Washington Village Drive Suite 210 Dayton, OH 45459	2,649,940	5.7
American Industrial Partners Capital Fund III, L.P. c/o American Industrial Partners One Maritime Plaza, Suite 2525 San Francisco, CA 94111	6,765,045	14.5
Comerica Bank(10) 500 Woodward Avenue 33rd Floor, One Detroit Center Detroit, MI 48226	3,592,000	7.7
Thomas W. Itin(11) 7001 Orchard Lake Rd., Suite 424 West Bloomfield, MI 48322-3608	3,898,719	9.1
Dolphin Offshore Partners, L.P. c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10007	4,500,131	9.7
Dolphin Direct Equity Partners LP c/o Dolphin Asset Management Corp. 129 East 17th Street New York, NY 10007	4,243,270	9.1
All executive officers and directors as a group (11 persons)	11,255,347	23.9

*
Less than one percent.

(1)
Includes 100,000 shares issuable upon exercise of stock options exercisable on or before 60 days from the effective date of this prospectus.

(2)
Includes 85,000 shares issuable upon exercise of stock options exercisable on or before 60 days from the effective date of this prospectus.

(3)
Includes 35,000 shares issuable upon exercise of stock options exercisable on or before 60 days from the effective date of this prospectus.

(4)
Includes shares held by Dolphin Direct Equity Partners, LP. Mr. Carlos P. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP, except to the extent of his individual pecuniary interest therein.

(5)
Includes shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P. Mr. Peter E. Salas disclaims beneficial ownership of shares held by Dolphin Direct Equity Partners, LP and Dolphin Offshore Partners, L.P., except to the extent of his individual pecuniary interest therein.

(6)
Includes 15,000 shares issuable upon exercise of stock options exercisable on or before 60 days from the effective date of this prospectus.

(7)
Includes (i) 73,649 shares of common stock; (ii) 100,000 shares issuable upon exercise of stock options exercisable on or before 60 days from the effective date of this prospectus; and (iii) 674,204 shares owned by Williams Controls, Inc. employee benefit plans of which Mr. Bunday is a trustee and over which Mr. Bunday has shared voting and dispositive power. Mr. Bunday disclaims beneficial ownership of shares held in the Company's employee benefit plans, except to the extent of his individual pecuniary interest therein.

(8)
Includes (i) 335,745 shares of common stock; (ii) 150,000 shares issuable upon exercise of stock options exercisable on or before 60 days from the effective date of this prospectus; and (iii) 674,204 shares owned by Williams Controls, Inc. employee benefit plans of which Mr. Dunlap is a trustee and over which Mr. Dunlap has shared voting and dispositive power. Mr. Dunlap disclaims beneficial ownership of shares held in the Company's employee benefit plans, except to the extent of his individual pecuniary interest therein.

(9)
Messrs. Brady, Suttman, Eubel, Holtgreive and Hazel are general partners or principals of Eubel Suttman and disclaim beneficial ownership of these securities except to the extent of their individual pecuniary interest therein.

(10)
Comerica has assigned the power to vote these shares to Thomas W. Itin, but Comerica retains sole dispositive power.

(11)
Includes: (i) 150,000 shares of common stock held by Acrodyne Corporation; (ii) 156,719 shares owned by Ajay Sports, Inc.; and (iii) 3,592,000 shares held by Comerica. Comerica has assigned the power to vote the shares held by Comerica to Mr. Itin, but Comerica retains sole dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

        The Company had a Management Services Agreement with American Industrial Partners Advisors ("AIP Advisors"), an affiliate of AIP, which expired in conjunction with the recapitalization transaction on September 30, 2004. Under the terms of that agreement, AIP Advisors agreed to provide advisory and management services to the Company and its subsidiaries as the Company requested and as AIP Advisors agreed to provide from time to time. Under that agreement, the Company agreed to pay AIP Advisors (a) an advisory fee of $850,000 which was paid on July 1, 2002 in connection with the closing of the 2002 recapitalization; (b) an annual management fee, equal to $400,000 plus 3% of any debt outstanding (including accrued interest thereon) of the Company or its subsidiaries as of the first day of the applicable quarterly payment period which is owned or guaranteed by AIP or any of its affiliates; and (c) other fees based on certain occurrences. The Company paid AIP Advisors $400,000 during fiscal 2004.

        On September 30, 2004, the Company and AIP Advisors terminated the existing Management Service Agreement and entered into a new Management Services Agreement with each of AIP Advisors and Dolphin Advisors, LLC ("Dolphin Advisors"). Under the new agreement, each of AIP Advisors and Dolphin Advisors will provide advisory and management services to the Company and its subsidiaries. As consideration for such services, commencing October 1, 2004 the Company is required to pay (i) an annual management fee to AIP Advisors equal to $80,000, and (ii) an annual management fee to Dolphin Advisors equal to $120,000. Such annual management fees are payable in quarterly installments. The Company's obligation to pay the annual fee to AIP Advisors or Dolphin Advisors will terminate automatically as of September 30, 2007, or earlier under certain circumstances. The Company made no payments in fiscal 2004 under this agreement. The Company made payments of $100,000 in April of 2005.

Put/Call Agreement

        Also on September 30, 2004, the Company entered into a put/call option agreement with American Industrial Partners Capital Fund III, L.P. ("AIP"). Under the option agreement, during the period commencing on September 30, 2006 and ending on September 30, 2007, AIP has a one-time right to require the Company to repurchase up to 7,000,000 shares of the Company's common stock then held by AIP (the "Put"). The exercise price for the Put is the lesser of $1.00 per share or the average of the closing trading price of the Company's common stock for the 30 trading days immediately preceding the third business day before the notice of exercise of the Put is delivered by AIP. If the Company fails to pay the price within 30 days after exercise of the Put by AIP, the Company must issue to AIP shares of the Company's Series C preferred stock. The number of shares of Series C preferred stock to be issued to AIP would equal the aggregate price of the shares of common stock held by AIP that the Company was required to repurchase upon exercise of the Put divided by $100. The Series C preferred stock would be senior to the Company's common stock and any other class or series of stock of the Company with respect to (i) the right to receive dividends, and (ii) the right to receive a distribution of assets upon the dissolution, winding up or other liquidation of the Company. This liquidation preference would equal $100 per share, plus accrued but unpaid dividends. The Series C preferred stock would accrue cumulative dividends on a daily basis at an initial rate of 15% per annum, with such rate increasing by 0.25% every three months, up to a maximum rate of 20% per annum. In addition, the Company would have redemption rights to be able to redeem all or any portion of the Series C preferred stock at any time in minimum increments of 500 shares at a price per share equal to $100 plus all accrued but unpaid dividends. AIP may assign its rights to the Put to any person that holds at least 6,000,000 shares of the Company's common stock prior to such assignment. Upon any such assignment, however, the Company's obligation to issue Series C preferred stock as described above terminates. AIP may not assign the Put separately from the Call described below.

        In exchange for the Put, AIP granted the Company a right to purchase from AIP on October 31, 2007 all of the shares of the Company's common stock then held by AIP, up to a maximum of 7,000,000 shares, at a price of $2.00 per share (the "Call").

        The Company estimated the value of both the Put and Call under the option agreement, based in part on advice from a valuation firm. Based on the valuation, the Put and Call were valued at $613,000 and $280,000, respectively, as of September 30, 2004. The $333,000 difference between the value of the Put and the value of the Call on September 30, 2004 has been recorded as part of the loss on extinguishment of debt and as a long-term liability in the accompanying consolidated balance sheet at September 30, 2004. The valuation as of March 31, 2005 valued the Put and Call at $368,000 and $417,000, respectively. The $49,000 difference on March 31, 2005 has been recorded as a long-term asset in the accompanying consolidated balance sheet at March 31, 2005. As a result of the valuation at March 31, 2005, the Company recognized a gain of $382,000 for the six month period ended March 31, 2005. This gain has been recorded as other (income) expense for the six month period ended March 31, 2005 in the accompanying condensed consolidated statement of operations. The Company will revalue both the Put and the Call on a quarterly basis, with the change recorded to other (income) expense.

Sale of Restricted Common Stock To Employees

        In March 2004, the Company issued 216,667 shares of restricted common stock to certain employees at $0.75 per share, which approximated the market value price at the date of the transaction. These employees consisted of Gary Hafner, John Herrick, Mark Koenen, Sajid Parvez, Tom Butwin, Bob Beasley, Trent Smith, Mike Rusk, Keith Neubauer, Sandy Biederman and Jan Umbras. In addition, the Company issued stock options to each employee that purchased common stock in consideration for future services to be rendered. The total options granted were 866,667, which vest over a five year period from the date of grant. The exercise price for each option is $0.77.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us. As of May 31, 2005, we had 46,629,411 shares of common stock issued and outstanding, 3,832,917 shares reserved for issuance upon exercise of options at a weighted average exercise price of $0.96 per share and 993,583 for options which may be granted in the future. See "Description and Price Range of Capital Stock" on page 30. Of the reserved shares for issuance upon exercise of outstanding options, 2,651,334 are issuable upon exercise of stock options that are subject to vesting requirements from the date of this prospectus to October 1, 2009. As of May 31, 2005, 1,181,583 options are vested and exercisable. All of the shares to be issued upon exercise of the options are covered by effective registration statements.

ELIMINATION OF DIRECTOR LIABILITY

        Our Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, our Directors shall not be liable to the Company or our stockholders for damages resulting from a breach of the director's fiduciary duties, except for liability: (1) for any breach of the director's duty of loyalty to the Company or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation law, such as unlawful payment of dividends or unlawful stock purchase or redemption; or (4) for any transaction from which the director derived any improper personal benefit.

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF THE COMPANY

        Our Certification of Incorporation provides that to the fullest extent permitted by Delaware law, or to a greater extent if consistent with the law and if provided by resolution of the Company's stockholders or directors, or in a contract, the Company has the right and/or duty to indemnify any person who is or was a director, officer, employee or agent of the Company.

        Our Bylaws provide that to the full extent permitted by Delaware law, the Company shall indemnify any current or former directors, or current or former officers, employees or agents of the corporation who are not directors, who are made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceedings, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person or such persons is or was a director or officer of the Company, or is or was serving any other enterprise as a director, officer, member, employee or agent at the request of the Company, except that such indemnity shall not apply to liabilities incurred by reason of such person's gross negligence or willful misconduct.

        Our Bylaws also provide that to the full extent permitted by Delaware law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, except that such indemnity shall not apply to liabilities incurred by reason of such person's material breach of an agreement by such person with the Company, and except that such indemnification shall generally not apply in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company.

        In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. We have entered into indemnity agreements with two of our directors, Douglas E. Hailey and H. Samuel Greenawalt. These agreements provide that we will indemnify Messrs. Hailey and Greenawalt from and against claims arising out of them serving as directors of the Company. We are not required to indemnify them in certain circumstances, including when a claim is covered by insurance or when a claim arises out of illegal or fraudulent conduct of the indemnitee.

        The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

        As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document we file with the United States Securities and Exchange Commission at the United States Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the United States Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The United States Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the United States Securities and Exchange Commission (http://www.sec.gov).

        We have filed a registration statement of which this prospectus is a part and related exhibits with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the United States Securities and Exchange Commission at prescribed rates.

LEGAL MATTERS

        The legality of the issuance of shares of common stock offered hereby will be passed upon by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

        The consolidated financial statements of Williams Controls, Inc. as of September 30, 2004 and 2003, and for each of the years in the three-year period ended September 30, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

        Our stock transfer agent is Computershare Investor Services, 2 LaSalle Street, 3rd Floor, Chicago, Illinois 60602.

Part I

Item 1. Financial Statements

Williams Controls, Inc.

Condensed Consolidated Balance Sheet

(Dollars in thousands, except share and per share information)

(Unaudited)

March 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,227
Trade accounts receivable, less allowance of $35	10,032
Other accounts receivable	452
Inventories	3,730
Deferred income taxes	2,116
Prepaid expenses and other current assets	423

Total current assets	17,980
Property, plant and equipment, net	6,616
Deferred income taxes	5,173
Other assets, net	1,335

Total assets	$31,104

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$5,657
Accrued expenses	4,591
Current portion of employee benefit obligations	1,790
Current portion of long-term debt and capital lease obligations	3,456

Total current liabilities	15,494
Long-term Liabilities:
Long-term debt and capital lease obligations	11,900
Employee benefit obligations	7,256
Other long-term liabilities	—
Commitments and contingencies
Stockholders' Deficit:
Series C Preferred Stock ($.01 par value, 100,000 authorized; 0 issued and outstanding)	—
Common stock ($.01 par value, 75,000,000 authorized; 46,629,411 issued and outstanding)	466
Additional paid-in capital	35,960
Accumulated deficit	(33,969)
Treasury stock (130,200 shares)	(377)
Other comprehensive loss—Pension liability adjustment	(5,626)

Total stockholders' deficit	(3,546)

Total liabilities and stockholders' deficit	$31,104

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

Williams Controls, Inc.

Condensed Consolidated Statement of Stockholders' Deficit

(Dollars in thousands, except share information)

(Unaudited)

	Issued Common Stock
			Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Pension Liability Adjustment	Stockholders' Deficit
	Shares	Amount
Balance, September 30, 2004	46,629,411	$466	$35,960	$(37,458)	$(377)	$(5,626)	$(7,035)
Net income	—	—	—	3,489	—	—	3,489

Balance, March 31, 2005	46,629,411	$466	$35,960	$(33,969)	$(377)	$(5,626)	$(3,546)

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

Williams Controls, Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share information)

(Unaudited)

	Six Month Periods Ended March 31,
	2005	2004
Net sales	$32,736	$27,015
Cost of sales	21,553	18,712

Gross profit	11,183	8,303
Operating expenses:
Research and development	1,590	1,378
Selling	610	562
Administration	2,820	2,176

Total operating expenses	5,020	4,116

Operating income from continuing operations	6,163	4,187
Other (income) expenses:
Interest income	(20)	(1)
Interest expense—Debt	822	39
Interest expense—Series B Preferred Stock dividends and accretion	—	1,560
Gain on put/call option agreement	(382)	—
Other income, net	(24)	(5)

Total other expenses	396	1,593

Income from continuing operations before income taxes	5,767	2,594
Income tax expense	2,278	94

Net income from continuing operations	3,489	2,500
Discontinued operations:
Loss from operations of discontinued operations	—	65
Loss from sale of discontinued operations	—	183

Total discontinued operations	—	248

Net income	$3,489	$2,252

Income per common share from continuing operations—basic	$0.07	$0.08
Loss per common share from discontinued operations—basic	0.00	(0.01)

Net income per common share—basic	$0.07	$0.07

Weighted average shares used in per share calculation—basic	46,629,411	32,336,079

Income per common share from continuing operations—diluted	$0.07	$0.08
Loss per common share from discontinued operations—diluted	0.00	(0.01)

Net income per common share—diluted	$0.07	$0.07

Weighted average shares used in per share calculation—diluted	47,626,779	32,363,365

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

Williams Controls, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Six Month Periods Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$3,489	$2,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	468	807
Deferred income taxes	2,074	—
Gain on put/call option agreement	(382)	—
Loss from discontinued operations	—	248
Loss from sale of fixed assets	35	5
Interest expense—Series B Preferred Stock dividends and accretion	—	1,560
Changes in operating assets and liabilities
Receivables, net	(1,867)	(1,192)
Inventories	47	(126)
Accounts payable and accrued expenses	1,195	66
Other	73	(1,007)

Net cash provided by operating activities	5,132	2,613

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,649)	(468)
Net proceeds received from sale of assets	—	6,010
Proceeds from collection on note receivable	—	7

Net cash provided by (used in) investing activities	(1,649)	5,549

Cash flows from financing activities:
Net payments of debt and capital lease obligations	(4,738)	(4,495)
Net proceeds from exercise of warrants	—	2,092
Payment of Series A-1 dividends	—	(1,413)
Redemption of Series A Preferred Stock	—	(22)

Net cash used in financing activities	(4,738)	(3,838)

Net increase (decrease) in cash and cash equivalents	(1,255)	4,324
Cash and cash equivalents at beginning of period	2,482	101

Cash and cash equivalents at end of period	$1,227	$4,425

Supplemental disclosure of cash flow information:
Interest paid	$742	$45
Income taxes paid	$202	$91
Supplemental disclosure of non-cash investing and financing activities:
Issuance of note receivable for common stock	$—	$162

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

Williams Controls, Inc.

Notes to Condensed Consolidated Financial Statements

Six Month periods ended March 31, 2005 and 2004

(Dollars in thousands, except share and per share amounts)

(Unaudited)

Note 1. Organization

        Williams Controls, Inc., including its wholly-owned subsidiaries as follows and hereinafter referred to as the "Company," "we," "our," or "us.":

        Active Subsidiaries—Williams Controls Industries, Inc. ("Williams"); Williams (Suzhou) Controls Co. Ltd. ("Williams Controls Asia"); and Williams Controls Europe GmbH ("Williams Controls Europe").

        Inactive Subsidiaries—Aptek Williams, Inc. ("Aptek"); Premier Plastic Technologies, Inc. ("PPT"); ProActive Acquisition Corporation ("ProActive"); WMCO-Geo, Inc. ("GeoFocus"); NESC Williams, Inc. ("NESC"); Williams Technologies, Inc. ("Technologies"); Williams World Trade, Inc. ("WWT"); Techwood Williams, Inc. ("TWI"); Agrotec Williams, Inc. ("Agrotec") and its 80% owned subsidiaries Hardee Williams, Inc. ("Hardee") and Waccamaw Wheel Williams, Inc. ("Waccamaw").

Note 2. Basis Of Presentation

        The accompanying unaudited interim condensed consolidated financial statements have been prepared by the Company and, in the opinion of management, reflect all material normal recurring adjustments necessary to present fairly the Company's financial position as of March 31, 2005 and the results of operations and cash flows for the six month periods ended March 31, 2005 and 2004. The results of operations for the six month period ended March 31, 2005 are not necessarily indicative of the results to be expected for the entire fiscal year.

        Certain information and footnote disclosures made in the annual consolidated financial statements have been condensed or omitted for the interim consolidated statements. Certain costs are estimated for the full year and allocated to interim periods based on activity associated with the interim period. Accordingly, such costs are subject to year-end adjustment. In the opinion of management, when the interim consolidated statements are read in conjunction with the September 30, 2004 annual consolidated financial statements, the disclosures are adequate to make the information presented not misleading. The interim consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. On an ongoing basis, the Company evaluates its estimates, including those related to its allowance for doubtful accounts, impairment of long-lived assets, warranties, pensions and post-retirement benefit obligations, income taxes, and commitments and contingencies. Actual results could differ from these estimates and assumptions.

        Certain reclassifications of amounts reported in the prior period financial statements have been made to conform to classifications used in the current period financial statements.

Note 3. Accounting For Stock Based Compensation

        The Company has elected to account for its stock-based compensation plans using the intrinsic value-based method under Accounting Principles Board Opinion No. 25 (APB 25). Based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," and SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has computed, for pro forma disclosure purposes, net income and net income per share as if the fair value based method of accounting had been adopted.

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (Revised 2004), "Share Based Payment". This statement requires that compensation costs relating to share-based payment transactions be recognized in financial statements. Compensation costs will be measured based on the fair value of the equity or liability instruments issued. Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123R replaces SFAS No. 123 and supersedes APB No. 25 and is effective at the beginning of a registrant's first fiscal year that begins after June 15, 2005, at which time the Company will adopt the provisions of this statement. Until such time, the Company will continue to account for its stock-based compensation plans in accordance with APB No. 25.

        The Company has begun analyzing the effects of adopting SFAS No. 123R on its consolidated financial statements. In March 2005 the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107"), which expresses views of the SEC staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. The Company has evaluated assumptions it has historically used in the Black-Scholes option pricing model for determining the fair value of options granted in light of guidance provided in SFAS No. 123R and SAB 107, and has determined that following that guidance would result in refinement of the assumptions it has historically used for determining the SFAS No. 123 pro-forma net income disclosures. Under that guidance, the Company has refined its estimates of the expected volatility of its share price to 65% for the six month periods ended March 31, 2005 and 2004, as compared to the 97% and 100%, respectively, used in the Black-Scholes model, and the Company refined its estimates of the expected lives of options granted to 6.5 years as compared to the 7.0 years used in the Black-Scholes model. The Company has calculated the effect of using these refined assumptions and determined the effect to be immaterial to disclosures previously provided. The Company is still in the process of determining the effects of adopting SFAS No. 123R on its financial statements, including deciding which option valuation model to use.

        During the six month periods ended March 31, 2005 and 2004, the Company granted 1,030,000 stock options to certain employees and directors. The Company computed, for pro forma disclosure purposes, the value of all the options granted during the three and six month periods ended March 31, 2005 and 2004, using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for grants.

	Six Month Period Ended March 31,
	2005	2004
Risk-free interest rate	3.86%	3.34%
Expected dividend yield	0%	0%
Expected lives	7 years	7 years
Expected volatility	97%	100%

        Using the Black-Scholes methodology, the total value of options granted during the six month periods ended March 31, 2005 and 2004 was $810 and $576, respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically five years). The weighted average per share value of options granted during the six month periods ended March 31, 2005 and 2004 was $0.79 and $0.64, respectively.

        If the Company had accounted for its stock-based compensation plans using the fair value-based method in accordance with SFAS No. 123, the Company's net income and net income per share would approximate the pro forma disclosures below:

	Six Month Period Ended March 31,
	2005	2004
Net income as reported	$3,489	$2,252
Less: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(121)	(72)

Pro forma net income	$3,368	$2,180

Earnings per share:
Basic—as reported	$0.07	$0.07

Basic—pro forma	$0.07	$0.07

Diluted—as reported	$0.07	$0.07

Diluted—pro forma	$0.07	$0.07

Note 4. Comprehensive Income

        Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," requires companies to report a measure of all changes in equity except those resulting from investments by owners and distributions to owners. Total comprehensive income for the six month periods ended March 31, 2005 and 2004 was $3,489 and $2,252, respectively, and consisted solely of net income. As of March 31, 2005, accumulated other comprehensive loss was $5,626, net of tax of $104, and related to accumulated benefit obligations in excess of the plan assets for both the Hourly Employees Pension Plan and the Salaried Employees Pension Plan.

Note 5. Income Per Share

        Basic earnings per share ("EPS") and diluted EPS are computed using the methods prescribed by SFAS No. 128, "Earnings Per Share" and EITF 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128." Basic EPS is based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares outstanding and the dilutive impact of common equivalent shares outstanding.

        Following is a reconciliation of basic EPS and diluted EPS from continuing operations:

	Six Month Period Ended March 31, 2005			Six Month Period Ended March 31, 2004
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
Basic EPS—
Weighted average common shares outstanding		46,629,411			20,586,079
Effect of participating securities:
Preferred stock—Series A-1		—			11,750,000

Income from continuing operations allocable to common stockholders	$3,489	46,629,411	$0.07	$2,500	32,336,079	$0.08

Diluted EPS—
Effect of dilutive securities—
Stock options	—	997,368		—	26,269
Preferred stock—Series A	—	—		—	1,017

Income from continuing operations allocable to common stockholders	$3,489	47,626,779	$0.07	$2,500	32,363,365	$0.08

        For the six month period ended March 31, 2005, the Company had options and warrants covering 483,650 shares that were not considered in the diluted EPS calculation since they would have been antidilutive. For the six month period ended March 31, 2004, the Company had options and warrants covering 2,743,254 shares that were not considered in the diluted EPS calculation since they would have been antidilutive. In addition, for the six month period ended March 31, 2004, the Company had Series B preferred stock that was convertible into 22,696,113 of common shares, that were not considered in the diluted EPS calculation based on their classification under SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity."

        The Company adopted EITF 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128" during the quarter ended June 30, 2004. EITF 03-6 requires that participating securities that are convertible into common stock be included in the computation of basic EPS if the effect is dilutive. The Company's Series A-1 preferred stock stockholders were entitled to participate in the dividend rights equal to common stockholders for each share of common stock into which their preferred stock could be converted. Therefore, in accordance with EITF 03-6, the Company's basic EPS reported for the six month period ended March 31, 2004 has been retroactively restated to reflect the participation rights of the Series A-1 preferred stock stockholders in payment of dividends.

Note 6. Inventories

        Inventories consist of the following:

March 31, 2005
Raw materials	$2,539
Work in process	247
Finished goods	944

$3,730

Note 7. Fiscal 2004 Recapitalization

        On September 30, 2004, the Company completed a recapitalization transaction. In connection with this transaction, the Company redeemed 98,114 shares of Series B preferred stock for $26,436. The redemption of the shares of Series B preferred stock resulted in the conversion of all outstanding shares of Series A-1 preferred stock into a total of 11,848,740 shares of common stock. Immediately following the conversion of the Series A-1 preferred stock, the remaining 55,436 shares of Series B preferred stock were automatically converted into a total of 11,761,495 shares of common stock. Further, the Company obtained a $25,000 five-year senior secured loan and revolving credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch"). In connection with entering into the credit facility with Merrill Lynch, the Amended and Restated Credit Agreement between the Company and Wells Fargo Credit, Inc. ("Wells"), dated July 1, 2002, was terminated by the Company.

Note 8. Patent License Agreements

        During fiscal 2003 the Company obtained a license agreement covering an adjustable pedal design for its heavy truck and transit bus product lines. This agreement required an initial payment of $125, which was paid in fiscal 2003, and a $75 payment to be paid based on certain criteria, which was paid during the first quarter of fiscal 2005. The Company will also make royalty payments based on the number of units sold. The Company plans to begin selling these products in the fourth quarter of 2005 and, consequently, has not begun amortizing the initial payments. The agreement is for a period of three years and is automatically renewed annually if certain sales thresholds are met.

        Additionally, as part of the sale of the Company's passenger car and light truck product lines to Teleflex Incorporated on September 30, 2003, the Company obtained the right to use certain of Teleflex's adjustable pedal patents in exchange for Teleflex receiving licenses for certain of the Company's patents.

        During the second quarter of fiscal 2005, the Company entered into a license agreement covering non-contacting Hall effect sensor technology to internally produce non-contacting sensors for use in electronic throttle controls. This agreement required an initial payment of $140, which was accrued as of March 31, 2005 and will be paid subsequent to the end of the second quarter. In addition, the Company will make royalty payments based on the number of units sold and will be subject to minimum yearly royalties beginning in year three of this agreement. The Company will begin to amortize the capitalized license fees once units are sold. This agreement is for a period of ten years and is renewed annually based on written mutual agreement. This agreement may be terminated by the licensor after four years if certain sales thresholds are not met.

Note 9. Settlement Of Accounts Payable

        Included in the accompanying consolidated balance sheet is approximately $1,334 of accounts payable related to closed insolvent subsidiaries of the Company. In accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", a debtor can only relieve itself of a liability if it has been extinguished. A liability is considered extinguished if (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. During the six month period ended March 31, 2005, the Company was judicially released from and reversed $52 of old accounts payable related to closed insolvent subsidiaries of the Company resulting in a gain, which has been recorded in other (income) expense in the accompanying condensed consolidated statement of operations. The Company expects to reverse amounts in future periods based on the recognition of the liabilities being judicially released in accordance with SFAS No. 140 of $8 remaining in fiscal 2005; $561 in fiscal 2006; $731 in fiscal 2007; and $34 in fiscal 2010.

Note 10. Debt

        As part of the fiscal 2004 recapitalization transaction, on September 30, 2004, the Company entered into a new five-year senior secured loan and revolving credit facility with Merrill Lynch, which replaced the Company's prior loan facility with Wells. At the time of the recapitalization transaction, the Company's existing term loan balance of $318 was paid off and the credit agreement with Wells was terminated. The new loan facility with Merrill Lynch provides $25,000 in borrowing capacity, consisting of an $8,000 revolving loan facility and a $17,000 term loan. The loans are secured by substantially all the assets of the Company. Borrowings under the revolving loan facility are subject to a borrowing base equal to 85% of eligible accounts receivables and 60% of eligible inventories. Interest rates under the new agreement are based on the election of the Company of either a LIBOR rate or Prime rate. Under the LIBOR rate option, the revolving loan facility will bear interest at the LIBOR rate plus 3.75% per annum for borrowings under the revolving credit facility and borrowings under the term loan facility will bear interest at the LIBOR rate plus 4.25%. Under the Prime rate option, the revolving loan facility will bear interest at the Prime rate plus 2.75% per annum and the term loan facility will bear interest at the Prime rate plus 3.25%. Fees under the loan agreement include an unused line fee of .50% per annum on the unused portion of the revolving credit facility.

        The Company is required to repay the term loan in equal quarterly scheduled payments of $850. The Company is entitled to prepay the term loan, in whole or in part, in minimum amounts without penalty. Mandatory prepayments of the loans under the term loan are required in amounts equal to 75% of the Company's excess cash flow, as defined in the agreement, for each fiscal year and 100% of (i) the insurance or condemnation proceeds received in connection with a casualty event, condemnation or other loss, less any proceeds reinvested by the Company up to $500 per fiscal year; (ii) the net proceeds from issuance of equity or debt securities and (iii) the net cash proceeds of asset sales or other dispositions subject to customary exceptions. The revolving loan facility expires on September 29, 2009, at which time all outstanding amounts under the revolving loan facility are due and payable. The Company is subject to certain quarterly and annual financial covenants, commencing with the fiscal quarter ended December 31, 2004. At March 31, 2005, the Company was in compliance with its debt covenants.

        In connection with the new senior secured loan facility, the Company paid Merrill Lynch a commitment fee of $500. In addition, the Company must pay Merrill Lynch an annual agency fee of $25 and reimburse Merrill Lynch for any costs and expenses incurred in connection with the completion of the new credit agreement. The commitment fee and expenses incurred by Merrill Lynch and paid for by the Company have been capitalized in the accompanying consolidated balance sheet and are being amortized over the five-year life of the loan facility.

        The Company had available under its revolving credit facility $8,000 at March 31, 2005.

        The Company's long-term debt and capital lease obligations consist of the following:

March 31, 2005
Bank revolving credit facility due September 29, 2009, bearing interest at a variable rate.	$—
Bank term loan due September 29, 2009, balance bearing interest at a variable rate, (7.06% at March 31, 2005) payable in quarterly installments of $850.	15,300
Capital leases	56

15,356
Less current portion	3,456

$11,900

Note 11. Product Warranties

        The Company establishes a product warranty liability based on a percentage of product sales. The liability is based on historical return rates of products and amounts for significant and specific warranty issues, and is included in accrued expenses in the accompanying consolidated balance sheets. Warranty is limited to a specific time period, mileage or hours of use, and varies by product and application. The Company has recorded a liability, which, in the opinion of management, is adequate to cover such warranty costs. Following is a reconciliation of the changes in the Company's warranty liability for the six month periods ended March 31, 2005 and 2004:

	Six Month Period Ended March 31, 2005		Six Month Period Ended March 31, 2004
Balance at September 30, 2004	$1,393	Balance at September 30, 2003	$2,432
Payments	(674)	Payments	(1,670)
Additional accruals	678	Additional accruals	867
Accrual adjustments	—	Accrual adjustments	(47)

Balance at March 31, 2005	$1,397	Balance at March 31, 2004	$1,582

        In January 2003, the Company was notified by one customer of higher than normal warranty claims on one of the Company's electronic throttle control systems. This customer entered into a campaign to address this specific warranty issue. Management estimated that the total potential units involved were approximately 30,500 units and in the second quarter of fiscal 2003 recorded an accrual of $985 for the estimated costs of the repairs. Based on continuing analysis, return experience and the extension of this campaign to December 2004, additional accruals were made consisting of $336 during the fourth quarter of fiscal 2003 and $322 during fiscal 2004. The Company has made modifications to the product. All units that were in the customer's inventory were returned or replaced. During the six month periods ended March 31, 2005 and 2004, the Company made payments of $88 and $981, respectively, related to this specific warranty claim. At March 31, 2005, the accrual was $9 and is included in the amounts above. As this campaign ended on December 31, 2004, the Company does not anticipate any further increases or adjustments to this specific warranty accrual.

Note 12. Pension Plans and Post Retirement Benefits

        The Company maintains two pension plans, an hourly employee plan and a salaried employee plan. The hourly plan covers certain of the Company's union employees. The salaried plan covers certain salaried employees. During 2003, the Company modified the provisions of the salaried plan to limit the number of eligible employees to those in the plan at the time of modification and to limit the benefits under the plan to those earned to that date. Annual net periodic pension costs under the plans are determined on an actuarial basis. In December 2003, SFAS No. 132 (revised) "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued. SFAS No. 132 (revised) requires additional disclosures about assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement plans. Disclosures regarding the components of net periodic benefit cost and contributions of pension plans are required for interim financial statements and are included below.

Components of Net Periodic Benefit Cost:

	Salaried Employees Plan Six Month Period Ended March 31,		Hourly Employees Plan Six Month Period Ended March 31,
	2005	2004	2005	2004
Service cost	$—	$54	$74	$128
Interest cost	138	140	218	210
Expected return on plan assets	(102)	(68)	(130)	(100)
Amortization of prior service cost	—	—	28	30
Amortization of loss	50	66	184	184

Net periodic benefit cost	$86	$192	$374	$452

        The Company expects total contributions to its pension plans in fiscal 2005 to be $1,193. As of March 31, 2005, the Company has made contributions of $199 and will make further contributions of $994 throughout the rest of fiscal 2005.

        The Company also provides health care and life insurance benefits for certain of its retired employees. These benefits are subject to deductibles, co-payment provisions and other limitations. Disclosures regarding the components of net periodic benefit cost and contributions of the Company's post-retirement plan are required for interim financial statements and are included below. The Company did not make any contributions to the post-retirement plan for the six month periods ended March 31, 2005 and 2004.

Components of Net Periodic Benefit Cost:

	Post-Retirement Plan
	Six Month Period Ended March 31,
	2005	2004
Service cost	$4	$4
Interest cost	130	108
Amortization	12	(14)

Net periodic benefit cost	$146	$98

Note 13. Related Parties

        On September 30, 2004, the Company entered into a put/call option agreement with American Industrial Partners Capital Fund III, L.P. ("AIP"). Under the option agreement, during the period commencing on September 30, 2006 and ending on September 30, 2007, AIP has a one-time right to require the Company to repurchase, in whole or in part, up to a maximum of 7,000,000 shares of the Company's common stock held by AIP (the "Put"). The Put price is the lesser of $1.00 per share or the average of the closing trading prices of the Company's common stock for the 30 trading days immediately preceding the third business day before delivery of the notice of exercise of the Put. If the Company fails to pay the price of the Put for the shares required to be repurchased within 30 days after exercise of the Put, the Company is required to issue to AIP shares of the Company's newly designated Series C preferred stock. The number of shares of Series C preferred stock to be issued to AIP would equal the aggregate price of the shares of common stock held by AIP that the Company was required to repurchase upon exercise of the Put, but failed to do so, divided by $100. If shares of Series C preferred stock are issued due to the exercise of the Put by AIP, these preferred shares would be senior to the Company's common stock and any other class or series of stock. The Series C preferred stock would accrue cumulative dividends on a daily basis at the rate of 15% per annum. In addition the Company would have redemption rights to be able to redeem all or any portion of the Series C preferred stock at any time in minimum increments of 500 shares, at a price per share equal to $100 plus all accrued but unpaid dividends. Lastly, holders of the Series C preferred stock would have a liquidation preference equal to $100 per share, plus accrued but unpaid dividends, in any liquidation of the Company. AIP also has the right to assign its rights to the Put to any person that holds at least 6,000,000 shares of the Company's common stock prior to such assignment; however upon any such assignment, the right to the issuance of Series C preferred stock terminates. In addition, AIP may not assign the Put separately from the Call described below.

        In exchange for the Put, under the option agreement AIP granted the Company a right to elect to purchase from AIP (the "Call") on October 31, 2007 all of the shares of the Company's common stock then held by AIP, up to a maximum of 7,000,000 shares, at a price of $2.00 per share. In order to exercise the Call, the Company is required to deliver to AIP, not more than thirty nor fewer than ten days prior to the call date a written notice of its election to exercise the Call. The Company estimated the value of both the Put and Call under the option agreement, based in part on advice from a valuation firm. The valuation as of March 31, 2005 resulted in a Put value of $368 and a Call value of $417. The $49 difference between the value of the Put and the value of the Call has been recorded as a long-term asset in the accompanying consolidated balance sheet at March 31, 2005. As a result of the valuation at March 31, 2005, the Company recognized a gain of $382 for the six month period ended March 31, 2005. This gain has been recorded in other (income) expense for the six month period ended March 31, 2005 in the accompanying condensed consolidated statement of operations. The Company will continue to revalue both the Put and the Call on a quarterly basis, with the change recorded to other (income) expense.

        Effective with the September 30, 2004 recapitalization transaction, the Company and AIP Advisors terminated the existing Management Service Agreement and entered into a new Management Services Agreement with each of AIP Advisors and Dolphin Advisors, LLC ("Dolphin Advisors"). Under the new agreement, each of AIP Advisors and Dolphin Advisors will provide advisory and management services to the Company and its subsidiaries. As consideration for such services, commencing October 1, 2004 the Company is required to pay (i) an annual management fee to AIP Advisors equal to $80, and (ii) an annual management fee to Dolphin Advisors equal to $120. Such annual management fees are payable in quarterly installments. The Company's obligation to pay the annual fee to AIP Advisors or Dolphin Advisors will terminate automatically as of September 30, 2007, or earlier under certain circumstances. The Company made no payments in fiscal 2004 under this agreement. The Company made payments of $100 in April of 2005.

Note 14. Preferred Stock

        During the first quarter of fiscal 2004, the Company paid $1,413 of previously accrued Series A-1 preferred stock dividends. After such payment, no further dividends existed for Series A-1 preferred stock. As a result of the completion of the fiscal 2004 recapitalization transaction, all outstanding shares of Series A-1 preferred stock as of September 30, 2004 were converted into 11,848,740 shares of common stock.

Note 15. Warrants and Common Stock

        In February 2001, the Company issued $5,000 of 12% secured subordinated debentures. For each purchaser of debentures, the Company issued a three year warrant to purchase common stock of the Company, par value $0.01 per share at $1.375 per share for each $2.00 of principal amount of debentures purchased. The Company also issued the placement agent a three year warrant to purchase shares of the Company's common stock equal to 7.0% of the number of warrants issued to the purchasers. On March 1, 2004, certain warrant holders exercised 2,677,017 warrants at a price of $0.78 per share. The remaining warrants that were not exercised expired on March 1, 2004.

        In March 2004, the Company sold 216,667 shares of restricted common stock to certain employees at $0.75 per share, which was the market value price at the date of the transaction. Cash from this transaction was received in April 2004. In addition, the Company granted stock options to each employee that purchased common stock in consideration for future services to be rendered. The total options granted were 866,667, which vest over a five-year period from the date of grant.

        In April 2000, the Company issued $2,139 of 7.5% convertible subordinated debentures. The Company issued to the placement agent in this transaction a five year warrant to purchase shares of the Company's common stock equal to 7.0% of the total shares of common stock issuable upon the conversion of the debentures. The exercise price of the placement agent warrants was $2.40 per share and as of March 31, 2005, there were 74,900 warrants outstanding. The exercise price for the placement agent warrants was not adjustable. Subsequent to the end of the second quarter in April 2005, these warrants expired unexercised. At this time, the Company has no further warrants outstanding.

Note 16. Discontinued Operations

        The Company accounts for the impairment of long-lived assets or a disposal group in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets". The Company tests for impairment when factors indicate that an asset or disposal group may not be recoverable from future undiscounted cash flows. The Company discontinued the operations of NESC in fiscal 2004 through the sale of certain assets. The disposed assets consisted of property, plant and equipment, inventories and the right to a product patent.

        In accordance with SFAS No. 144, the disposed assets were adjusted to their fair value, causing the Company to recognize a write down of assets of $183. The total loss on the write down of assets of $183 and the results of operations during the six month period ended March 31, 2004 have been recorded as a component of discontinued operations on the accompany condensed consolidated statement of operations. Net sales for NESC during the six month period ended March 31, 2004 was $181, and was removed from total net sales in the accompanying condensed consolidated statement of operations. For the first six month period ended March 31, 2004, NESC incurred negative gross profit of $16 and total operating expenses of $49 resulting in a net loss from operations of $65.

Note 17. Segment Information

        The Company accounts for its segments in accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". During the six month periods ended March 31, 2005 and 2004, the Company operated in one segment: vehicle components.

Note 18. Contingencies

        The Company and its subsidiaries are involved in various lawsuits incidental to their businesses. In the opinion of management, the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial statements.

        The soil and groundwater at the Company's Portland, Oregon facility contain contaminants that the Company believes were released on the property by previous property owners. Some of this contamination has migrated offsite to a neighboring property. The Company has retained an environmental consulting firm to investigate the extent of the contamination and to determine what, if any, remediation will be required and the associated costs. During the third quarter of fiscal 2004, the Company entered into the Oregon Department of Environmental Quality's voluntary clean-up program and during fiscal 2004 the Company recorded $950 for this matter, representing the low end of the reasonable range of estimated future investigation, remediation and monitoring costs. As of March 31, 2005, the liability was $740. The Company believes it has a contractual right to indemnification from the prior owner of the property and has notified the prior owner of this indemnity claim. The prior owner has disputed its liability and the Company may seek judicial enforcement of the indemnity obligation.

        On October 1, 2004, the Company was named as a co-defendant in a product liability case (Cuesta v. Ford, et al, District Court for Bryant, Oklahoma) that seeks class action status. The complaint seeks an unspecified amount of damages on behalf of the class. The Company believes the claims to be without merit and intends to vigorously defend against this action. There can be no assurance, however, that the outcome of the lawsuit will be favorable to the Company or will not have a material adverse effect on the Company's business, consolidated financial condition and results of operations. In addition, the Company has incurred and will continue to incur substantial litigation expenses in defending this litigation.

        On May 12, 2003, Mr. Thomas Ziegler, the Company's former president and chief executive officer, sued the Company, American Industrial Partners, L.P.; American Industrial Partners Fund III, L.P., and American Industrial Partners Fund III Corporation in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida. In the suit, Mr. Ziegler alleges that the Company breached an "oral agreement" with Mr. Ziegler to pay him additional compensation, including a bonus of "at least" $500 for certain tasks performed by Mr. Ziegler while he was the Company's president and chief executive officer and seeks additional compensation to which he claims he is entitled. The Company disputes the existence of any such agreement and any resulting liability to Mr. Ziegler and is vigorously defending this action.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Williams Controls, Inc.:

        We have audited the accompanying consolidated balance sheets of Williams Controls, Inc. and subsidiaries as of September 30, 2004 and 2003 and the related consolidated statements of stockholders' deficit, operations, cash flows and comprehensive loss for each of the years in the three-year period ended September 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Williams Controls, Inc. and subsidiaries as of September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 2004 in conformity with U.S. generally accepted accounting principles.

        In fiscal year 2003, the Company adopted Statement of Financial Accounting Standard No. 150, as discussed in Note 15 to the consolidated financial statements. In addition, as discussed in Note 7 to the consolidated financial statements, in fiscal year 2002, the Company adopted early application of Statement of financial Accounting Standard No. 145.

/s/ KPMG LLP

Portland, Oregon
December 3, 2004

Williams Controls, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share information)

	September 30, 2004	September 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$2,482	$101
Trade accounts receivable, less allowance of $20 and $24 in 2004 and 2003, respectively	8,193	7,015
Other accounts receivable	424	7,185
Inventories	3,777	4,053
Deferred income taxes	2,116	—
Prepaid expenses and other current assets	290	330

Total current assets	17,282	18,684
Property, plant, and equipment, net	5,402	5,647
Deferred income taxes	7,247	—
Other assets, net	1,194	576

Total assets	$31,125	$24,907

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$4,084	$4,027
Accrued expenses	4,969	6,698
Current portion of employee benefit obligations	1,240	2,098
Current portion of long-term debt and capital lease obligations	3,454	4,658

Total current liabilities	13,747	17,481
Long-term Liabilities:
Long-term debt and capital lease obligations	16,640	402
Employee benefit obligations	7,440	8,095
Other long-term liabilities	333	—
Mandatory redeemable Convertible Series B preferred stock, net (0 and 153,550 issued and outstanding at September 30, 2004 and 2003, respectively)	—	16,072
Commitments and contingencies
Stockholders' Deficit:
Preferred stock ($.01 par value, 50,000,000 authorized)
Series A-1 (0 and 77,550 issued and outstanding at September 30, 2004 and 2003, respectively)	—	1
Series A (0 and 150 issued and outstanding at September 30, 2004 and 2003, respectively)	—	—
Series C ($.01 par value, 100,000 authorized; 0 issued and outstanding at September 30, 2004 and 2003)	—	—
Common stock ($.01 par value, 50,000,000 authorized; 46,629,411 and 20,125,492 issued and outstanding at September 30, 2004 and 2003, respectively)	466	201
Additional paid-in capital	35,960	22,224
Accumulated deficit	(37,458)	(33,400)
Treasury stock (130,200 shares at September 30, 2004 and 2003, respectively)	(377)	(377)
Other comprehensive loss—Pension liability adjustment	(5,626)	(5,792)

Total stockholders' deficit	(7,035)	(17,143)

Total liabilities and stockholders' deficit	$31,125	$24,907

See accompanying notes to Consolidated Financial Statements.

Williams Controls, Inc.

Consolidated Statements of Stockholders' Deficit

(Dollars in thousands)

	Issued Series A-1 preferred stock		Issued Series A preferred stock		Issued Common Stock
							Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Note Receivable	Pension Liability Adjustment	Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, September 30, 2001	—	$—	78,400	$1	19,921,114	$199	$23,069	$(30,721)	$(377)	$(500)	$(2,379)	$(10,708)
Net loss	—	—	—	—	—	—	—	(961)	—	—	—	(961)
Common stock issued from conversion of preferred stock	—	—	(200)	—	7,408	—	—	—	—	—	—	—
Dividends on preferred stock and accretion for Series B preferred stock	—	—	—	—	—	—	—	(1,566)	—	—	—	(1,566)
Accrued dividends reclassified to preferred stock	—	—	—	—	—	—	1,413	—	—	—	—	1,413
Redemption of Series A preferred stock for Series A-1	77,550	1	(77,550)	(1)	—	—	(923)	923	—	—	—	—
Write off of note receivable	—	—	—	—	—	—	—	—	—	500	—	500
Change in pension liability adjustment	—	—	—	—	—	—	—	—	—	—	(1,646)	(1,646)

Balance, September 30, 2002	77,550	1	650	—	19,928,522	199	23,559	(32,325)	(377)	—	(4,025)	(12,968)
Net income	—	—	—	—	—	—	—	936	—	—	—	936
Dividends on preferred stock and accretion for Series B preferred stock	—	—	—	—	—	—	—	(2,011)	—	—	—	(2,011)
Accrued dividends reclassified to liabilities	—	—	—	—	—	—	(1,413)	—	—	—	—	(1,413)
Common stock issuance	—	—	—	—	196,970	2	128	—	—	—	—	130
Redemption of Series A preferred stock	—	—	(500)	—	—	—	(50)	—	—	—	—	(50)
Change in pension liability adjustment	—	—	—	—	—	—	—	—	—	—	(1,767)	(1,767)

Balance, September 30, 2003	77,550	1	150	—	20,125,492	201	22,224	(33,400)	(377)	—	(5,792)	(17,143)
Net loss	—	—	—	—	—	—	—	(4,058)	—	—	—	(4,058)
Exercise of common stock warrants	—	—	—	—	2,677,017	27	2,065	—	—	—	—	2,092
Common stock issuance	—	—	—	—	216,667	2	160	—	—	—	—	162
Conversion of Series B preferred stock to common stock	—	—	—	—	11,761,495	118	11,644	—	—	—	—	11,762
Conversion of Series A-1 preferred stock to common stock	(77,550)	(1)	—	—	11,848,740	118	(118)	—	—	—	—	(1)
Redemption of Series A preferred stock	—	—	(150)	—	—	—	(15)	—	—	—	—	(15)
Change in pension liability adjustment (net of tax of $104)	—	—	—	—	—	—	—	—	—	—	166	166
Balance, September 30, 2004	—	$—	—	$—	46,629,411	$466	$35,960	$(37,458)	$(377)	$—	$(5,626)	$(7,035)

See accompanying notes to Consolidated Financial Statements.

Williams Controls, Inc.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share information)

	For the year ended September 30,
	2004	2003	2002
Net sales	$58,050	$51,302	$51,917
Cost of sales	39,234	40,326	37,370

Gross profit	18,816	10,976	14,547
Operating expenses (income)
Research and development	3,042	3,575	3,549
Selling	1,192	1,367	1,252
Administration	4,864	5,199	6,682
Gain on settlement with customer	—	(951)	—
Loss on impairment of investment—Ajay	—	—	3,565

Total operating expenses	9,098	9,190	15,048

Operating income (loss) from continuing operations	9,718	1,786	(501)
Other (income) expenses:
Interest income	(3)	(25)	—
Interest expense—Debt	72	523	1,638
Interest expense—Series B preferred stock dividends and accretion	3,245	731	—
Loss on extinguishment of debt	19,770	—	—
Other (income) expense	(221)	(182)	190

Total other expenses	22,863	1,047	1,828
Income (loss) from continuing operations before income taxes	(13,145)	739	(2,329)
Income tax benefit	9,265	305	131

Net income (loss) from continuing operations	(3,880)	1,044	(2,198)
Discontinued operations:
Loss from operations of discontinued operations (net of tax benefit of $41 in 2004)	65	228	147
Loss from sale of discontinued operations (net of tax benefit of $70 in 2004)	113	—	—
(Gain) from settlement of obligations	—	(120)	(1,384)

Total discontinued operations	178	108	(1,237)

Net income (loss)	(4,058)	936	(961)
Adjustment for redemption of preferred stock—Series A to A-1	—	—	923
Preferred dividends and accretion for Series B preferred stock	—	(2,011)	(1,566)

Net (loss) allocable to common stockholders	$(4,058)	$(1,075)	$(1,604)

(Loss) per common share from continuing operations—basic and diluted	$(0.18)	$(0.05)	$(0.14)
Income (loss) per common share from discontinued operations—basic and diluted	(0.01)	(0.00)	0.06

Net (loss) per common share—basic and diluted	$(0.19)	$(0.05)	$(0.08)

Weighted average shares used in per share calculations	21,867,137	20,104,986	19,927,667

See accompanying notes to Consolidated Financial Statements.

Williams Controls, Inc.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended September 30,
	2004	2003	2002
Cash flows from operating activities:
Net income (loss)	$(4,058)	$936	$(961)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	19,770	—	—
(Gain) loss from discontinued operations	178	(120)	(1,384)
Loss from sale and disposal of fixed assets	5	84	495
Gain from reversal of patent license liability	—	—	(580)
Depreciation and amortization	1,313	1,734	2,672
Interest expense—Series B preferred stock dividends and accretion	250	731	—
Gain on settlement with customer	—	(51)	—
Loss on debt modification	—	—	23
Gain on settlement of liabilities	(419)	(275)	(720)
Loss on impairment of investment—Ajay	—	—	3,565
Deferred income taxes	(9,467)	—	—
Changes in operating assets and liabilities of continuing operations:
Receivables, net	(1,382)	194	(533)
Inventories	66	(66)	(215)
Accounts payable and accrued expenses	572	(601)	(4,403)
Other	(1,268)	448	(682)

Net cash provided by (used in) operating activities of continuing operations	5,560	3,014	(2,723)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,046)	(1,285)	(1,229)
Net proceeds received from sale of assets	6,010	12	48
Proceeds from collection on note receivable	13	14	—

Net cash provided by (used in) investing activities of continuing operations	4,977	(1,259)	(1,181)

Cash flows from financing activities:
Net proceeds from issuance of Series B preferred stock	—	355	10,485
Redemption of Series B preferred stock	(23,441)	—	—
Proceeds from issuance of debt	20,011	—	—
Net proceeds from exercise of warrants	2,092	—	—
Net proceeds from issuance of common stock	162	—	—
Payment of Series A-1 dividends	(1,413)	—	—
Financing costs related to recapitalizations	(568)	(119)	(167)
Net payments of debt and capital lease obligations	(4,977)	(507)	(2,287)
Repayment of subordinated debt	—	(2,139)	(3,000)
Redemption of Series A preferred stock and payment of dividends	(22)	(73)	—
Net change in book overdraft	—	—	(193)

Net cash provided by (used in) financing activities of continuing operations	(8,156)	(2,483)	4,838

Cash flows from discontinued operations:
Net cash used in operations	—	—	(105)

Net cash used in discontinued operations	—	—	(105)

Net increase (decrease) in cash and cash equivalents	2,381	(728)	829
Cash and cash equivalents at beginning of year	101	829	—

Cash and cash equivalents at end of year	$2,482	$101	$829

See attached Supplemental disclosure of cash flow information and non-cash investing and financing activities.

	For the year ended September 30,
	2004	2003	2002
Supplemental disclosure of cash flow information:
Interest paid	$3,059	$515	$1,708
Income taxes paid (refunds), net	$189	$(228)	$(231)

Supplemental disclosure of non-cash investing and financing activities:
Preferred dividends accrued but not paid and Series B accretion	$—	$1,996	$1,566
Pension liability adjustment	154	1,898	1,613
Conversion of Series B preferred stock to common stock	11,762	—	—
Conversion of Series A-1 preferred stock to common stock	118	—	—
Increase in other receivables from sale of passenger car and light truck product lines	—	6,833	—
Issuance of common stock for services previously accrued	—	130	—
Issuance of notes receivable for sale of property	—	89	—
Dividends transferred to (from) equity	—	(1,413)	1,413
Accrued interest/fees converted to debt	—	—	397
Gain from sale of assets and settlement of liabilities from discontinued operations	—	—	1,384
Subordinated debt converted to Series B preferred stock	—	—	2,000
Adjustment for redemption of Series A in exchange for Series A-1 preferred stock	—	—	923
Debt modification fee accrued	—	—	225

See accompanying notes to Consolidated Financial Statements.

Williams Controls, Inc.

Consolidated Statements of Comprehensive Loss

(Dollars in thousands)

	For the year ended September 30,
	2004	2003	2002
Net income (loss)	$(4,058)	$936	$(961)
Change in pension liability adjustment, net of tax of $104 in 2004	166	(1,767)	(1,646)

Comprehensive loss	$(3,892)	$(831)	$(2,607)

See accompanying notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Years Ended September 30, 2004, 2003 and 2002

(Dollars in thousands, except share and per share amounts)

Note 1. Summary of Operations and Current Events

        Williams Controls, Inc., including its wholly-owned subsidiaries, Williams Controls Industries, Inc. ("Williams"); Aptek Williams, Inc. ("Aptek"); Premier Plastic Technologies, Inc. ("PPT"); ProActive Acquisition Corporation ("ProActive"); WMCO-Geo ("GeoFocus"); NESC Williams, Inc. ("NESC"); Williams Technologies, Inc. ("Technologies"); Williams World Trade, Inc. ("WWT"); Techwood Williams, Inc. ("TWI"); Agrotec Williams, Inc. ("Agrotec") and its 80% owned subsidiaries Hardee Williams, Inc. ("Hardee") and Waccamaw Wheel Williams, Inc. ("Waccamaw") is herein referred to as the "Company" or "Registrant". The subsidiaries are as follows:

Continuing Subsidiaries—

        Williams Controls Industries, Inc.:    Manufactures vehicle components sold in the commercial vehicle industry.

Inactive subsidiaries—

        ProActive Acquisition Corporation:    Through September 30, 2003, manufactured electronic throttle controls and adjustable pedal systems for passenger vehicles. This subsidiary also developed and produced electronic sensors. See Note 17.

        Premier Plastic Technologies, Inc.:    Manufactured plastic components for the automotive industry. This operation was closed in March, 2001.

        Williams Technologies, Inc.:    Supported all subsidiaries of the Company by providing research and development and developing strategic business relationships to promote "technology partnering". This subsidiary ceased operations in fiscal 2000.

        Williams World Trade, Inc.:    Located in Kuala Lumpur, Malaysia, WWT managed foreign sourcing for subsidiaries of the Company, affiliates and third party customers. Significant portions of WWT's revenues were derived from Ajay Sports, Inc., an affiliate. This subsidiary ceased operations in fiscal 2000.

        Aptek Williams, Inc.:    Developed and produced sensors, microcircuits, cable assemblies and other electronic products for the transportation industry, and conducted research and development activities to develop commercial applications of sensor related products for the transportation market. This subsidiary ceased operations in fiscal 2002.

        WMCO-Geo:    Developed train tracking and cyber-farming systems using global positioning systems ("GPS") and geographical information systems ("GIS"). This operation was sold in June 2001.

Discontinued Operations—

        NESC Williams, Inc.:    Installed conversion kits to allow vehicles to use compressed natural gas and provided natural gas well metering services. This operation was sold in February 2004.

Agricultural Equipment

        The operations of the subsidiaries comprising the agricultural equipment product line were sold in May 2000 and had previously been reported as discontinued operations.

        Agrotec Williams, Inc.:    Manufactured spraying equipment for the professional lawn care, nursery and pest control industries.

        Hardee Williams, Inc.:    Manufactured equipment used in farming, highway and park maintenance.

        Waccamaw Wheel Williams, Inc.:    Manufactured solid rubber tail wheels and other rubber products used on agricultural equipment, from recycled truck and bus tires.

2004 Recapitalization

        On September 30, 2004, the Company completed a recapitalization transaction. In connection with this transaction, the Company redeemed 98,114 shares of Series B preferred stock for $26,436. The redemption of the shares of Series B preferred stock resulted in the conversion of all outstanding shares of Series A-1 preferred stock into a total of 11,848,740 shares of common stock. Immediately following the conversion of the Series A-1 preferred stock, the remaining 55,436 shares of Series B preferred stock were automatically converted into a total of 11,761,495 shares of common stock. Further, the Company obtained a $25,000 five year senior secured loan and revolving credit facility with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. ("Merrill Lynch"). In connection with entering into the credit facility with Merrill Lynch, the Amended and Restated Credit Agreement between the Company and Wells Fargo Credit, Inc. ("Wells"), dated July 1, 2002, was terminated by the Company. Using proceeds from the new credit facility with Merrill Lynch, the Company repaid the remaining $318 of a term loan under the Wells credit agreement.

Concentration of Risk and Sales by Customer

        For the years ended September 30, 2004, 2003 and 2002, Freightliner accounted for 20%, 21% and 21%, Volvo accounted for 16%, 14% and 13%, Paccar accounted for 16%, 10% and 8%, and Navistar accounted for 8%, 11% and 11%, of net sales from continuing operations, respectively. Approximately 33%, 31% and 28% of net sales in fiscal 2004, 2003 and 2002, respectively, were to customers outside of the United States, primarily in Canada, Belgium, Sweden, Mexico and Korea, and, to a lesser extent, in other European countries, South America, Pacific Rim nations and Australia. At September 30, 2004 and 2003, Freightliner represented 14% and 15%, Volvo represented 13% and 14%, and Navistar represented 9% and 12%, of trade accounts receivable, respectively.

Note 2. Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include all of the accounts of Williams Controls, Inc. and its majority owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with maturities of three months or less at the date of acquisition.

Inventories

        Inventories are valued at the lower of cost or market. Cost is determined using standard costs, which approximate the first in, first out, or FIFO method. Cost includes the acquisition of purchased components, parts and subassemblies, labor and overhead. Market with respect to raw materials is replacement cost and, with respect to work-in-process and finished goods, is net realizable value.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Property, plant and equipment are depreciated using the straight-line method over the estimated useful lives of the assets ranging from 3 to 12 years for office furniture, machinery and equipment and 31.5 years for buildings. Capitalized leases are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the estimated remaining terms of the leases. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", management reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the estimated undiscounted future cash flows of the operation to which the assets relate, to the carrying value of such assets. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell. The Company adopted SFAS No. 144 in fiscal year 2003 and it did not have a material impact on our financial position or results of operations. Prior to SFAS No. 144, the Company evaluated long lived assets for impairment pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

Goodwill and Intangible Assets

        The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective with the 2002 fiscal year. Goodwill, which represents the excess of cost over net assets of acquired companies, is no longer being amortized and is evaluated annually for impairment using fair value. During the fourth quarter of fiscal 2003, the Company recorded an impairment charge for the remaining goodwill balance of $36 associated with NESC based on the Company's assessment of the fair value.

Debt Issuance Costs

        Costs incurred in the issuance of debt financing are amortized over the term of the debt agreement, approximating the effective interest method, and are included in other assets on the accompanying consolidated balance sheets.

Product Warranty

        In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the disclosure requirements in this interpretation effective for financial statements of interim or annual periods ending after December 31, 2002.

        The Company establishes a product warranty liability based on a percentage of product sales. The liability is based on historical return rates of products and amounts for significant and specific warranty issues, and is included in accrued expenses on the accompanying Consolidated Balance Sheets. Warranty is limited to a specified time period, mileage or hours of use, and varies by product and application. The Company has recorded a liability, which in the opinion of management is adequate to cover such warranty costs.

        Following is a reconciliation of the changes in the Company's warranty liability for the years ended September 30, 2004 and 2003, as required by FIN 45.

Balance at September 30, 2002	$1,293
Payments	(851)
Additional accruals	2,315
Accrual adjustments	(325)

Balance at September 30, 2003	$2,432

Payments	(2,726)
Additional accruals	1,758
Accrual adjustments	(71)

Balance at September 30, 2004	$1,393

        In January 2003, the Company was notified of higher than normal warranty claims on one of its electronic throttle control systems by one customer. Management estimated that the total potential units involved are approximately 30,500 units and in the second quarter of fiscal 2003 recorded an accrual of $985 for the estimated cost of the repairs. Based on continuing analysis, return experience and the extension of this campaign to December 2004, additional accruals were made consisting of $336 during the fourth quarter of fiscal 2003 and $322 during fiscal 2004. The Company has made modifications to the product. All units that were in the customer's inventory have been returned or replaced. The remaining possible defective parts are installed on vehicles and vehicle owners have been notified that the parts should be replaced. For the year ended September 30, 2004, the Company made payments of $1,390 related to this specific warranty claim. At September 30, 2004, the accrual was $33 and is included in the amounts above.

        In fiscal 2003, the Company recorded a $127 reduction in its general warranty reserve and an accrual adjustment of $198 to its 2001 product recall accrual based on the Company's assessment of its remaining obligations and revision of its accrual rate based on historical returns. In addition, the Company recorded a $175 warranty reserve during 2003 related to products sold from our passenger car and light truck product lines during fiscal 2003. The Company's obligation for products sold by these product lines relates only to products sold prior to September 30, 2003 as the assets of the passenger car and light truck product lines were sold on September 30, 2003, as discussed in Note 17. In September 2003, the Company was notified of higher than normal warranty claims on one of its passenger car and light truck electronic throttle control systems by one customer. Management estimates that the total potential units involved is no more than 7,300 units and in the fourth quarter of fiscal 2003 recorded an accrual of $225 for the estimated cost of the repairs. The units involved only include electronic throttle controls that were shipped prior to the sale of our passenger car and light truck product lines on September 30, 2003 as discussed in Note 17.

Fair Value of Financial Instruments

        The carrying amounts reflected in the accompanying consolidated balance sheet for cash and cash equivalents, accounts receivable, other accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses, and short-term borrowings approximate fair value due to the short-term nature of the instruments. The carrying value of long-term debt also approximates fair value. The carrying value of redeemable preferred stock at September 30, 2003 is recorded at fair value based on the rate implicit in the issuance of the stock.

Revenue Recognition

        The Company recognizes revenue at the time of product shipment or delivery, depending on when title and risk of loss transfers to customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Revenues are reported net of estimated returns, rebates and customer discounts.

Research and Development Costs

        Research and development costs are expensed as incurred. Research and development costs consist primarily of employee costs, cost of consumed materials, depreciation and engineering related costs.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date. Valuation allowances are established as necessary to reduce deferred tax assets in the event that realization of the assets is considered unlikely.

Pensions and Post-retirement Benefit Obligations

        The Company accounts for pensions and post-retirement benefits in accordance with SFAS No. 87, "Employers' Accounting for Pensions", and SFAS No. 106, "Employers' Accounting for Post Retirement Benefits Other than Pensions". SFAS No. 87 requires the Company to calculate its pension expense and liabilities using actuarial assumptions, including a discount rate assumption and a long-term asset rate of return assumption. Changes in interest rates and market performance can have a significant impact on the Company's pension expense and future payments. SFAS No. 106 requires the Company to accrue the cost of post-retirement benefit obligations. The accruals are based on interest rates and the costs of health care. Changes in interest rates and health care costs could impact post-retirement expenses and future payments.

        The Company provides health care and life insurance benefits for certain of its retired employees, which includes prescription drug benefits. In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 was passed, whereby a prescription drug benefit under Medicare was enacted as well as a federal subsidy to sponsors of retiree health care plans. In January and May 2004, the FASB issued FASB Staff Position No. 106-1 and 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003" ("FSP 106-1" and "FSP 106-2"). Any measures of the APBO or net periodic postretirement benefit cost in the consolidated financial statements or accompanying notes do not reflect the effects of the Act on the Post Retirement Plan as the Company is unable to conclude whether the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act.

Earnings (loss) Per Share

        Basic earnings per share ("EPS") and diluted EPS are computed using the methods prescribed by SFAS No. 128, "Earnings Per Share" and EITF 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128." Basic EPS is based on the weighted-average number of common shares outstanding during the period. Diluted EPS is based on the weighted-average number of common shares outstanding and the dilutive impact of common equivalent shares outstanding.

        Following is a reconciliation of basic EPS and diluted EPS from continuing operations:

	Year Ended September 30, 2004			Year Ended September 30, 2003
	Loss	Shares	Per Share Amount	Income (loss)	Shares	Per Share Amount
Income (loss) from continuing operations	$(3,880)			$1,044
Less—Preferred dividends and accretion for Series B preferred stock	—			(2,011)

Basic EPS—
Loss allocable to common stockholders from continuing operations	(3,880)	21,867,137	$(0.18)	(967)	20,104,986	$(0.05)

Effect of dilutive securities—
Stock options and warrants	—	—		—	—
preferred stock—Series A	—	—		—	—
preferred stock—Series A-1	—	—		—	—
preferred stock—Series B	—	—		—	—
Convertible subordinated debt	—	—		—	—

Diluted EPS—
Loss allocable to common stockholders from continuing operations	$(3,880)	21,867,137	$(0.18)	$(967)	20,104,986	$(0.05)

	Year ended September 30, 2002
	Loss	Shares	Per Share Amount
Loss from continuing operations	$(2,198)
Less—Preferred dividends and accretion for Series B preferred stock	(1,566)
Plus—Adjustment for redemption of Series A in exchange for Series A-1 Preferred stock	923

Basic EPS—
Loss allocable to common stockholders from continuing operations	(2,841)	19,927,667	$(0.14)

Effect of dilutive securities—
Stock options and warrants	—	—
preferred stock—Series A	—	—
preferred stock—Series A-1	—	—
preferred stock—Series B	—	—
Convertible subordinated debt	—	—

Diluted EPS—
Loss allocable to common Stockholders from continuing operations	$(2,841)	19,927,667	$(0.14)

        At September 30, 2004, 2003 and 2002, the Company had options and warrants covering 2,940,317, 7,731,819, and 8,730,060 shares, respectively, of the Company's common stock outstanding that were not considered in the respective diluted EPS calculations since they would have been anti-dilutive. In 2004, 2003 and 2002, conversion of the preferred shares, and in 2003 and 2002 conversion of the convertible subordinated debt would have been anti-dilutive and, therefore, was not considered in the computation of diluted earnings per share.

Stock-Based Compensation

        In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." This standard amends the requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both the annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of this statement in the second quarter of fiscal 2003.

        As permitted by SFAS No. 148, the Company accounts for stock-based employee compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to continue to use the accounting treatment in APB No. 25 must make pro forma disclosures of net earnings (loss) and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been adopted.

        The Company has computed, for pro forma disclosure purposes, the value of all options granted during the years ended September 30, 2004, 2003 and 2002, using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions for grants:

	2004	2003	2002
Risk-free interest rate	3.43%	3.45%	4.50%
Expected dividend yield	0%	0%	0%
Expected lives	7 years	7 years	7 years
Expected volatility	100%	100%	100%

        Using the Black-Scholes methodology, the total value of options granted during the years ended September 30, 2004, 2003 and 2002, was $638, $434 and $304, respectively, which would be amortized on a pro forma basis over the vesting period of the options (typically five years). The weighted average per share fair value of options granted during the years ended September 30, 2004, 2003 and 2002, was $0.64, $0.41 and $0.28, respectively. If the Company had accounted for its stock-based compensation plans using the fair value-based method in accordance with SFAS No. 123, the Company's net loss and net loss per share would approximate the pro forma disclosures below:

	Year Ended September 30, 2004	Year Ended September 30, 2003	Year Ended September 30, 2002
Net loss allocable to common stockholders as reported	$(4,058)	$(1,075)	$(1,604)
Add: Stock-based employee compensation recorded	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(186)	(197)	(304)

Pro forma net loss	$(4,244)	$(1,272)	$(1,908)

Loss per share:
Basic—as reported	$(0.19)	$(0.05)	$(0.08)
Basic—pro forma	$(0.19)	$(0.06)	$(0.10)
Diluted—as reported	$(0.19)	$(0.05)	$(0.08)
Diluted—pro forma	$(0.19)	$(0.06)	$(0.10)

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to the year ended September 30, 1996, and additional awards are anticipated in future years.

Use of Estimates in the Preparation of Financial Statements

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions, based upon all known facts and circumstances, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from these estimates. Estimates are used in accounting for, among other things, pension benefits, product warranty, excess and obsolete inventory, allowance for doubtful accounts, useful lives for depreciation and amortization, future cash flows associated with impairment testing for long-lived assets, deferred tax assets and contingencies.

Reclassifications

        Certain amounts previously reported in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 financial statement classifications.

Recently Issued Accounting Standards

        In December 2003, the FASB issued SFAS No. 132R, "Employers' Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106," which replaced SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132R retains the disclosure requirements of SFAS No. 132 and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The disclosure requirements of SFAS No. 132R are generally effective for fiscal years ending after December 15, 2003. Disclosure of the estimated future benefit payments is effective for fiscal years ending after June 15, 2004. The interim period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. The Company has incorporated the required disclosures of SFAS No. 132R in Note 9. The adoption of SFAS No. 132R did not have an impact on the Company's financial position, results of operations or cash flows.

        In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4". This statement clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs, and wasted materials and requires that these items be recognized as current period charges. In addition, this statement requires the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The Company does not expect this statement to have a material effect on the financial statements of the Company.

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (Revised 2004), "Share Based Payment". This statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements. Compensation cost will be measured based on the fair value of the equity or liability instruments issued. Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123R replaces SFAS No. 123 and supersedes APB No. 25 and is effective at the beginning of a registrant's first fiscal year that begins after June 15, 2005, upon which time the Company will adopt the provisions of this statement. The Company has not determined the impact on the financial statements of adopting this statement.

        The Company has begun analyzing the effects of adopting SFAS No. 123R on its consolidated financial statements. In March 2005 the SEC issued Staff Acounting Bulletin No. 107 ("SAB 107"), which expresses views of the SEC staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. The Company has evaluated assumptions it has historically used in the Black-Scholes option pricing model for determining the fair value of options granted in light of guidance provided in SFAS No. 123R and SAB 107, and has determined that following that guidance would result in refinement of the assumptions it has historically used for determining the SFAS No. 123 pro-forma net income disclosures. Under that guidance, the Company has refined its estimates of the expected volatility of its share price to 65%, 63% and 64% for the years ended September 30, 2004, 2003 and 2002, respectively, as compared to the 100% used in the Black-Scholes model, and the Company refined its estimates of the expected lives of options granted to 6.5 years as compared to the 7.0 years used in the Black-Scholes model. The Company has calculated the effect of using these refined assumptions and determined the effect to be immaterial to disclosures previously provided. The Company is still in the process of determining the effects of adopting SFAS No. 123R on its financial statements, including deciding which option valuation model to use.

Note 3. Inventories

        Inventories consist of the following at September 30:

	2004	2003
Raw material	$2,461	$2,843
Work in process	305	477
Finished goods	1,011	733

	$3,777	$4,053

Note 4. Property, Plant and Equipment

        At September 30, property, plant and equipment consist of the following:

	2004	2003
Land and land improvements	$828	$828
Buildings	2,607	2,596
Machinery and equipment	8,318	7,626
Office furniture and equipment	3,984	3,854
Construction in progress	476	503

	16,213	15,407
Less accumulated depreciation and amortization	(10,811)	(9,760)

	$5,402	$5,647

        Capital leases for machinery and equipment and office furniture and equipment included above were $305 and $359 at September 30, 2004 and 2003, respectively. Accumulated amortization of assets held under capital leases was $229 and $223 at September 30, 2004 and 2003, respectively.

Note 5. Investment in and Receivables from Affiliate

        At September 30, 2001, the Company had notes and accounts receivable from Ajay Sports, Inc. ("Ajay") with a carrying value of $3,565, including a $500 note receivable, which was reflected as a reduction in the Company's stockholders' equity. The Company's former chief executive officer and former Chairman of the Board, Thomas W. Itin, is an officer and shareholder of Ajay Sports, Inc. The investment in and certain loans of the Company to Ajay Sports, Inc. were guaranteed by Thomas W. Itin.

        Upon evaluating the realizability of its investment in and receivables from Ajay Sports, Inc. and based on the Company's collection efforts, it was determined the investment in and receivables from Ajay Sports, Inc. were impaired. Accordingly, an impairment loss of the entire carrying value of $3,565 was recorded in the second quarter of fiscal 2002, which is reflected on the Consolidated Statements of Operations as "Loss on impairment of investment—Ajay". Additionally, the Company evaluated the collectability of the guarantees of Mr. Itin, including the cost of collections and concluded that these guarantees were worthless.

        In November 2002, the Company settled all claims related to Ajay Sports, Inc. and Mr. Itin, including previously filed suits in the Circuit Court for Oakland County, Michigan and the Multnomah Circuit Court for the State of Oregon. As part of the settlement, the Company retained a $2,500 interest in the notes receivable owed to the Company by Ajay Sports, Inc.; however, no amounts have been recorded on the financial statements for these interests. Additionally, as part of the settlement, although the Company believed the guarantees of Mr. Itin were enforceable, based on the Company's evaluation of the ultimate collectability of the guarantees, including the cost of collections, Mr. Itin was relieved of his guaranty obligation.

Note 6. Patent License Agreements

        During fiscal 2003 the Company obtained a license agreement for use of an adjustable pedal design for its heavy truck and transit bus product lines. This agreement required an initial payment of $125, which was paid in fiscal 2003, and a $75 payment to be paid based on certain criteria. The $75 was accrued at September 30, 2004. The Company will also make royalty payments based on the number of units it sold. The Company will amortize the capitalized license fees based on units sold. The agreement is for a period of three years and is renewed annually if certain sales thresholds are met.

        Additionally, as part of the sale of the Company's passenger car and light truck product lines to Teleflex Incorporated on September 30, 2003, the Company obtained the right to use certain of Teleflex's adjustable pedal patents in exchange for Teleflex receiving licenses for certain of the Company's patents.

        In conjunction with the 1999 acquisition of ProActive, the Company entered into a patent license agreement requiring fixed minimum payments with a private inventor. The Company recorded in 1999 a liability related to the minimum guaranteed payments. The inventor terminated the license under the insolvency provisions of the license and based on the termination provisions enacted by the inventor, it was determined in fiscal 2002 that the license agreement was no longer valid, and, accordingly the remaining liability was reversed resulting in a gain of $580 reflected in the accompanying consolidated statements of operations.

Note 7. Settlement of accounts payable and customer contingencies

        Included in the accompanying consolidated balance sheet is approximately $1,386 of accounts payable related to closed insolvent subsidiaries of the Company. In accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", a

debtor can only relieve itself of a liability if it has been extinguished. Accordingly, a liability is considered extinguished if (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability, either judicially or by the creditor. During the fourth quarter of fiscal 2004, the Company was judicially released from and reversed $210 of old accounts payable related to closed insolvent subsidiaries of the Company resulting in a gain, which has been recorded in other (income) expense in the accompanying consolidated statements of operations. The Company expects to reverse amounts in future periods based on the recognition of the liabilities being judicially released in accordance with SFAS No. 140 of $60 in fiscal 2005; $561 in fiscal 2006; $731 in fiscal 2007; and $34 in fiscal 2010.

        Also during the fourth quarter of fiscal 2004, the Company settled an outstanding sales tax obligation of Aptek resulting in a gain of $209, which has been included in administration expense in the accompanying consolidated statements of operations. The Company paid $48 in principal and interest in fiscal 2004 to settle the obligation. The Company received a final release from the creditor regarding this obligation.

        During fiscal 2001, the Company had a product recall related to weld failures on certain electronic throttle control systems. To recover certain previously incurred costs of the recall, in November 2002, the Company reached a $163 total release and settlement of its accounts payable balance to one of its vendors. The settlement was recorded as a reduction of cost of sales during the first quarter of fiscal 2003 and is included in the accompanying consolidated statements of operations.

        In the second quarter of fiscal 2003, the Company reached a settlement with a prior customer on a cancelled supply contract. Under the terms of the settlement, the Company received $900 and a waiver of an accounts payable obligation of $51 with a certain vendor. Based on this obligation being waived, this amount is included in the overall gain recognized from this settlement. The entire gain of $951 is reflected as a separate line "Gain from settlement with customer" within operating expenses of the consolidated statements of operations for the year ended September 30, 2003.

        In June 2002, the Company entered into an agreement with a vendor and customer of the Company, Caterpillar, Inc. ("Caterpillar") to remedy past due accounts between the Company and Caterpillar. As part of this agreement, Caterpillar agreed to a $720 reduction of previously accrued interest on past due payables. The $720 is shown as a reduction of interest expense in the accompanying consolidated statements of operations. In accordance with SFAS No. 145, the $720 was not reflected as an extraordinary item.

Note 8. Debt

        As part of the fiscal 2004 recapitalization transaction, on September 30, 2004, the Company entered into a new five-year senior secured loan and revolving credit facility with Merrill Lynch, which replaced the Company's prior loan facility with Wells. At the time of the recapitalization transaction, the Company's existing term loan balance of $318 was paid off and the credit agreement with Wells was terminated. Upon termination, the Company incurred and paid a termination fee to Wells for $103. The new loan facility with Merrill Lynch provides for $25,000, consisting of an $8,000 revolving loan facility and a $17,000 term loan. The loans are secured by substantially all the assets of the Company. Borrowings under the revolving loan facility are subject to a borrowing base equal to 85% of eligible accounts receivables and 60% of eligible inventories. Interest rates under the new agreement are based on the election of the Company of either a LIBOR rate or Prime rate. Under the LIBOR rate option, the revolving loan facility will bear interest at the LIBOR rate plus 3.75% per annum for borrowings under the revolving credit facility and borrowings under the term loan facility will bear interest at the LIBOR rate plus 4.25%. Under the Prime rate option, the revolving loan facility will bear interest at the Prime rate plus 2.75% per annum and the term loan facility will bear interest at the Prime rate plus

3.25%. Fees under the loan agreement include an unused line fee of .50% per annum on the unused portion of the revolving credit facility.

        The Company is required to repay the term loan in equal quarterly scheduled payments of $850. The Company is entitled to prepay the term loan, in whole or in part, in minimum amounts without penalty. Mandatory prepayments of the loans under the term loan are required in amounts equal to 75% of the Company's excess cash flow, as defined in the agreement, for each fiscal year and 100% of (i) the insurance or condemnation proceeds received in connection with a casualty event, condemnation or other loss, less any proceeds reinvested by the Company up to $500 per fiscal year; (ii) the net proceeds from issuance of equity or debt securities and (iii) the net cash proceeds of asset sales or other dispositions subject to customary exceptions. The revolving loan facility expires on September 29, 2009, at which time all outstanding amounts under the revolving loan facility are due and payable. As part of this new credit agreement, the Company is subject to certain quarterly and annual financial covenants, which commence with the fiscal quarter ended December 31, 2004.

        In connection with the new senior secured loan facility, the Company was required to pay Merrill Lynch a commitment fee of $500. In addition, the Company must pay Merrill Lynch an annual agency fee of $25 and reimburse Merrill Lynch for any costs and expenses incurred in connection with the completion of the new credit agreement. The commitment fee and expenses incurred by Merrill Lynch and paid for by the Company have been capitalized in the accompanying consolidated balance sheet and will be amortized over the five-year life of the loan facility utilizing the effective interest method.

        The Company had available under its revolving credit facilities $4,989 and $3,854 at September 30, 2004 and 2003, respectively.

The Company's long-term debt consists of the following at September 30,	2004	2003
Bank revolving credit facility due September 29, 2009, bearing interest at a variable rate, (7.50% at September 30, 2004).	$3,011	$—
Bank term loan due September 29, 2009, balance bearing interest at a variable rate, (8.00% at September 30, 2004) payable in quarterly installments of $850.	17,000	—
Bank revolving credit facility due July 1, 2007, balance bearing interest at a variable rate, and included in current liabilities. Repaid remaining outstanding balance on September 30, 2004.	—	3,578
Bank Term Loan A due July 1, 2007, balance bearing interest at a variable rate, payable in monthly installments of $23. Repaid during the fourth quarter of fiscal 2004.	—	1,050
Bank Term Loan B due July 1, 2004, balance bearing interest at a variable rate, payable in monthly installments of $33. Repaid during the first quarter of fiscal 2004.	—	300

	20,011	4,928
Less current portion	3,400	4,610

	$16,611	$318

        Maturities of long-term debt for the years ending September 30 are as follows:

2005	$3,400
2006	3,400
2007	3,400
2008	3,400
2009	6,411

$20,011

Capital Leases

        The Company has acquired certain assets, primarily machinery and equipment, through capital leases. At September 30, 2004, the Company has one capital lease outstanding, which has a lease term of five years, and is payable in monthly installments with interest at 9.7%.

        Future minimum lease payments under capital leases are as follows for the years ending September 30:

2005	$59
2006	30

Total future minimum lease payments	89
Less—Amount representing interest	6

Present value of future minimum lease payments	83
Less—Current portion	54

$29

        During 2004 and 2003, the Company did not enter into any new capital leases. Current and long-term portions of capital leases were $48 and $84 at September 30, 2003.

Secured Subordinated Debt

        In February 2001, the Company issued 12% secured subordinated debentures. For each purchaser of debentures, the Company issued a three year warrant to purchase common stock of the Company, par value $0.01 per share at $0.78 per share. The Company also issued the placement agent a three year warrant to purchase shares of the Company's common stock equal to 7.0% of the number of warrants issued to the purchasers. The exercise price of the placement agent warrants was $0.78 per share. On March 1, 2004, certain warrant holders exercised 2,677,017 warrants at a price of $0.78 per share. The remaining warrants that were not exercised expired on March 1, 2004.

Subordinated Debt

        In April 2000, the Company issued 7.5% convertible subordinated debentures. For each purchaser of debentures, the Company issued a three year warrant to purchase common stock, which expired unexercised in April 2003. The Company issued the placement agent a five year warrant to purchase shares of the Company's common stock equal to 7.0% of the total shares of common stock issuable upon the conversion of the debentures. The exercise price of the placement agent warrants is $2.40 per share and as of September 30, 2004, there were 74,900 warrants outstanding. The exercise price for the placement agent warrants are not adjustable.

Note 9. Pension Plans

        The Company maintains two pension plans, an hourly employee plan and a salaried employee plan. The hourly plan covers certain of the Company's union employees. The salaried plan covers certain salaried employees. Annual net periodic pension costs under the pension plans are determined on an actuarial basis. The Company's policy is to fund these costs accrued over 15 years and obligations arising due to plan amendments over the period benefited. The assets and liabilities are adjusted annually based on actuarial results.

        In fiscal 2004, the Company accelerated the date for actuarial measurement of the Company's obligation for both the hourly plan and the salaried plan from September 30 to August 31. The Company believes the one-month acceleration of the measurement date is a preferred change as it allows for improved control procedures in regard to reviewing the completeness and accuracy of reporting of the actuarial pension measurements, as well as allowing more time to evaluate those results in making funding decisions. The effect of the change on the obligation and assets of the hourly plan and salaried plan did not have a material effect on pension expense or accrued benefit cost.

        During 2003, the Company modified the provisions of the salaried plan to limit the number of eligible employees to those currently in the plan at the time of the modification and to limit benefits under the plan to those earned to that date. The modifications to the plan were accounted for as a partial termination of the plan for accounting purposes and resulted in a curtailment adjustment to the projected benefit obligation of $592.

        As part of the new contract and strike settlement agreement with the union hourly workers, the hourly plan was modified in 2003 to limit participation in the plan to those employees in the plan at August 31, 2002.

        Summarized information on the Company's pension plans is presented below:

  Obligations and Funded Status:

	Salaried Plan		Hourly Plan
September 30,
	2004	2003	2004	2003
Change in benefit obligation:
Benefit obligation at beginning of year	$4,801	$4,544	$7,204	$5,371
Service cost	106	127	255	242
Interest cost	280	293	422	356
Actuarial (gain) loss	(21)	700	259	1,464
Benefits paid	(232)	(271)	(406)	(409)
Curtailment gain	—	(592)	—	—
Plan amendments	—	—	—	180
Other	—	—	48	—

Benefit obligation at end of year	$4,934	$4,801	$7,782	$7,204

Change in plan assets:
Fair value of plan assets at beginning of year	$2,269	$2,102	$2,881	$2,168
Actual return on plan assets	155	42	190	94
Employer contributions	914	396	1,585	1,028
Benefits paid	(232)	(271)	(406)	(409)

Fair value of plan assets at end of year	$3,106	$2,269	$4,250	$2,881

Funded status	$(1,828)	$(2,532)	$(3,532)	$(4,323)
Unrecognized actuarial loss	1,862	2,035	3,660	3,757
Unrecognized prior service cost	—	—	295	307

Net amount recognized	$34	$(497)	$423	$(259)

Amounts recognized in the consolidated balance sheet consist of:
Accrued benefit liability	$(1,828)	$(2,532)	$(3,532)	$(4,323)
Intangible asset	—	—	295	307
Accumulated other comprehensive loss	1,862	2,035	3,660	3,757

Net amount recognized	$34	$(497)	$423	$(259)

  Components of Net Periodic Benefit Cost:

	Salaried Plan			Hourly Plan
Components of net periodic benefit cost for the years ended September 30:
	2004	2003	2002	2004	2003	2002
Service cost	$106	$127	$172	$255	$242	$183
Interest cost	280	293	306	422	356	329
Expected return on plan assets	(135)	(165)	(202)	(202)	(193)	(236)
Amortization of prior service cost	—	(1)	(8)	59	41	41
Recognized net actuarial loss	133	86	80	368	240	99

Net periodic benefit cost	$384	$340	$348	$902	$686	$416

  Weighted-average assumptions used to determine benefit obligations at September 30:

	Salaried Plan		Hourly Plan
	2004	2003	2004	2003
Discount rate	5.75%	6.00%	5.75%	6.00%
Rate of compensation increase	—	—	—	—

  Weighted-average assumptions used to determine net periodic benefit cost for the years ended September 30:

	Salaried Plan			Hourly Plan
	2004	2003	2002	2004	2003	2002
Discount rate	6.00%	6.75%	7.50%	6.00%	6.75%	7.50%
Expected return on plan assets	6.00%	8.00%	9.00%	6.00%	8.00%	9.00%
Rate of compensation increase	—	—	3.00%	—	—	3.00%

        The overall expected long-term rate of return assumption of 6.00% for fiscal 2004 was developed using return expectations. The return expectations are created using long-term historical returns and current market expectations for forecasts of inflation, interest rates and economic growth, as well as the target asset allocation.

  Other Information:

        The projected benefit obligation, accumulated benefit obligation and the fair value of plan assets as of September 30, 2004 and 2003 are as follows:

	Salaried Plan		Hourly Plan
	2004	2003	2004	2003
Projected benefit obligation	$4,934	$4,801	$7,782	$7,204
Accumulated benefit obligation	4,934	4,801	7,782	7,204
Fair value of plan assets	3,106	2,269	4,250	2,881

        At September 30, 2004 and 2003 the accumulated benefit obligation was in excess of the plan assets for both the salaried plan and the hourly plan. Accordingly, in 2004 an additional minimum liability was recorded with a decrease in other assets of $12 and a decrease in other comprehensive loss of $270. In 2003 an additional minimum liability was recorded with an increase in other assets of $131 and an increase in other comprehensive loss of $1,767.

  Plan Assets:

        The Company's pension plan weighted-average asset allocations at September 30, 2004, and 2003, by asset category are as follows:

	Salaried Plan			Hourly Plan
	2004	2003	Target Allocation	2004	2003	Target Allocation
Asset Category:
Equity securities	21%	0%	18%	4%	1%	0%
Debt securities	77%	100%	80%	96%	99%	100%
Real estate	2%	0%	2%	0%	0%	0%

Total	100%	100%	100%	100%	100%	100%

        The Company's investment strategy consists of a long-term, risk-controlled approach using diversified investment options with a minimal exposure to volatile investment options such as derivatives and includes the use of a diversified allocation of equity, debt, and real estate exposures that are customized to each plan's cash flow benefit needs.

  Future Expense and Cash Flows:

        The Company expects to recognize $921 in expense in fiscal 2005 related to these plans and make payments of $1,240 in fiscal 2005.

        Based on current data and assumptions, the following benefit payments, which reflect expected future service, as appropriate, are expected to be paid over the next 10 fiscal years:

	Benefits Paid
	Salaried Plan	Hourly Plan
Year ending:
2005	$308	$444
2006	308	453
2007	308	453
2008	319	455
2009	348	467
Years 2010-2014	2,137	2,830

Note 10. Other Benefit Plans

        The Company has an Employee Stock Ownership Plan (ESOP) for non-union employees. The Company is in the process of terminating the ESOP plan and distributing all outstanding shares to participants. As of September 30, 2004, all shares had been allocated under the plan and there were no amounts outstanding under a loan. The Company does not anticipate a material gain or loss from the termination of the ESOP.

        The Company sponsors a matching 401(k) plan for salaried employees and certain union employees, in which eligible employees may elect to contribute a portion of their compensation. Employer matching contributions in fiscal 2004, 2003 and 2002 were $160, $183 and $72, respectively.

Note 11. Post Retirement Benefits other than Pensions

        The Company provides health care and life insurance benefits for certain of its retired employees ("Post Retirement Plan"). These benefits are subject to deductibles, co-payment provisions and other limitations. The Company may amend or change the Post Retirement Plan periodically.

        In accordance with SFAS 106 "Employers Accounting for Post Retirement Benefits other than Pensions," the Company elected to amortize the accumulated post retirement benefit obligation ("APBO") at October 1, 1993 over twenty years as a component of post retirement benefits expense.

        The following table provides information on the post retirement plan status at September 30:

Accumulated Post Retirement Benefit Obligation	2004	2003
Retirees	$(4,484)	$(3,403)
Fully eligible active participants	(61)	(234)
Other active Plan participants	(158)	(74)

	(4,703)	(3,711)
Plan assets	—	—

Accumulated post retirement benefit obligation in excess of plan assets	(4,703)	(3,711)
Unrecognized loss	2,360	1,446
Unrecognized prior service cost	(1,158)	(1,275)
Unrecognized transition obligation	181	202

Accrued post retirement benefit cost included in other long-term liabilities in the consolidated balance sheet	$(3,320)	$(3,338)

Change in Benefit Obligation:	2004	2003
Benefit obligation at beginning of year	$3,711	$5,466
Service cost	7	149
Interest cost	216	363
Plan amendment	—	(2,507)
Actuarial loss	983	677
Benefit payments	(214)	(437)

Benefit obligation at end of year	$4,703	$3,711

Post retirement benefits expense included the following components for the years ended September 30:	2004	2003	2002
Service cost	$7	$149	$138
Interest cost	216	363	298
Amortization	(28)	205	179

Post retirement benefits expense	$195	$717	$615

        The assumed health care cost trend rate used in measuring the APBO ranged between 5.5%-11% in the first year, declining to 5.0% after 7 years. The discount rate used in determining the APBO was 5.75%, 6.00% and 6.75% for the years ended September 30, 2004, 2003 and 2002, respectively.

        If the assumed medical costs trends were increased by 1%, the APBO as of September 30, 2004 would increase by $479, and the aggregate of the services and interest cost components of the net annual post retirement benefit cost would be increased by $26. If the assumed medical costs trends were decreased by 1%, the APBO as of September 30, 2004 would decrease by $405, and the aggregate of the services and interest cost components of the net annual post retirement benefit cost would be decreased by $20.

        As part of the strike settlement agreement entered into in August 2003, the Company modified the provisions of the Post Retirement Plan to limit the number of eligible employees to those currently in the plan at August 31, 2002. The plan was further modified so that the benefits for any plan participant who had not retired under the union pension plan as of September 17, 2003 would be limited to a one-time lump sum payment under the plan of $6 at the time of a qualified retirement under the union pension plan. The plan amendment resulted in a $2,507 reduction in benefit obligation and a reduction in the 2003 accrued benefit obligation of $320, which was recorded in the accompanying consolidated statements of operations.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Act") was passed whereby a prescription drug benefit under Medicare was enacted as well as a federal subsidy to sponsors of retiree health care plans. In January and May 2004, the FASB issued FASB Staff Position No. 106-1 and 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003" ("FSP 106-1" and "FSP 106-2"). Any measures of the APBO or net periodic postretirement benefit cost in the financial statements or accompanying notes do not reflect the effects of the Act on the Post Retirement Plan as the Company is unable to conclude whether the benefits provided by the plan are actuarially equivalent to Medicare Part D under the Act.

Note 12. Income Tax Expense (Benefit)

        The provision for income tax expense (benefit) is as follows for the years ended September 30:

	2004	2003	2002
Current	$91	$(305)	$(131)
Deferred	(9,356)	—	—

	$(9,265)	$(305)	$(131)

        The reconciliation between the effective tax rate and the statutory federal tax rate on income (loss) from continuing operations as a percent is as follows:

(Benefit) Provision	2004	2003	2002
Statutory federal income tax rate	(34.0)%	34.0%	(34.0)%
State taxes, net of federal income tax benefit	0.2	4.3	(4.0)
Effect of change in valuation allowance	(86.5)	(116.9)	38.0
Preferred stock dividends	8.4	39.5	—
Extraterritorial income exclusion	(2.0)	(20.6)	—
Extinguishment of debt	49.2	—	—
Other	(5.8)	—	(0.5)

	(70.5)%	(59.7)%	(0.5)%

        At September 30, 2004, the Company reversed $11,374 of the valuation reserve on certain deferred tax assets. The valuation allowance was reversed based upon current and anticipated future taxable income generated by the Company and the conclusion that it is more likely than not that these deferred tax assets would be realized in the future. At September 30, 2003 and 2002 the Company had recorded a full valuation allowance on all of its net deferred tax assets as it was considered more likely than not the deferred tax assets would not be realized. The net change in total valuation allowance for the years ended September 30, 2004, 2003, and 2002 was a decrease of $11,374 and $312 in fiscal 2004 and 2003, respectively, and an increase of $3,533 in 2002.

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:
Inventories, due to lower of cost or market adjustments and additional costs inventoried for tax purposes pursuant to the Tax Reform Act of 1986	$203	$279
Warranty liability	711	1,135
Accrual for compensated absences	93	63
Accrual for retiree medical benefits	1,169	1,214
Accounts receivable allowances	415	401
Loss from investment in affiliate (Ajay Sports, Inc.)	4,011	4,011
Tax gain on sale/leaseback	657	628
In-process research and development	—	434
Accrued environmental obligations	343	—
Accrued other liabilities	232	150
Pension plan comprehensive loss adjustment	1,868	2,315
Federal net operating loss carryforwards	4,549	6,919
State net operating loss carryforwards	1,730	1,500
Research and experimentation credit	876	354

Total deferred tax assets	16,857	19,403
Less valuation allowance	(7,042)	(18,416)

Deferred tax assets, net of valuation allowance	9,815	987
Deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation and amortization	452	987

Net deferred income tax assets	$9,363	$—

Current deferred income tax assets	$2,116	$2,118
Long-term deferred income tax assets	14,741	17,285
Long-term deferred income tax liabilities	(452)	(987)
Valuation allowance	(7,042)	(18,416)

	$9,363	$—

        At September 30, 2004, the Company has approximately $13,378 of federal net operating loss carry-forwards, which are available to the Company and expire through 2020. At September 30, 2004, the Company has approximately $29,330 of state net operating loss carry-forwards, which are available to the Company in certain state tax jurisdictions and expire in 2007 through 2015. Federal net operating losses are subject to provisions of the Internal Revenue Code, which restrict the utilization of this type of tax attribute in the event of an "ownership change" (as defined in the Internal Revenue Code Section 382). Changes in ownership resulting from the recapitalization transactions discussed in Note 15 coupled with any future changes in ownership may significantly defer the utilization of net operating loss carry forwards in the future. The Company does not believe an ownership change has occurred as of September 30, 2004.

Note 13. Commitments and Contingencies

        The Company and its subsidiaries are involved in various lawsuits incidental to their businesses. It is the opinion of management that the ultimate outcome of these actions will not have a material effect on the Company's financial position or its results of operations. See Note 5 for discussion of litigation regarding the Company's investment in Ajay Sports, Inc.

        The soil and groundwater at the Company's Portland, Oregon facility contain contaminants that the Company believes were released on the property by previous property owners. Some of this contamination has migrated offsite to a neighboring property. The Company has retained an environmental consulting firm to investigate the extent of the contamination and to determine what, if any, remediation will be required and the associated costs. During the third quarter of fiscal 2004 the Company entered the Oregon Department of Environmental Quality's voluntary clean-up program and during fiscal 2004 the Company recorded $950 for this matter, representing the low end of the reasonable range of estimated future remediation and monitoring costs. The reserve is for the estimated cost of investigation, remediation and post remediation monitoring. The Company believes it has a contractual right to indemnification from the prior owner of the property and has notified the prior owner of this indemnity claim. The prior owner has disputed its liability, and the Company may seek judicial enforcement of the indemnity obligation.

        On October 1, 2004, the Company was named as a co-defendant in a product liability case (Cuesta v. Ford, et al, District Court for Bryant, Oklahoma) that seeks class action status. The complaint seeks an unspecified amount of damages on behalf of the class. The Company believes the claims to be without merit and intends to vigorously defend against this action. There can be no assurance, however, that the outcome of the lawsuit will be favorable to the Company or will not have a material adverse effect on the Company's business, consolidated financial condition and results of operations. In addition, the Company may be forced to incur substantial litigation expenses in defending this litigation.

        On May 12, 2003, Mr. Ziegler, the Company's former president and chief executive officer, filed suit against the Company, American Industrial Partners, L.P.; American Industrial Partners Fund III, L.P., and American Industrial Partners Fund III Corporation in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida. In the suit, Mr. Ziegler alleges that the Company breached an "oral agreement" with Mr. Ziegler to pay him additional compensation, including a bonus of "at least" $500 for certain tasks performed by Mr. Ziegler while he was the Company's president and chief executive officer and seeks additional compensation to which he claims he is entitled. The Company disputes the existence of an agreement and any liability to Mr. Ziegler.

        The Company's benefit plans were audited by the Department of Labor (DOL) during fiscal 2001. The Company accrued $170 in the first quarter of fiscal 2002 as an estimate of additional liability to participants of the Company's ESOP. During the fourth quarter of fiscal 2002, the Company made payments totaling $125 into the Company's ESOP fund at the suggestion of the DOL, and now regards itself to be in full compliance with DOL regulations.

        The Company leases certain facilities under non-cancelable operating leases. In addition, the Company leases certain equipment used in their operations. Future minimum lease payments under all non-cancelable operating leases are approximately as follows for annual periods ending September 30,

2005	$53
2006	36
2007	16

Total	$105

        Rent expense under operating leases was $50, $442 and $452 for the years ended September 30, 2004, 2003 and 2002, respectively.

Note 14. Common Stock Warrants

        In July 2004, common stock warrants of 1,319,537 related to a private placement of common stock in 1999 for both purchasers and a placement agent expired unexercised. At the time of expiration, the conversion price of the warrants was $1.39 per share and the conversion price of the warrants issued to the placement agent was $1.43 per share. Also in connection with the private placement, and as partial compensation for services, the Company issued to the placement agent additional warrants to purchase 203,637 shares of the Company's common stock at an exercise price of $3.30 per share. These warrants expired unexercised in April 2003.

Note 15. Preferred Stock

Series A Preferred Stock

        In April 1998, the Company completed a private placement of 80,000 shares of Series A convertible redeemable preferred stock at $100 per share.

Fiscal 2002 Recapitalization

        On July 1, 2002 the Company completed a recapitalization transaction with American Industrial Partners Capital Fund III, L.P. (AIP) in which an affiliate of AIP invested $13,000 into the Company by acquiring 130,000 shares of the Company's newly authorized Series B preferred stock, 15% Redeemable Convertible Series. The Company received net cash proceeds, after payment of fees and expenses, of $10,485. As a result of the transaction, AIP was entitled to and did elect a majority of the members of the Company's Board of Directors. Along with the investment by AIP, an investor group that held $2,000 of the Company's 12% secured Subordinated Debentures exchanged those securities for $2,000 of Series B preferred. As part of the recapitalization transaction, the Company (i) entered into a new five-year revolving and term loan agreement with its then existing primary lender, Wells Fargo Credit, Inc.; (ii) repaid from the cash proceeds of sale of Series B preferred stock the remaining $3,000 face amount of 12% secured subordinated debentures, after giving consideration to the $2,000 of debentures converted to Series B preferred stock; (iii) eliminated the conversion feature, increased the interest rate to 12.0% (further increasing to 15.0% in July, 2003) and extended the maturity to July 1, 2004 of approximately $2,139 face amount of convertible subordinated debentures; (iv) exchanged approximately $7,755 in Series A preferred stock, 7 1/2% Convertible Redeemable Series shares for Series A-1 preferred stock, Non-Redeemable Convertible Series; (v) cancelled in the fourth quarter of fiscal 2002 accrued but unpaid dividends of $1,413 on Series A preferred stock exchanged for Series A-1 preferred stock which were outstanding as of July 14, 2002 and (vi) accrued in the fourth quarter of 2002 a one-time dividend on the new Series A-1 preferred stock in an amount equal to the dividends canceled as a result of the exchange of the Series A preferred stock. The remaining cash proceeds from the recapitalization were used for working capital purposes, including the payment of certain past due accounts payable.

        The Company exchanged the newly authorized Series A-1 preferred stock for approximately 99% of its Series A preferred stock in a transaction that involved the cancellation of all unpaid dividends accrued on the Series A preferred stock being exchanged and the accrual in equity, commencing on the issue date and ending on September 30, 2002, of an equal amount of dividends on the Series A-1 preferred stock, after which the Series A-1 preferred ceased to bear dividends. The dividend was originally expected to be settled by the issuance of common stock. At September 30, 2003, based on the unexpected change in the Company's liquidity as a result of the sale of its passenger car and light truck product lines, the Company elected to settle the dividend for cash and accordingly, the accrued dividend was reclassified to current liabilities as of September 30, 2003. During the first quarter of fiscal 2004, the entire amount of $1,413 of Series A-1 dividends was declared and paid. No further dividends have accrued on Series A-1 preferred stock after the payment of the previously accrued dividends. The exchange of Series A preferred stock for Series A-1 preferred stock resulted in an adjustment of $923 to the net loss allocable to common stockholders. This adjustment represented the difference between the carrying value of the Series A preferred stock given up and the estimated fair value of the Series A-1 preferred stock received. The conversion price for the Series A-1 preferred stock was $.66 per share, subject to adjustment. The Series A preferred stock was subordinate to the Series B and A-1 preferred stock. The holders of the Series A-1 preferred stock could convert to common at the earlier of July 2005 or upon a change of control. Prior to such time, the holders of the Series A-1 preferred stock could convert to common only if the average of the closing bid price of the common as listed on the over the counter bulletin board, or wherever the common then trades for at least twelve of the last thirteen consecutive weeks prior to the date of conversion, is greater than or equal to $1.00 per share. Additionally, if certain conditions are met the Company could force conversion after three years, if the average weekly closing bid price of the common is greater than or equal to the conversion price for a period of at least twelve out of thirteen consecutive weeks ending no more than ten days prior to the date of conversion, or upon a change in control.

        The Series A-1 preferred stock had participating dividend rights equal to common stockholders and equal voting rights for each share of common stock their Series A-1 preferred stock could be converted into. After the exchange transaction described above, there were 650 shares of Series A preferred stock remaining outstanding with an adjusted conversion price of $1.29 per share. In August 2003, the Company redeemed 500 shares of the outstanding Series A preferred stock for $73, which included accrued dividends of $23. During the first quarter of fiscal 2004, the Company redeemed the remaining 150 shares of Series A preferred stock for $22, which included accrued dividends of $7.

        The $15,000 of Series B preferred stock issued in the recapitalization transaction had a minimum dividend rate of 15%; the dividend rate could increase under certain circumstances. The Series B preferred stock was convertible into shares of common stock at any time at a conversion price of $.85 per share, subject to adjustment, and was subject to mandatory redemption seven years after issuance or upon a change in control of the Company. The Series B preferred stock had participating dividend rights equal to common stockholders and equal voting rights for each share of common stock their Series B preferred stock could be converted into. Additionally, the Series B preferred stock had equal voting rights for each share of common stock their Series B preferred stock could be converted into in addition to the right to elect a majority of the Board of Directors. Dividends on Series B preferred stock were payable in cash when and if declared by the Company's board of directors and agreed to by a majority of the holders of Series B preferred stock. Accrued dividends could be converted by the holders into the Company's common stock at the then current conversion rate. The Series B preferred stock was recorded net of expenses and was being accreted to its redemption value of $15,000 over seven years. Dividends accrued on the Series B preferred stock were included in the carrying value of the Series B preferred stock. In the second quarter of fiscal 2003, the Company recognized additional costs of $119 related to the issuance of the Series B preferred stock, which was netted against the carrying value of the Series B preferred stock. During the fourth quarter of fiscal 2003, the Company issued 3,550 additional Series B preferred stock for $355. These shares were issued to three of the Company's officers and one employee of AIP. The $355 of Series B preferred stock issued in fiscal 2003 have a minimum dividend rate of 15% and is convertible into common stock at any time at a conversion price of $.85 per share, subject to adjustment, and was subject to mandatory redemption and other provisions similar to the original issued shares of Series B preferred stock.

        Upon adoption of SFAS No. 150 during the fourth quarter of fiscal 2003, the Company recorded its mandatory redeemable Series B preferred stock as a liability in the accompanying consolidated balance sheet since the Company did not have enough registered shares of common stock outstanding into which the Series B preferred stock could be converted. The fair value of the Series B preferred stock equaled its carrying value at the date the stock was recorded as a liability based on the implicit rate included in the stock at issuance. Preferred dividends associated with the Series B preferred stock starting with the fourth quarter of fiscal 2003 were recorded as a separate component of interest expense in the accompanying consolidated statements of operations.

Fiscal 2004 Recapitalization

        On September 30, 2004, the stockholders approved and the Company completed a recapitalization transaction with its Series B and Series A-1 preferred stock stockholders. In connection with this transaction, the Company redeemed 98,114 shares of Series B Preferred stock for $26,436; converted the outstanding shares of Series A-1 Preferred stock into 11,848,740 shares of common stock; and converted the remaining 55,436 shares of Series B Preferred stock not redeemed into 11,761,495 shares of common stock. Upon completion of this transaction, all outstanding Series B and Series A-1 Preferred stock has either been redeemed or converted into common stock. Additionally, this transaction eliminated all Series A-1 Preferred stock, Series B Preferred stock and the related preferential dividends, including the elimination of all accrued and unpaid Series B dividends as of September 30, 2004. The liquidation preference rights held by all Series B Preferred stock stockholders were also eliminated. Prior to this transaction, the Series B Preferred stock stockholders, voting as a separate class, were entitled to elect a majority of the members of the Company's board of directors. This voting provision has been eliminated and the holders of the Series B preferred stock are no longer entitled to elect a majority of the members of the board of directors.

        The Company recorded a $19,770 loss on extinguishment of debt related to the elimination of all outstanding Series B preferred stock and accrued dividends. The loss on extinguishment of debt consists of the write-off of the remaining un-amortized capitalized Series B fees incurred in the fiscal 2002 recapitalization, which is described above, the accrual of the remaining portion of the contractually obligated three years of dividends for Series B preferred stock, a conversion premium, the write-off of the remaining unamortized capitalized loan fees with Wells, the net value of the of the put/call option agreement described below, and fees and expenses associated with the fiscal 2004 recapitalization transaction. The loss on extinguishment of debt has been recorded in other (income) expenses in the accompanying consolidated statements of operations for the year ended September 30, 2004.

        Also on September 30, 2004, the Company entered into a put/call option agreement with American Industrial Partners Capital Fund III, L.P. ("AIP"). Under the option agreement, during the period commencing on September 30, 2006 and ending on September 30, 2007, AIP will have the right to require the Company to repurchase up to a maximum of 7,000,000 shares of the Company's common stock held by AIP (the "Put"). The Put is the lesser of $1.00 per share or the average of the closing trading prices of the Company's common stock for the 30 trading days immediately preceding the third business day before the notice of exercise of the Put is delivered by AIP. The Put may only be exercised by AIP one time. If the Company fails, for whatever reason, to pay the price of the Put for the shares required to be repurchased within 30 days after exercise of the Put by AIP, the Company is required to issue to AIP shares of the Company's newly designated Series C preferred stock. The number of shares of Series C preferred stock to be issued to AIP would equal the aggregate price of the shares of common stock held by AIP that the Company was required to repurchase upon exercise of the Put, but failed to do so, divided by $100. If shares of Series C preferred stock are issued due to the exercise of the Put by AIP, these preferred shares would be senior to the Company's common stock and any other class or series of stock. The Series C preferred stock would accrue cumulative dividends on a daily basis at the rate of 15% per annum. In addition the Company would have redemption rights to be able to redeem all or any portion of the Series C preferred stock at any time in minimum increments of 500 shares, at a price per share equal to $100 plus all accrued but unpaid dividends. Lastly, holders of the Series C preferred stock would have a liquidation preference equal to $100 per share, plus accrued but unpaid dividends, in any liquidation of the Company. AIP also has the right to assign its rights to the Put to any person that holds at least 6,000,000 shares of the Company's common stock prior to such assignment; however upon any such assignment, the right to the issuance of Series C preferred stock upon failure of the Company to pay the price of the Put shall terminate. In addition, AIP may not assign the Put separately from the Call described below.

        In exchange for the Put, under the option agreement, AIP granted the Company a right to elect to purchase from AIP (the "Call") on October 31, 2007 all of the shares of the Company's common stock then held by AIP, up to a maximum of 7,000,000 shares, at a price of $2.00 per share. In order to exercise the Call, the Company is required to deliver to AIP, not more than 30 nor fewer than ten days prior to the call date a written notice of its election to exercise the Call. The Company estimated the value of both the Put and Call under the option agreement, based in part on advice from a valuation firm. The valuation as of September 30, 2004 resulted in a Put value of $613 and a Call value of $280. The $333 difference between the value of the Put and the value of the Call has been recorded as part of the loss on extinguishment of debt discussed above and as a long-term liability in the accompanying consolidated balance sheets at September 30, 2004. The Company will revalue both the Put and the Call on a quarterly basis, with the change recorded to other (income) expense.

Note 16. Stock Options

        The Company currently has two qualified stock option plans. The Restated 1993 Stock Option Plan ("the 1993 Plan") reserves an aggregate of 4,500,000 shares of the Company's common stock for the issuance of stock options which may be granted to employees, officers and directors of and consultants to the Company. Under the terms of the 1993 Plan, the Company may grant "incentive stock options" or "non-qualified options" at not less than the fair market value on the date of grant. Options granted under the 1993 Plan have a vesting schedule determined by the Compensation Committee of the Board of Directors and expire ten years after the date of grant. Effective May 15, 2003, the 1993 Plan was restated to incorporate various clarifying changes. These changes neither increase the number of shares available nor expand the category of individuals that may be included in the plan. At September 30, 2004 and 2003, the Company had 1,724,083 and 2,079,250 shares, respectively, available for future grants.

        Stock option activity during the periods indicated under the 1993 Plan is as follows:

	Shares Available For Grant	Shares Subject To Options	Option Prices
Outstanding at September 30, 2001	2,250,280	2,179,220	$1.50 - 3.63
Granted	(925,000)	925,000.66
Canceled	450,000	(450,000)	2.13

Outstanding at September 30, 2002	1,775,280	2,654,220	.66 - 3.63
Granted	(1,040,000)	1,040,000.66
Canceled	1,343,970	(1,343,970)	.66 - 2.94

Outstanding at September 30, 2003	2,079,250	2,350,250	.66 - 3.63
Granted	(961,667)	961,667	.77 - .78
Canceled	606,500	(606,500)	.66 - 2.94

Outstanding at September 30, 2004	1,724,083	2,705,417	$.66 - 3.63

        The non-employee Director Plan (the "1995 Plan") reserves an aggregate of 400,000 shares of the Company's common stock for the issuance of stock options which may be granted to non-employee directors of the Company. Under this plan the non-employee directors are each automatically granted 10,000 options at a price equal to the market value on the date of grant which is the date of the annual stockholders' meeting each year, exercisable for 10 years after the date of the grant. Directors who are affiliated with American Industrial Partners or Dolphin Offshore Investments are not eligible to participate in this plan at this time. These options are exercisable as to 25% of the shares thereby on the date of grant and as to an additional 25%, cumulatively on the first, second and third anniversaries of the date of grant. At September 30, 2004 and 2003 there were 240,000 and 270,000 shares, respectively, available for grant under the 1995 Plan.

        Stock option activity during the periods indicated under the 1995 Plan is as follows:

	Shares Available For Grant	Shares Subject To Options	Option Prices
Outstanding at September 30, 2001	200,000	200,000	$2.13 - 3.66
Granted	(100,000)	100,000.66

Outstanding at September 30, 2002	100,000	300,000	.66 - 3.66
Granted	(30,000)	30,000.66
Canceled	200,000	(200,000)	.66 - 3.66

Outstanding at September 30, 2003	270,000	130,000	.66 - 3.00
Granted	(30,000)	30,000.75

Outstanding at September 30, 2004	240,000	160,000	$.66 - 3.00

        The following table summarizes information about stock options under both plans outstanding at September 30, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at September 30, 2004	Weighted Average Remaining Contractual Life—Years	Weighted Average Exercise Price	Number Exercisable at September 30, 2004	Weighted Average Exercise Price
$ .66 - .78	2,459,167	8.9	$.70	603,500	$.70
1.50 - 2.69	359,750	3.5	2.37	359,750	2.37
2.88 - 3.63	46,500	0.5	3.32	46,500	3.32

$ .66 - 3.63	2,865,417	8.1	$.96	1,009,750	$.96

        At September 30, 2003 and 2002, 989,905 and 1,910,345 options, respectively, were exercisable at weighted average exercise prices of $1.09 and $2.36 per share, respectively.

Note 17. Dispositions

Passenger car and light truck ETC asset sale

        On September 30, 2003, the Company sold substantially all of its assets used to manufacture passenger car and light truck electronic throttle controls. The sold assets included accounts receivable, inventories, deposits, prepaid expenses, and property, plant and equipment. In addition, certain liabilities such as accounts payable and accrued expenses were assumed by the buyer. Included in other accounts receivable on the accompanying consolidated balance sheet at September 30, 2003 is a $6,833 receivable for the cash proceeds associated with the sale of assets of the passenger car and light truck product lines, which was received in October 2003. Proceeds from the sale of these assets were used to reduce the Company's outstanding bank debt with Wells, including payment in full of the existing revolving loan, Term Loan B and a portion of Term Loan A. The Company recognized an $8 gain on the sale of its passenger car and light truck assets, which is included in administrative expenses in fiscal 2003 on the accompanying consolidated statements of operations. The passenger car and light truck electronic throttle control products represented a component of the Company's continuing vehicle components segment, which consists of the manufacturing of electronic throttle controls primarily for heavy trucks and other vehicles.

Note 18. Discontinued Operations

NESC

        On February 13, 2004, the Company sold assets associated with its NESC operations for $74. The assets sold included inventories, property, plant and equipment and the right to a product patent. The Company retained the accounts receivables. In accordance with SFAS No. 144 "Accounting for Impairment or Disposal of Long-lived Assets", the Company recognized a loss from sale and loss from operations in discontinued operations in the accompanying consolidated statement of operations related to the sale of its NESC assets. During the first quarter of fiscal 2004, the Company met the requirements of SFAS No. 144 to classify the assets to be sold as "Net Assets Held for Sale" and accordingly the assets were written down to their fair market value resulting in a $151 loss before income taxes. The total loss before income taxes of $183 from the sale of discontinued operations for the fiscal year ended September 30, 2004 was calculated based on the net proceeds of the assets sold less the current book value at the date of the sale.

        Net sales for NESC for the year ended September 30, 2004 were $181, and are not included in total net sales in the accompanying consolidated statements of operations. For the year ended September 30, 2004, NESC incurred negative gross margin of $16 and total operating expenses of $90, resulting in a net loss before income taxes of discontinued operations of $106.

        Net sales for NESC for the year ended September 30, 2003 were $617, and are not included in total net sales in the accompanying consolidated statements of operations. For the year ended September 30, 2003, NESC incurred negative gross margin of $9 and total operating expenses of $219, resulting in a loss from operations of discontinued operations of $228.

        Net sales for NESC for the year ended September 30, 2002 were $587, and are not included in total net sales in the accompanying consolidated statements of operations. For the year ended September 30, 2002, NESC generated gross margin of $67 and total operating expenses of $201, resulting in a loss from operations of discontinued operations of $147.

Kenco

        During the second quarter of fiscal 2003, the Company settled a lease obligation of its previously discontinued Kenco Williams business. A gain of $120 resulted from this settlement, which has been recorded in discontinued operations for the year ended September 30, 2003 on the accompanying consolidated statements of operations.

Agriculture Equipment Segment

        On May 3, 2000, the Company completed the sale of the previously discontinued Agriculture Equipment Segment operation. In October 2001, the Company exchanged a building of its previously discontinued Agricultural Equipment segment with a carrying value of $0 in satisfaction of mortgage debt of $417. The resulting gain has been recorded in discontinued operations on the accompanying statement of operations and reflected as a gain on sale of buildings, as the fair value of the building was estimated to equal or exceed the carrying value of the debt. In September 2002, the Company was released from a note obligation of $799 in exchange for releasing certain assets and equipment with a carrying value of $0 to the former owner of one of the operating entities of the agriculture equipment. Also, in September 2002, the Company negotiated the settlement of a commission due on the attempted sale of the previously discontinued Agriculture Equipment Segment assets and recorded a gain of $145. The gain related to the discontinued agricultural equipment segment recorded in fiscal 2002 was $1,384, and is reported as discontinued operations in the consolidated statements of operations for the year ended September 30, 2002.

Note 19. Related Parties

        On September 30, 2004, the Company entered into an Amended and Restated Management Services Agreement with American Industrial Partners ("AIP Advisor") and Dolphin Advisors, LLC ("Dolphin Advisor"). AIP Advisor is an affiliate of AIP, and Dolphin Advisor is an affiliate of Dolphin Offshore Partners, L.P. and Dolphin Direct Equity Partners, L.P. (together, "Dolphin"). Prior to the fiscal 2004 recapitalization transaction discussed in Note 15, Dolphin held approximately 13% of the outstanding shares of the Series B preferred stock and 16.4% of the outstanding shares of Series A-1 preferred stock. The restated management services agreement amends and restates the previously existing Management Services Agreement, dated July 1, 2002, between the Company and AIP Advisor.

        Under the restated management services agreement, each of AIP Advisor and Dolphin Advisor will provide advisory and management services to the Company and its subsidiaries. As consideration for such services, commencing October 1, 2004 the Company is required to pay (i) an annual management fee to AIP Advisors equal to $80, and (ii) an annual management fee to Dolphin Advisors equal to $120. Such annual management fees are payable in quarterly installments. The Company's obligation to pay the annual fee to AIP Advisor or Dolphin Advisor will terminate automatically as of September 30, 2007. If AIP exercises the Put, as discussed in Note 15, the restated management services agreement, including the obligation to pay the annual fee to AIP Advisor, will remain with respect to AIP Advisor until the Company has satisfied its obligations to AIP under the Put. Under the previously existing Management Services Agreement, the Company paid an annual management fee of $400 in both fiscal 2004 and 2003 and $100 in fiscal 2002, which were recorded in administration expenses in the accompanying consolidated statements of operations.

        In March 2004, the Company issued 216,667 shares of restricted common stock to certain employees at $0.75 per share, which approximated the market value price at the date of the transaction. In addition, the Company issued stock options to each employee that purchased common stock in consideration for future services to be rendered. The total options granted were 866,667, which vest over a five year period from the date of grant.

        The Company engaged Taglich Brothers, Inc. ("Taglich") pursuant to a retainer agreement dated August 14, 2001 as placement agent with respect to various financings, including private equity financings. The Company paid a fee of $400 for assisting in the fiscal 2002 recapitalization effort, specifically completing the Series B investment transaction with AIP and $200 for (a) obtaining commitments from persons to purchase additional shares of Series B preferred stock from investors other than AIP and its affiliates; (b) obtaining tenders from the holders of at least 90% of the Series A preferred stock in the Exchange Offer; and (c) obtaining commitments from at least 90% of the holders of 7.5% Convertible Subordinated Debentures to extend the maturity date of such debentures to 24 months from the closing of the purchase of the Series B preferred stock under the Stock Purchase Agreement. Douglas E. Hailey, who is a director of the Company, is affiliated with Taglich. The $400 fee accrued in 2002 was paid as $280 in cash in fiscal 2002 and 181,819 shares of the Company's common stock, valued at $120, were issued in fiscal 2003.

        The Company paid to Mr. Samuel Greenawalt, a director of the Company, a fee of $50 for his assistance in the sale of the Company's global positioning system business, GeoFocus. The fee accrued in the year ended September 30, 2002 was paid as $40 cash in fiscal 2002 and 15,151 shares of the Company's common stock, valued at $10, were issued in fiscal 2003.

        During the fourth quarter of fiscal 2003, the Company issued 3,550 additional Series B preferred stock for $355. These shares were issued to three of the Company's officers and one employee of AIP. All of these shares of Series B preferred stock were converted into common shares as part of the fiscal 2004 recapitalization as discussed in Note 15.

        In August 2003, the Company redeemed 500 shares from Company officers of the outstanding Series A preferred stock for $73, which included accrued dividends of $23.

Note 20. Business Segment Information

        The Company accounts for its segments in accordance with SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Inter-segment revenues and related earnings are not material. Management evaluates segment performance primarily based on revenue and operating income; therefore, other items included in pretax income, consisting primarily of interest income or expense, are not reported in segment results. The Company used aggregation criteria to present segment information through 2002. The Company operated in two business segments: (1) vehicle components and (2) electrical components. As a result of terminating and selling certain product lines, the Company has no significant current operations in the electrical components segment. In prior years, the electrical components segment met certain quantitative thresholds for disclosure pursuant to SFAS No. 131. Therefore financial information for the electrical components segment is shown for the year ended September 30, 2002.

2002
Net sales by classes of similar products from continuing operations
Vehicle components	$51,598
Electrical components and GPS	319

Total net sales from continuing operations	$51,917

Income (loss) from continuing operations
Vehicle components	$3,868
Electrical components and GPS	(804)
Loss on impairment of assets—AJAY SPORTS, INC.	(3,565)

Total loss from continuing operations	$(501)

Identifiable assets
Vehicle components	$26,115
Electrical components and GPS	76
Corporate	131

Total assets	$26,322

Capital expenditures
Vehicle components	$1,229

Total capital expenditures	$1,229

Depreciation and amortization
Vehicle components	$2,487
Electrical components and GPS	185

Total depreciation and amortization	$2,672

        In December 2002, the Company recorded a $100 gain from the release of escrow funds related to the sale of GeoFocus, the Company's previously owned global positioning system business and part of the electrical components segment. The gain has been recorded in other (income) expense on the accompanying consolidated statements of operations for year ended September 30, 2003.

        For geographic information, revenues are allocated between the United States and International, depending on whether the shipments are to customers within the United States or located outside the

United States. Long-lived assets outside the United States were immaterial for all periods presented. Revenues for each geographic location are as follows:

Year ended September 30,	2004	2003	2002
Canada	$5,998	$5,387	$5,172
Sweden/Belgium	7,007	6,009	5,315
Mexico	1,761	1,211	1,474
Other	4,299	3,252	2,838

Net Sales-export	19,065	15,859	14,799
United States	38,985	35,443	37,118

	$58,050	$51,302	$51,917

Note 21. Employment Agreements

        In January 2003, the Company entered into employment agreements with its three executive vice presidents. Each contract is for a term of four years beginning October 1, 2002 and specifies an initial base salary per year, plus bonus based on parameters established by the board of directors. The agreements also provide for a one-year severance payment under certain circumstances in the event the Company terminates the agreements prior to the end of the contract period. The employment agreement for one of the above mentioned executive vice presidents was assigned to Teleflex, Incorporated as part of the sale of assets of the passenger car and light truck product lines; however, the Company has retained an obligation for one-half of the severance associated with the employment agreement under certain circumstances.

        The Company has entered into an employment agreement with Patrick W. Cavanagh for the position of President and Chief Executive Officer. The agreement was finalized in the fourth quarter of fiscal 2004 and Mr. Cavanagh's employment commenced on October 4, 2004. The contract specifies an initial base salary per year, bonus parameters established by the board of directors, relocation assistance and stock options grants to be made in fiscal 2005. The agreement also provides for severance payments under certain circumstances in the event the Company terminates the agreement prior to the end of the contract period.

Note 22. Quarterly Data (unaudited)

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)	Annual
Continuing operations:
Net sales	$12,538	$14,477	$15,127	$15,908	$58,050
Cost of sales	8,696	10,016	10,098	10,424	39,234

Gross profit	$3,842	$4,461	$5,029	$5,484	$18,816

Operating expenses (excluding losses & gains)	$1,763	$2,353	$2,383	$2,599	$9,098

(Gain) loss from discontinued operations	$164	$84	$41	$(111)	$178

Loss on extinguishment of Series B preferred stock	$—	$—	$—	$19,770	$19,770

Net income (loss)	$1,090	$1,162	$1,472	$(7,782)	$(4,058)

Income (loss) per common share—basic	$0.03	$0.04	$0.04	$(0.33)	$(0.19)

Income (loss) per common share—diluted	$0.03	$0.04	$0.04	$(0.33)	$(0.19)

2003	First Quarter	Second Quarter(2)	Third Quarter	Fourth Quarter(2)(3)	Annual
Continuing operations:
Net sales	$11,981	$13,054	$12,381	$13,886	$51,302
Cost of sales	8,978	10,792	9,541	11,015	40,326

Gross profit	$3,003	$2,262	$2,840	$2,871	$10,976

Operating expenses (excluding losses & gains)	$2,281	$2,571	$2,457	$2,832	$10,141

Gain from settlement with customer	$—	$(951)	$—	$—	$(951)

(Gain) loss from discontinued operations	$49	$(70)	$(19)	$148	$108

Net income (loss)	$895	$625	$324	$(908)	$936

Income (loss) per common share—basic	$0.01	$0.00	$(0.02)	$(0.05)	$(0.05)

Income (loss) per common share—diluted	$0.01	$0.00	$(0.02)	$(0.05)	$(0.05)

(1)
In the fourth quarter of fiscal 2004, the Company recorded a $19,770 loss on extinguishment of debt (see Note 15). The Company also recorded an income tax benefit of $9,265 primarily related to the reversal of the valuation allowance on its deferred tax assets as of September 30, 2004 (see Note 12).

(2)
In the second quarter of fiscal 2003, the Company recorded a $985 warranty accrual related to higher than normal warranty claims with one customer. In the fourth quarter of fiscal 2003, an additional accrual of $336 was recorded related to these warranty claims based on actual results to date and the Company's assessment of its remaining obligation. In addition, during the fourth quarter of fiscal 2003, the Company recorded a $225 warranty accrual related to higher than normal warranty claims with one customer in the passenger car and light truck product lines (see Note 2).

(3)
In the fourth quarter of fiscal 2003, dividends and accretion of $731 for Series B preferred stock was recorded as interest expense and thus deducted from net income (see Note 15). In addition, in the fourth quarter of 2003 the Company recorded a $320 reduction in its post retirement medical liability (see Note 11).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee	$3,000
Legal fees and expenses*	$100,000
Accounting fees and expenses*	$25,000
Printing and engraving expenses*	$10,000
Miscellaneous*	$2,000

Total	$140,000

*
Estimated for the purpose of this filing.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Delaware General Corporation Law permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our Certificate of Incorporation conforms to the Delaware General Corporation Law. Our Certificate of Incorporation, as amended, is incorporated by reference as Exhibit 3.01 to this registration statement.

        Our Certification of Incorporation provides that to the fullest extent permitted by Delaware law, or to a greater extent if consistent with the law and if provided by resolution of the Company's stockholders or directors, or in a contract, the Company has the right and/or duty to indemnify any person who is or was a director, officer, employee or agent of the Company.

        Our Bylaws provide that to the full extent permitted by Delaware law, the Company shall indemnify any current or former directors, or current or former officers, employees or agents of the corporation who are not directors, who are made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceedings, whether criminal, civil, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person or such persons is or was a director or officer of the Company, or is or was serving any other enterprise as a director, officer, member, employee or agent at the request of the Company, except that such indemnity shall not apply to liabilities incurred by reason of such person's gross negligence or willful misconduct.

        Our Bylaws also provide that to the full extent permitted by Delaware law, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, except that such indemnity shall not apply to liabilities incurred by reason of such person's material breach of an agreement by such person with the Company, and except that such indemnification shall generally not apply in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company.

        In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. We have entered into indemnity agreements with two of our directors, Douglas E. Hailey and H. Samuel Greenawalt. These agreements provide that we will indemnify Messrs. Hailey and Greenawalt from and against claims arising out of them serving as directors of the Company. We are not required to indemnify them in certain circumstances, including when a claim is covered by insurance or when a claim arises out of illegal or fraudulent conduct of the indemnitee.

        The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, the registrant has issued and sold unregistered securities as set forth below. We did not utilize an underwriter in any of these transactions. The recipients of securities in each transaction represented their intention to acquire the securities without a view to the distribution thereof. All the securities were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended. Accordingly, they are restricted securities under Rule 144, and appropriate restrictive legends were affixed to the securities in each transaction:

Fiscal 2002 Recapitalization

        On July 1, 2002, we completed a recapitalization transaction with American Industrial Partners Capital Fund III, L.P. ("AIP") (a selling stockholder under this registration statement) in which an affiliate of AIP invested $13,000,000 in the Company by acquiring 130,000 shares of our newly authorized Series B preferred stock. We received net cash proceeds of approximately $10,485,000. As a result of the transaction, AIP was entitled to and did elect a majority of the members of our board of directors. Concurrently, an investor group that held $2,000,000 of our 12% secured Subordinated Debentures exchanged those securities for $2,000,000 of Series B preferred stock.

Fiscal 2004 Recapitalization

        On September 30, 2004, we completed a recapitalization transaction with our Series B and Series A-1 preferred stock stockholders. In connection with this transaction, we redeemed 98,114 shares of Series B preferred stock for $26,436,000, converted the outstanding shares of Series A-1 preferred stock into 11,848,740 shares of common stock, and converted the remaining 55,436 shares of Series B preferred stock into 11,761,495 shares of common stock. Upon completion of this transaction, all outstanding Series B and Series A-1 preferred stock were either redeemed or converted into common stock.

Sale of Restricted Common Stock To Employees

        In March 2004, the Company issued 216,667 shares of restricted common stock to certain employees at $0.75 per share, which approximated the market value price at the date of the transaction. These employees consisted of Gary Hafner, John Herrick, Mark Koenen, Sajid Parvez, Tom Butwin, Bob Beasley, Trent Smith, Mike Rusk, Keith Neubauer, Sandy Biederman and Jan Umbras.

Placement Agent Retainer Agreement

        The Company engaged Taglich Brothers, Inc. pursuant to a retainer agreement dated August 14, 2001 as placement agent with respect to various financings. The Company paid Taglich Brothers, Inc. a fee of $400,000 for assisting in the fiscal 2002 recapitalization effort. The $400,000 fee accrued in 2002, and was paid as follows: (i) the Company paid $280,000 in cash in fiscal 2002, and (ii) the Company issued 181,819 shares of its common stock, valued at $120,000, in fiscal 2003.

Sale of WMCO-Geo, Inc.

        The Company paid to Mr. Samuel Greenawalt, a director of the Company, a fee of $50,000 for his assistance in the sale of the Company's global positioning system business, WMCO-Geo, Inc. The fee accrued in the year ended September 30, 2002, and was paid as follows: (i) the Company paid $40,000 cash in fiscal 2002, and (ii) the Company issued 15,151 shares of its common stock, valued at $10,000, in fiscal 2003.

Sale of Series B Preferred Stock

        During the fourth quarter of fiscal 2003, the Company issued 3,550 shares of Series B preferred stock for $355,000. These shares were issued to three of the Company's officers and one employee of AIP. All of these shares of Series B preferred stock were converted into common shares as part of the Fiscal 2004 Recapitalization discussed above in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The Financial Statements listed on the index on Page F-1 and the following Exhibits are included herein by reference. All other schedules are omitted, either because they are not applicable or because the required information is shown in the financial statements or the notes thereto.

EXHIBITS

Exhibit Number	Description
2.01	Asset Purchase Agreement, dated as of September 30, 2003, by and among the Company, Teleflex Incorporated and Teleflex Automotive Incorporated (Incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed on December 9, 2003)
3.01	Certificate of Incorporation of the Registrant as amended. (Incorporated by reference to Exhibit 3.1 to the Registrant's annual report on form 10-K for the fiscal year ended September 30, 1995)
3.02	Restated By-Laws of the Registrant as amended July 1, 2002. (Incorporated by reference to Exhibit 3.6 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2002)
4.01
Specimen Unit Certificate (including Specimen Certificate for shares of Common Stock and Specimen Certificate for the Warrants). (Incorporated by reference to Exhibits 1.1 and 1.2 to the Registrant's Registration Statement on Form 8-A, Commission File No. 0-18083, filed with the Commission on November 1, 1989)
4.02
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (Incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on form 10-Q for the quarter ended March 31, 1998)
4.03
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series. (Incorporated by reference to Exhibit 3.3 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2002)
4.04
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series (Incorporated by reference to Exhibit (d)(v) to the Schedule TO-I/A filed on July 5, 2002)

4.05		Certificate of Elimination for Mandatory Preferred Stock (Incorporated by reference to Exhibit (d)(vi) to the Schedule TO-I/A filed on July 5, 2002)
4.06
Certificate of Amendment to the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
4.07
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series C Preferred Stock, 15% Redeemable Non-Convertible Series (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
4.08
Certificate of Amendment to the Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
*5.01		Opinion of Davis Wright Tremaine LLP re: legality
10.01	(a)	Form of Indemnification Agreement for H. Samuel Greenawalt. (Incorporated by reference to Exhibit 10.1(c) to the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 1993)
10.01	(b)	Form of Indemnification Agreement for Douglas E. Hailey (Incorporated by reference to Exhibit 10.1(a) to the Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 2001)
10.02		The Company's 1995 Stock Option Plan for Non-Employee Directors. (Incorporated by reference to Exhibit 10.3 to the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1995)
10.03		The Registrant's 1993 Stock Option Plan as amended to date. (Incorporated by reference to Exhibit 10.4(b) to the Registrant's annual report on Form 10-k for the fiscal year ended September 30,1998)
10.05
Master Services Agreement, dated as of July 1, 2002, by and among American Industrial Partners, a Delaware general partnership, and the Company (Incorporated by reference to Exhibit (d)(ix) to the Schedule TO-I/A filed on July 5, 2002)
10.06		Dolphin Side Letter, dated as of July 1, 2002 (Incorporated by reference to Exhibit (d)(xi) to the Schedule TO-I/A filed on July 5, 2002)
10.07		Form of Amended and Restated Subordinated Debenture Due July 1, 2004 (Incorporated by reference to Exhibit (d)(xii) to the Schedule TO-I/A filed on July 5, 2002)
10.08
Amended and Restated Credit Agreement, including Promissory Notes for the Revolving Credit Loan and Terms Loans A and B, dated July 1, 2002 (Incorporated by reference to Exhibit (d)(xiii) to the Schedule TO-I/A filed on July 5, 2002)
10.09
Put/Call Option Agreement, dated September 30, 2004, between Williams and American Industrial Partners Capital Fund III, L.P. (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)

10.10
Credit Agreement, dated September 27, 2004, among Williams, Williams Controls Industries, Inc., a wholly-owned subsidiary of Williams, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
10.11
Amended and Restated Management Services Agreement, dated September 30, 2004, among Williams, American Industrial Partners and Dolphin Advisors, LLC (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
18
Preferability Letter of Independent Registered Public Accounting Firm related to the change in the measurement date for Williams pension plans from September 30 to August 31 (Incorporated by reference to Exhibit 18 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2004)
**21.01	Schedule of Subsidiaries
**23.01	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.02	Consent of Davis Wright Tremaine LLP (Filed as part of Exhibit 5.01)
**24	Power of Attorney (Included on the signature page)

*
Filed herewith.

**
Filed previously.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4)   Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized at Portland, Oregon, on June 14, 2005.

WILLIAMS CONTROLS, INC.
By:	/s/ PATRICK W. CAVANAGH Patrick W. Cavanagh PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the 7th day of June, 2005, by the following persons in the capacities indicated:

Signature	Title

/s/ PATRICK W. CAVANAGH Patrick W. Cavanagh	President, Chief Executive Officer and Director
/s/ DENNIS E. BUNDAY Dennis E. Bunday	Chief Financial Officer
* R. Eugene Goodson	Director (Chairman of the Board)
* Douglas E. Hailey	Director
* William I. Morris	Director
* Peter E. Salas	Director
* Donn J. Viola	Director

* Kirk R. Ferguson	Director
* H. Samuel Greenawalt	Director
* Carlos P. Salas	Director
By:	/s/ DENNIS E. BUNDAY Dennis E. Bunday Attorney-in-fact

Exhibit Index

Exhibit Number		Description
2.01		Asset Purchase Agreement, dated as of September 30, 2003, by and among the Company, Teleflex Incorporated and Teleflex Automotive Incorporated (Incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K filed on December 9, 2003)
3.01		Certificate of Incorporation of the Registrant as amended. (Incorporated by reference to Exhibit 3.1 to the Registrant's annual report on form 10-K for the fiscal year ended September 30, 1995)
3.02		Restated By-Laws of the Registrant as amended July 1, 2002. (Incorporated by reference to Exhibit 3.6 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2002)
4.01
Specimen Unit Certificate (including Specimen Certificate for shares of Common Stock and Specimen Certificate for the Warrants). (Incorporated by reference to Exhibits 1.1 and 1.2 to the Registrant's Registration Statement on Form 8-A, Commission File No. 0-18083, filed with the Commission on November 1, 1989)
4.02
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A Preferred Stock, 7 1/2% Redeemable Convertible Series (Incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on form 10-Q for the quarter ended March 31, 1998)
4.03
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series. (Incorporated by reference to Exhibit 3.3 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 2002)
4.04
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series (Incorporated by reference to Exhibit (d)(v) to the Schedule TO-I/A filed on July 5, 2002)
4.05		Certificate of Elimination for Mandatory Preferred Stock (Incorporated by reference to Exhibit (d)(vi) to the Schedule TO-I/A filed on July 5, 2002)
4.06
Certificate of Amendment to the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series A-1 Preferred Stock, Non-Redeemable Convertible Series (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
4.07
Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series C Preferred Stock, 15% Redeemable Non-Convertible Series (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
4.08
Certificate of Amendment to the Certificate to Provide for the Designation, Preferences, Rights, Qualifications, Limitations or Restrictions Thereof, of the Series B Preferred Stock, 15% Redeemable Convertible Series (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
*5.01		Opinion of Davis Wright Tremaine LLP re: legality
10.01	(a)	Form of Indemnification Agreement for H. Samuel Greenawalt. (Incorporated by reference to Exhibit 10.1(c) to the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 1993)

10.01	(b)	Form of Indemnification Agreement for Douglas E. Hailey (Incorporated by reference to Exhibit 10.1(a) to the Registrant's quarterly report on Form 10-Q for the quarter ended December 31, 2001)
10.02		The Company's 1995 Stock Option Plan for Non-Employee Directors. (Incorporated by reference to Exhibit 10.3 to the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1995)
10.03		The Registrant's 1993 Stock Option Plan as amended to date. (Incorporated by reference to Exhibit 10.4(b) to the Registrant's annual report on Form 10-k for the fiscal year ended September 30,1998)
10.05
Master Services Agreement, dated as of July 1, 2002, by and among American Industrial Partners, a Delaware general partnership, and the Company (Incorporated by reference to Exhibit (d)(ix) to the Schedule TO-I/A filed on July 5, 2002)
10.06		Dolphin Side Letter, dated as of July 1, 2002 (Incorporated by reference to Exhibit (d)(xi) to the Schedule TO-I/A filed on July 5, 2002).
10.07		Form of Amended and Restated Subordinated Debenture Due July 1, 2004 (Incorporated by reference to Exhibit (d)(xii) to the Schedule TO-I/A filed on July 5, 2002)
10.08
Amended and Restated Credit Agreement, including Promissory Notes for the Revolving Credit Loan and Terms Loans A and B, dated July 1, 2002 (Incorporated by reference to Exhibit (d)(xiii) to the Schedule TO-I/A filed on July 5, 2002)
10.09
Put/Call Option Agreement, dated September 30, 2004, between Williams and American Industrial Partners Capital Fund III, L.P. (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
10.10
Credit Agreement, dated September 27, 2004, among Williams, Williams Controls Industries, Inc., a wholly-owned subsidiary of Williams, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
10.11
Amended and Restated Management Services Agreement, dated September 30, 2004, among Williams, American Industrial Partners and Dolphin Advisors, LLC (Incorporated by reference to the Registrant's report on Form 8-K, filed on September 29, 2004)
18
Preferability Letter of Independent Registered Public Accounting Firm related to the change in the measurement date for Williams pension plans from September 30 to August 31 (Incorporated by reference to Exhibit 18 to the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2004)
**21.01		Schedule of Subsidiaries
**23.01		Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.02		Consent of Davis Wright Tremaine LLP (Filed as part of Exhibit 5.01)
**24		Power of Attorney (Included on the signature page)

*
Filed herewith.

**
Filed previously.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA (in thousands except per share data)
SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (unaudited) (in thousands except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in thousands, except share and per share data)
Financial Summary (Dollars in Thousands)
Financial Summary (Dollars in Thousands)
REGISTRATION RIGHTS AGREEMENTS
DESCRIPTION AND PRICE RANGE OF CAPITAL STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
BUSINESS (dollars in thousands, except share information)
DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
ELIMINATION OF DIRECTOR LIABILITY
INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS OF THE COMPANY
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
Index to Consolidated Financial Statements
Part I
  Item 1. Financial Statements
Williams Controls, Inc. Condensed Consolidated Balance Sheet (Dollars in thousands, except share and per share information) (Unaudited)
Williams Controls, Inc. Condensed Consolidated Statement of Stockholders' Deficit (Dollars in thousands, except share information) (Unaudited)
Williams Controls, Inc. Condensed Consolidated Statements of Operations (Dollars in thousands, except share and per share information) (Unaudited)
Williams Controls, Inc. Condensed Consolidated Statements of Cash Flows (Dollars in thousands) (Unaudited)
Williams Controls, Inc. Notes to Condensed Consolidated Financial Statements Six Month periods ended March 31, 2005 and 2004 (Dollars in thousands, except share and per share amounts) (Unaudited)
Report of Independent Registered Public Accounting Firm
Williams Controls, Inc. Consolidated Balance Sheets (Dollars in thousands, except share and per share information)
Williams Controls, Inc. Consolidated Statements of Stockholders' Deficit (Dollars in thousands)
Williams Controls, Inc. Consolidated Statements of Operations (Dollars in thousands, except share and per share information)
Williams Controls, Inc. Consolidated Statements of Cash Flows (Dollars in thousands)
Williams Controls, Inc. Consolidated Statements of Comprehensive Loss (Dollars in thousands)
Notes to Consolidated Financial Statements Years Ended September 30, 2004, 2003 and 2002 (Dollars in thousands, except share and per share amounts)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS
SIGNATURES
Exhibit Index